Form 10-K405, Exhibit 13
period 1995-07-02
LINEAR TECHNOLOGY CORP /CA/
filed 1995-09-29
CIK 791907

EXHIBIT 13.1

LINEAR TECHNOLOGY CORPORATION
QUARTERLY RESULTS AND STOCK MARKET DATA (UNAUDITED)
In thousands, except per share amounts
================================================================================

Fiscal 1995                       July 2,      Apr. 2,     Jan. 1,      Oct. 2,
Quarter Ended                      1995         1995        1995         1994
--------------------------------------------------------------------------------
Net sales                         $76,703      $68,135     $62,103      $58,082
Gross profit                       53,205       46,983      42,111       39,461
Net income                         25,817       21,805      19,244       17,830
Net income per share                 0.34         0.28        0.25         0.24
Cash dividend paid per share        0.035        0.035       0.035        0.030
Stock price range per share:
        High                        33.62        29.50       24.75        24.62
        Low                         26.88        23.00       20.00        18.88

Fiscal 1994                       July 3,      Apr. 3,     Jan. 2,    Sept. 26,
Quarter Ended                      1994         1994        1994         1993
--------------------------------------------------------------------------------
Net sales                         $55,804      $51,667     $48,027      $45,040
Gross profit                       37,908       34,835      31,314       28,845
Net income                         16,703       15,217      13,099       11,808
Net income per share                 0.22         0.20        0.17         0.16
Cash dividend paid per share        0.030        0.030       0.030        0.025
Stock price range per share:
        High                        23.88        24.38       19.38        18.50
        Low                         19.38        19.00       15.50        14.12

On July 25, 1995, the Company declared a two-for-one split of its common stock to shareholders of record on August 11, 1995. All share and per share information have been restated to reflect the stock split.

Fiscal year 1995 had 52 weeks, whereas fiscal year 1994 had 53 weeks with 14 weeks during the quarter ended January 2, 1994.

Net income per share amounts are based on the weighted average common and common equivalent shares outstanding during the quarter.

The stock activity in the above table is based on the high and low closing bid prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the Nasdaq National Market under the symbol LLTC.

At July 2, 1995, there were approximately 789 shareholders of record.


LINEAR TECHNOLOGY CORPORATION
SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND
In thousands, except per share amounts
================================================================================

FIVE FISCAL YEARS
ENDED JULY 2, 1995                  1995      1994      1993      1992      1991
--------------------------------------------------------------------------------
Income statement information

Net sales                       $265,023  $200,538  $150,867  $119,440  $ 94,152
Net income                        84,696    56,827    36,435    25,017    16,939
Net income per share                1.11      0.75      0.49      0.35      0.24
Shares used in the calculation
     of net income per share      76,328    75,352    73,814    72,432    70,416

Balance sheet information

Cash and short-term
     investments                $250,222  $176,801  $127,878  $ 95,278  $ 69,225
Total assets                     367,553   268,399   196,492   159,799   120,742
Long-term debt and non-current
     capital lease obligations      --        --         259     1,726     6,439
Cash dividends paid per share       0.14      0.12      0.08       --        --
--------------------------------------------------------------------------------

During fiscal year 1993, the Company initiated a quarterly cash dividend program. No cash dividends were declared or paid prior to fiscal year 1993.
--------------------------------------------------------------------------------

                                    E13.1-1

LINEAR TECHNOLOGY CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


Results of Operations

     The table below states the income statement items as a percentage of net sales and provides the percentage change of such items compared to the prior fiscal year amount.

                                                                      Percentage
                                              Fiscal Year Ended        Increase
                                              -----------------       ----------
                                                                      1995  1994
                                          July 2,  July 3, June 27,   over  over
                                             1995    1994     1993    1994  1993
--------------------------------------------------------------------------------
Net sales                                  100.0%   100.0%   100.0%    32%   33%
Cost of sales                               31.4     33.7     37.8     23    19
--------------------------------------------------------------------------------
   Gross profit                             68.6     66.3     62.2     37    42
--------------------------------------------------------------------------------
Expenses:
   Research and development                  9.0      9.2      9.8     30    25
   Selling, general and administrative      14.3     16.3     17.4     16    24
--------------------------------------------------------------------------------
                                            23.3     25.5     27.2     21    24
--------------------------------------------------------------------------------
   Operating income                         45.3     40.8     35.0     46    55
--------------------------------------------------------------------------------
Interest income, net `                       3.2      2.3      1.9     85    55
--------------------------------------------------------------------------------
Income before income taxes                  48.5%    43.1%    36.9%    49%   55%
================================================================================
Effective tax rates                         34.1%    34.3%    34.6%
--------------------------------------------------------------------------------

     Net sales in fiscal 1995 increased 32% over fiscal 1994 and 76% over fiscal 1993, as net sales were $265.0 million in fiscal 1995 compared to $200.5 million in fiscal 1994 and $150.9 million in fiscal 1993. The increases in net sales were due primarily to higher unit sales. The average selling price in fiscal 1995 increased slightly as compared to the average selling prices in fiscal 1994 and 1993. As a percentage of net sales, proprietary product sales were approximately 92% in fiscal 1995, 89% in fiscal 1994, and 87% in fiscal 1993.

     Each of the Company's major geographic markets showed increases in net sales in fiscal 1995 as compared to the prior fiscal year with the Asia Pacific and Japan areas experiencing the largest percentage increases. International sales constituted 49% of net sales in fiscal 1995 as compared to 45% for fiscal 1994 and 40% for fiscal 1993.

     Gross profit was $181.8 million, or 68.6% of net sales, in fiscal 1995 as compared to $132.9 million, or 66.3% of net sales, in fiscal 1994 and $93.8 million, or 62.2% of net sales, in fiscal 1993. The continued increase in gross profit as a percentage of net sales was due primarily to the absorption of fixed costs over the increased sales volume and the cost savings from the Singapore test manufacturing operations, where the majority of incremental sales units have been tested.

                                    E-13.1-2

     Research and development expenses in fiscal 1995 were $23.9 million, or 9.0% of net sales, compared to $18.4 million, or 9.2% of net sales, in fiscal 1994 and $14.8 million, or 9.8% of net sales, in fiscal 1993. The spending increases for the past two years were mostly related to increased staffing of and compensation to design engineering personnel and increased mask sets and prototype wafer expenses. As a percentage of net sales, research and development expenses for fiscal 1995 decreased slightly as compared to the percentage for fiscal 1994 due primarily to support engineering labor increasing at a lower rate than the increase in net sales.

     Selling, general and administrative expenses continued to decline as a percentage of net sales as fiscal 1995 expenses were $37.9 million, or 14.3% of net sales, compared to $32.6 million, or 16.3% of net sales, in fiscal 1994 and $26.3 million, or 17.4% of net sales, in fiscal 1993. As a percentage of net sales, selling, general and administrative expenses continued to decline due to proportionally lower labor costs, commissions and other expenses. Selling, general and administrative staffing increased at a much lower rate than sales growth and therefore labor costs and other expenses have increased at a lower percentage than the increase in net sales. Commission expense as a percentage of net sales decreased in fiscal 1995 due to proportionally lower domestic sales as most domestic sales are subject to commission whereas, practically all international sales are commission-free.

     Net interest income in fiscal 1995 increased 85% from fiscal 1994, as net interest income was $8.5 million in fiscal 1995 versus $4.6 million in fiscal 1994 and $3.0 million in fiscal 1993. The increase in interest income for fiscal 1995 as compared to fiscal 1994 was due to the higher interest income earned as a result of an increase in overall interest rates from the prior year and additional interest income realized from higher investment balances in fiscal 1995 as compared to fiscal 1994. Net interest income for fiscal 1994 increased 55% over net interest income for fiscal 1993 due to interest earned on the higher investment balances and lower interest expense due to reductions of debt obligations. Net interest income in fiscal 1994 was slightly negatively impacted by a lower average interest rate in fiscal 1994 as compared to the average interest rate in fiscal 1993.

     The Company's effective tax rate in fiscal 1995 was 34.1% as compared to 34.3% in fiscal 1994 and 34.6% in fiscal 1993. The effective tax rate for fiscal 1995 declined from the tax rate in fiscal 1994 primarily due to the increased activity and, therefore, tax benefits from the Singapore operations, which has been granted a tax holiday. The lower effective tax rate in fiscal 1994 as compared to the tax rate in fiscal 1993 was due primarily to the reinstatement of the federal research and development tax credit.

     Net income for fiscal 1995 was $84.7 million ($1.11 per share) versus $56.8 million ($0.75 per share) for fiscal 1994 and $36.4 million ($0.49 per share) for fiscal 1993. Net income increased in fiscal 1995 primarily due to the increase in net sales while operating expenses declined as a percentage of net sales for the factors mentioned above. During fiscal 1995, the Company opened an assembly plant in Penang, Malaysia which resulted in a significant increase in the volume of parts assembled internally instead of at subcontractors. Consequently, net sales per employee for fiscal 1995 declined slightly from fiscal 1994 due to the added assembly employees. However, net income per employee increased from $57 thousand in fiscal 1994 to $63 thousand in fiscal 1995.

Factors Affecting Future Operating Results
     Past performance of the Company may not be a good indicator of future performance due to factors affecting the Company, its competitors, the semiconductor industry and the overall economy. The semiconductor industry is characterized by rapid technological change, price erosion, cyclical market patterns, occasional shortages of materials, capacity constraints, variation in manufacturing efficiencies and significant expenditures for capital equipment and product development. Furthermore, new product introductions and patent protection of existing products are critical factors for future sales growth and sustained profitability.

     Although the Company believes that it has the product lines, manufacturing facilities and technical and financial resources for its current operations, sales and profitability can be significantly affected by the above and other factors. Additionally, the Company's common stock could be subject to significant price volatility should sales and/or earnings fail to meet expectations of the investment community.

                                    E13.1-3

Liquidity and Capital Resources

     During fiscal 1995, the Company increased its cash and short-term investments by $73.4 million to a total of $250.2 million at July 2, 1995. The Company achieved this increase in cash while making significant capital expenditures for future growth and increasing its dividends to shareholders. At the end of fiscal 1995, working capital was $260.9 million and the Company had no long-term debt.

     The Company's operations continue to be its main source of cash. Net income for fiscal 1995 increased 49% over net income for fiscal 1994 as net income was $84.7 million in fiscal 1995 compared to $56.8 million in fiscal 1994. Additionally, depreciation and amortization expense, a non-cash expense, was $8.6 million in fiscal 1995 versus $6.3 million in fiscal 1994.

     The proceeds and tax benefits from common stock issued under stock option plans totaled $16.3 million in fiscal 1995 as compared to $13.7 million in fiscal 1994. Although the number of shares issued under employee stock plans declined from fiscal 1994 to fiscal 1995, the proceeds increased by $1.6 million due to higher average exercise and purchase prices. Generally, when an employee exercises a nonstatuatory stock option under the Company's option plans, the gain that an employee receives is tax deductible to the Company. Due to the increase in the market value of the Company's common stock in fiscal 1995, the tax benefit from the exercise of stock options realized by the Company was approximately $1.0 million higher in fiscal 1995 as compared to that in fiscal 1994.

     The Company purchased $22.1 million in capital assets in fiscal 1995 which brings the total spending for buildings and equipment to $38.3 million over the past two fiscal years. During fiscal 1995, the Company spent approximately $1.7 million for wafer fabrication equipment at its Milpitas facility. In fiscal 1995, the Company commenced construction of a wafer fabrication plant in Camas, Washington. The initial investment in the project, including equipment, is estimated at approximately $35-40 million of which approximately $1 million was spent in fiscal 1995. Manufacturing production is scheduled to begin in calendar 1996.

     During fiscal 1995, the Company opened its new assembly facility in Penang, Malaysia. Total cost for plant construction and equipment for the Penang facility over the past two years was approximately $15 million, of which $13.4 million was spent in fiscal 1995.

     The Company continues to expand its test and back-end capacity at its Singapore facility. During fiscal 1995, the Company added $3.5 million in equipment and facility improvements to the Singapore plant. Over the past two years, the Company has spent approximately $11 million plant construction and equipment for its Singapore manufacturing facility.

     Cash dividends of $9.8 million, or $0.14 per share, were paid by the Company in fiscal 1995 as compared to $8.3 million, or $0.12 per share, in fiscal 1994. In July 1995, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.04 per share. Future dividends will be based on quarterly financial performance.

     Historically, the Company has satisfied its liquidity needs through cash generated from operations, the placement of equity securities and the utilization of lease financing for capital equipment and facilities. Given its strong financial condition and performance, the Company's near-term plan is to primarily finance its capital needs internally.

                                    E13.1-4

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
In thousands, except per share amounts
================================================================================

THREE YEARS ENDED JULY 2, 1995                    1995        1994        1993
--------------------------------------------------------------------------------
Net sales                                       $265,023    $200,538    $150,867
Cost of sales                                     83,263      67,636      57,036
--------------------------------------------------------------------------------
  Gross profit                                   181,760     132,902      93,831
--------------------------------------------------------------------------------
Expenses:
   Research and development                       23,931      18,394      14,773
   Selling, general and administrative            37,867      32,612      26,313
--------------------------------------------------------------------------------
                                                  61,798      51,006      41,086
--------------------------------------------------------------------------------
   Operating income                              119,962      81,896      52,745
--------------------------------------------------------------------------------
Interest income, net                               8,488       4,599       2,970
--------------------------------------------------------------------------------
Income before income taxes                       128,450      86,495      55,715
--------------------------------------------------------------------------------
Provision for income taxes                        43,754      29,668      19,280
--------------------------------------------------------------------------------
Net income                                      $ 84,696    $ 56,827    $ 36,435
================================================================================

Net income per share                            $   1.11    $   0.75    $   0.49
Shares used in the calculation of net income
   per share                                      76,328      75,352      73,814
--------------------------------------------------------------------------------
See accompanying notes.

                                    E13.1-5

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
In thousands, except share amounts
================================================================================

JULY 2, 1995 AND JULY 3, 1994                               1995         1994
--------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                              $ 48,146     $ 39,950
   Short-term investments                                  202,076      136,851
   Accounts receivable, net of allowance for
      doubtful accounts of $728 ($550 in 1994)              29,770       26,517
   Inventories:
      Raw materials                                          1,270        1,315
      Work-in-process                                        4,726        6,233
      Finished goods                                         3,723        2,468
--------------------------------------------------------------------------------
      Total inventories                                      9,719       10,016
   Deferred tax assets                                      20,608       14,691
   Prepaid expenses and other current assets                 6,432        3,101
--------------------------------------------------------------------------------
      Total current assets                                 316,751      231,126
--------------------------------------------------------------------------------
Property, plant and equipment, at cost:
   Land, building and improvements                          26,978       21,530
   Manufacturing and test equipment                         65,235       50,532
   Office furniture and equipment                            2,277        1,952
--------------------------------------------------------------------------------
                                                            94,490       74,014
--------------------------------------------------------------------------------
   Accumulated depreciation and amortization               (43,688)     (36,741)
--------------------------------------------------------------------------------
      Net property, plant and equipment                     50,802       37,273
--------------------------------------------------------------------------------
                                                          $367,553     $268,399
================================================================================

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                       $  6,545     $  5,255
   Accrued payroll and related benefits                     14,841       11,202
   Deferred income on shipments to distributors             17,227       12,165
   Income taxes payable                                     10,178        8,027
   Other accrued liabilities                                 7,037        6,272
--------------------------------------------------------------------------------
      Total current liabilities                             55,828       42,921
--------------------------------------------------------------------------------

Deferred tax liabilities                                     3,195        2,003
   Commitments
      Shareholders' equity:
      Preferred stock, no par value, 2,000,000 shares
         authorized, none issued or outstanding                 --           --
      Common stock, no par value, 120,000,000 shares
         authorized; 73,586,292 shares issued and
         outstanding (72,616,826 shares in 1994)           100,939       84,979
      Retained earnings                                    207,591      138,496
--------------------------------------------------------------------------------
         Total shareholders' equity                        308,530      223,475
--------------------------------------------------------------------------------
                                                          $367,553     $268,399
================================================================================

See accompanying notes.

                                    E13.1-6

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
In thousands
================================================================================

THREE YEARS ENDED JULY 2, 1995                         1995      1994      1993
================================================================================
Cash flow from operating activities:
  Net income                                      $  84,696 $  56,827  $ 36,435
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization                     8,563     6,339     5,806
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable     (3,253)   (6,511)     (287)
      Decrease (increase) in inventories                297    (1,640)     (455)
      Decrease (increase) in deferred tax assets (5,917) (4,283) (731) Decrease (increase) in prepaid expenses
        and other current assets                     (3,331)     (646)     (802)
      Increase (decrease) in accounts payable,
        payroll and other accrued liabilities         5,694     5,685     2,380
      Tax benefit from stock option transactions      8,734     7,775     4,654
      Increase (decrease) in deferred income
        on shipments to distributors                  5,062     4,138     1,189
      Increase (decrease) in income taxes payable 2,151 1,934 (1,465) Increase (decrease) in deferred tax
       liabilities                                    1,192       657       318
--------------------------------------------------------------------------------
  Cash provided by operating activities             103,888    70,275    47,042
--------------------------------------------------------------------------------
Cash flow from investing activities:
 Purchase of short-term investments                (146,832) (119,044) (158,299)
 Proceeds from sales and maturities of short-term
  investments                                        81,607    85,190   122,823
 Purchase of property, plant and equipment          (22,092)  (16,243)   (7,624)
--------------------------------------------------------------------------------
   Cash used in investing activities                (87,317)  (50,097)  (43,100)
--------------------------------------------------------------------------------
Cash flow from financing activities:
 Payments on long-term debt and capital lease
  obligations                                          --      (1,467)   (4,713)
 Issuance of common shares under employee stock
  plans                                               7,600     5,962     4,412
 Purchase of common stock                            (6,139)   (1,336)   (1,206)
 Payment of cash dividends                           (9,836)   (8,268)   (5,311)
--------------------------------------------------------------------------------
   Cash used in financing activities                 (8,375)   (5,109)   (6,818)
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents      8,196    15,069    (2,876)
Cash and cash equivalents, beginning of period       39,950    24,881    27,757
--------------------------------------------------------------------------------
Cash and cash equivalents, end of period          $  48,146 $  39,950 $  24,881
================================================================================
Supplemental disclosures of cash flow information:
 Cash paid during the fiscal year
  for income taxes                                $  37,594 $  23,585 $  16,504
--------------------------------------------------------------------------------

See accompanying notes.

                                    E13.1-7


LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
In thousands
==========================================================================================================
                                                                                                 Total
                                                      Common Stock               Retained    Shareholders'
   THREE YEARS ENDED JULY 2, 1995                  Shares       Amount           Earnings       Equity
----------------------------------------------------------------------------------------------------------
Balance at June 28, 1992                          70,021      $ 62,352           $ 61,179      $123,531
Issuance of common stock for cash under
  employee stock option and stock
  purchase plans                                   1,437         4,412                 --         4,412
Tax benefit from stock option transactions            --         4,654                 --         4,654
Purchase and retirement of common stock             (110)         (104)            (1,102)       (1,206)
Net income                                            --            --             36,435        36,435
Cash dividend -  $0.08 per share                      --            --             (5,311)       (5,311)
----------------------------------------------------------------------------------------------------------
Balance at June 27, 1993                          71,348        71,314             91,201       162,515
Issuance of common stock for cash under
  employee stock option and stock
  purchase plans                                   1,335         5,962                 --         5,962
Tax benefit from stock option transactions            --         7,775                 --         7,775
Purchase and retirement of common stock              (66)          (72)            (1,264)       (1,336)
Net income                                            --            --             56,827        56,827
Cash dividend - $0.12 per share                       --            --             (8,268)       (8,268)
----------------------------------------------------------------------------------------------------------
Balance at July 3, 1994                           72,617        84,979            138,496       223,475
Issuance of common stock for cash under
  employee stock option and stock
  purchase plans                                   1,289         7,600                 --         7,600
Tax benefit from stock option transactions            --         8,734                 --         8,734
Purchase and retirement of common stock             (320)         (374)            (5,765)       (6,139)
Net income                                            --            --             84,696        84,696
Cash dividend - $0.14 per share                       --            --             (9,836)       (9,836)
----------------------------------------------------------------------------------------------------------
Balance at July 2, 1995                           73,586      $100,939           $207,591      $308,530
==========================================================================================================

See accompanying notes.

                                    E13.1-8

LINEAR TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE YEARS ENDED JULY 2, 1995

1. Description of Business and Significant Accounting Policies

Description of Business and Export Sales

        Linear Technology Corporation (the Company) designs, manufactures and markets high performance linear integrated circuits. Applications for the Company's products include telecommunications, notebook and desk top computers, video/multimedia, computer peripherals, cellular telephones, industrial, automotive and process controls, network and factory automation products and satellites.

        Export sales by geographic area were as follows:

In thousands                 1995       1994       1993
-------------------------------------------------------
Europe                    $58,243    $48,099    $36,282
Japan                      26,371     15,593     10,842
Asia Pacific and other     44,870     27,053     13,854
-------------------------------------------------------
Total export sales       $129,484    $90,745    $60,978
=======================================================


Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany accounts and transactions. The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 1995 and 1993 were 52 week periods, whereas fiscal 1994 was a 53 week period.

        Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency. Foreign currency gains and losses, which were immaterial for fiscal 1995, 1994 and 1993, are reflected in income currently.

Cash Equivalents and Short-Term  Investments

        Cash equivalents are highly liquid investments with a maturity of three months or less. Investments with a maturity of over three months at the time of purchase are classified as short-term investments.

        Effective the beginning of fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the Statement, prior years financial statements have not been restated to reflect the change in accounting principle. The effect of adopting the Statement was not material to the Company's shareholders' equity.

        At the time of investment purchase and each balance sheet date, the Company determines the appropriate classification of its investments in debt and equity securities. As of July 2, 1995, all of the Company's investments in debt securities were classified as available-for-sale which means that although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities were carried at amortized cost which approximates fair market value. Realized gains and losses for the fiscal year ended July 2, 1995 were not significant. At July 2, 1995, the Company had no investments in equity securities.

                                    E13.1-9

        The estimated fair values of cash equivalents and short-term investments are based on quoted market prices. The following is a summary of investments as of July 2, 1995:

                                                   Gross     Gross     Estimated
                                      Amortized Unrealized Unrealized     Fair
In thousands                             Cost      Gains     Losses      Value
================================================================================
Cash equivalents:
   Money market funds and floating
     rate notes                        $ 26,952       4       $ --     $ 26,956
   Municipal bonds                       12,368      --          3       12,365
   Other debt securities                  4,934       4         --        4,938
--------------------------------------------------------------------------------
                                         44,254       8          3       44,259
--------------------------------------------------------------------------------
Short-term investments:
   Municipal bonds                      114,818      217       425      114,610
   U.S. Treasury securities and
     obligations of U.S.
     government agencies                 85,306      174       353       85,127
   Other debt securities                  1,952       28        --        1,980
--------------------------------------------------------------------------------
                                        202,076      419       778      201,717
--------------------------------------------------------------------------------
Total cash equivalents and
   short-term investments              $246,330     $427      $781     $245,976
================================================================================

        The amortized cost and estimated fair value of investments in debt securities at July 2, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

                                         Amortized    Estimated
In thousands                                Cost     Fair Value
---------------------------------------------------------------
Due in 1 year or less                     $188,441     $187,989
Due in 1-3 years                            57,889       57,987
---------------------------------------------------------------
Total cash equivalents and
   short-term investments                 $246,330     $245,976
===============================================================

Concentrations of Credit Risk

        The Company's investment policy restricts investments to high credit quality investments with a maturity of three years or less and limits the amount invested with any one issuer. Concentrations of credit risk with respect to accounts receivable are generally not significant due to the diversity of the Company's customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers' financial condition and requires collateral, primarily letters of credit, as deemed necessary.

        In fiscal 1995, sales to two of the Company's domestic distributors represented 13% and 10% of net sales for the fiscal year. In fiscal 1994, one domestic distributor accounted for 12% of net sales. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 1995, 1994 or 1993.

Inventories

        Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

        Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the term of the lease.

                                    E13.1-10

Deferred Income on Shipments to Distributors

        The Company sells to domestic distributors under agreements allowing price protection and right of return on merchandise unsold by the distributors. Because of the uncertainty associated with pricing concessions and future returns, the Company defers recognition of such sales and profits in its financial statements until the merchandise is sold by the domestic distributors. The Company estimates international distributor returns and defers a portion of international distributor sales and profits based on these estimated returns.

Income Taxes

        Effective the beginning of fiscal 1994, the Company changed its method of accounting for income taxes from the deferred method in accordance with APB Opinion No. 11 to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of adopting the Statement and the effect of the Statement on the results of operations were not material.

Common Stock

        In July 1995, the Company's Board of Directors declared a two-for-one split of the Company's common stock for shareholders of record as of August 11, 1995. All share and per share information have been restated to reflect the stock split.

Net Income per Share

        Net income per share is based upon the weighted average number of shares of common stock outstanding and common equivalent shares, if dilutive.

Reclassifications

        Certain fiscal 1994 and 1993 amounts have been reclassified to conform with the fiscal 1995 presentation.

2. Lease Commitments

        The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

        At July 2, 1995, the future minimum lease payments under noncancelable operating leases having an initial term in excess of one year were as follows: fiscal 1996: $1,481,000; fiscal 1997: $900,000; fiscal 1998: $565,000; fiscal
1999: $535,000; fiscal 2000: $538,000 and thereafter: $9,152,000.

        Total rent expense under operating leases was approximately $1,928,000, $1,701,000 and $1,490,000 in fiscal 1995, 1994 and 1993, respectively.

                                    E13.1-11

3. Employee Benefit Plans

Stock Option Plans

        The Company established stock option plans in 1981 and 1988 under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant, as determined by the Board of Directors. The 1981 plan has expired and, therefore, no additional shares may be granted under this plan. The 1988 plan shall continue in effect for a term of ten years, unless terminated by the Board of Directors. The authorized number of shares available for grant under the 1988 plan was increased by 4,000,000 during fiscal 1995. At July 2, 1995, the total authorized number of shares under both plans was 30,500,000.

        Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

Activity during fiscal 1993, 1994 and 1995 was as follows:

Outstanding options, June 28, 1992                          7,942,640
Granted                                                     1,521,600
Canceled                                                     (266,000)
Exercised (option price range per share: $0.38 to $9.38)   (1,315,682)
----------------------------------------------------------------------
Outstanding options, June 27, 1993                          7,882,558
Granted                                                     2,632,000
Canceled                                                     (207,400)
Exercised (option price range per share: $0.38 to $17.38)  (1,228,446)
----------------------------------------------------------------------
Outstanding options, July 3, 1994                           9,078,712
Granted                                                     1,926,000
Canceled                                                     (236,300)
Exercised (option price range per share: $0.38 to $22.50)  (1,211,606)
----------------------------------------------------------------------
Outstanding options, July 2, 1995                           9,556,806
======================================================================

At July 2, 1995:
Shares  exercisable  (4,068,832 at July 3, 1994)            4,624,206
Shares available for grant (2,313,480 at July 3, 1994)      4,615,780
Option price range per share:
        Shares outstanding                             $0.96 - $28.88
        Shares exercisable                             $0.96 - $24.12
----------------------------------------------------------------------

Stock Purchase Plan

        The Company's stock purchase plan permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or the end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. The shares reserved for issuance under this plan totaled 1,600,000 at July 2, 1995. Through July 2, 1995, 1,415,246 shares had been issued under this plan. During fiscal 1995, 77,860 shares were issued at an average price of $20.35 per share pursuant to this plan.

Retirement Plan

        The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were $3,003,000, $1,801,000 and $541,000 for fiscal 1995, 1994 and 1993, respectively.

                                    E13.1-12

4.  Income Taxes

        The components of income before income taxes are as follows:

In thousands                              1995           1994            1993
-------------------------------------------------------------------------------
United States operations                $116,905        $80,174         $51,352
Foreign operations                        11,545          6,321           4,363
-------------------------------------------------------------------------------
                                        $128,450        $86,495         $55,715
===============================================================================

        The provision for income taxes consists of the following:

                                                                       Deferred
                                               Liability Method         Method
                                             ---------------------     --------
In thousands                                   1995         1994         1993
-------------------------------------------------------------------------------
United States federal:
  Current                                     $39,924      $27,712      $16,195
  Deferred                                     (4,222)      (3,370)        (531)
-------------------------------------------------------------------------------
                                               35,702       24,342       15,664
-------------------------------------------------------------------------------
State:
  Current                                       8,132        5,500        3,322
  Deferred                                       (503)        (256)         118
-------------------------------------------------------------------------------
                                                7,629        5,244        3,440
-------------------------------------------------------------------------------
Foreign-Current                                   423           82          176
-------------------------------------------------------------------------------
                                              $43,754      $29,668      $19,280
===============================================================================

        Actual current tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of $8,734,000, $7,775,000 and $4,654,000 for fiscal 1995, 1994 and 1993, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

        The provision for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate at 35% for fiscal 1995 and 1994 (34% for fiscal 1993) to income before income taxes as follows:

                                                                       Deferred
                                               Liability Method         Method
                                             ---------------------     --------
In thousands                                   1995         1994         1993
-------------------------------------------------------------------------------
Tax at U.S. statutory rate                    $44,958      $30,273      $18,943
State income taxes, net of federal benefit      4,959        3,409        2,270
Research and development credit                  (819)        (644)          --
Earnings of foreign subsidiaries subject
   to lower rates                              (3,853)      (1,294)        (833)
Tax exempt interest income                     (1,525)      (1,050)        (690)
Other                                              34       (1,026)        (410)
-------------------------------------------------------------------------------
                                              $43,754      $29,668      $19,280
===============================================================================

                                    E13.1-13

        In accordance with the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of July 2, 1995 and July 3, 1994 are as follows:

In thousands                                 1995           1994
-----------------------------------------------------------------
Deferred tax assets:
   Inventory valuation                     $ 7,123        $ 4,870
   Deferred income                           7,167          5,372
   State income taxes                        4,317          2,885
   Other                                     2,001          1,564
-----------------------------------------------------------------
                Total deferred assets       20,608         14,691
-----------------------------------------------------------------
Deferred tax liabilities:
   Depreciation and amortization             3,195          2,003
-----------------------------------------------------------------
Net deferred tax assets                    $17,413        $12,688
=================================================================

        During fiscal 1993, in accordance with the deferred tax method, deferred income tax expense was provided for significant timing differerences. The principle components of deferred tax expense included $449,000 for deferred income on shipments to distributors and $249,000 for other items reduced by $285,000 for depreciation and amortization.

        The Company's Singapore subsidiary has been granted a six year tax holiday, with the opportunity to extend to a seventh year, subject to meeting certain capital expenditure and research and development criteria. The six year tax holiday expires in September 1995. The Company believes that it has fulfilled all of the requirements necessary to receive the seventh year of the tax holiday. The Company's Malaysia subsidiary is expected to be granted a five year tax holiday.

        The impact of the Singapore tax holiday was to increase net income by approximately $3,624,000 ($0.05 per share) in fiscal 1995, $1,306,000 ($0.02 per share) in fiscal 1994 and $882,000 ($0.01 per share) in fiscal 1993. The Company does not provide a residual U.S. tax on the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest the earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be $20,488,000.

                                    E13.1-14

REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS


The Board of Directors and Shareholders of Linear Technology Corporation

        We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of July 2, 1995 and July 3, 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended July 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at July 2, 1995 and July 3, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP
San Jose, California
July 20, 1995

                                    E13.1-15