Form 10-K, Exhibit 13
period 1996-06-30
LINEAR TECHNOLOGY CORP /CA/
filed 1996-09-27
CIK 791907

Linear Technology Corporation
Quarterly Results and Stock Market Data (Unaudited)
In thousands, except per share amounts
- --------------------------------------------------------------------------------


Fiscal 1996                       June 30,    Mar. 31,    Dec. 31,    Oct. 1,
Quarter Ended                        1996         1996        1995       1995
- ------------------------------------------------------------------------------
Net sales                         $90,039     $104,710     $96,017    $87,005
Gross profit                       64,751       76,237      68,371     61,580
Net income                         31,357       37,764      34,323     30,520
Net income per share                 0.40         0.48        0.44       0.39
Cash dividend paid per share         0.04         0.04        0.04       0.04
Stock price range per share:
   High                             47.00        49.50       45.00      42.88
   Low                              27.00        31.75       36.00      32.00

Fiscal 1995                       July 2,      Apr. 2,    Jan. 1,     Oct. 2,
Quarter Ended                        1995         1995        1995       1994
- ------------------------------------------------------------------------------
Net sales                         $76,703      $68,135     $62,103    $58,082
Gross profit                       53,205       46,983      42,111     39,461
Net income                         25,817       21,805      19,244     17,830
Net income per share                 0.34         0.28        0.25       0.24
Cash dividend paid per share        0.035        0.035       0.035      0.030
Stock price range per share:
   High                             33.62        29.50       24.75      24.62
   Low                              26.88        23.00       20.00      18.88
- ------------------------------------------------------------------------------

All share and per share information have been restated to reflect the two-for-one split of the Company's common stock as of August 11, 1995.

Net income per share amounts are based on the weighted average common and common equivalent shares outstanding during the quarter. Therefore, the total of net income per share for the four quarters may differ slightly from net income per share for the year.

The stock activity in the above table is based on the high and low closing bid prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the Nasdaq National Market under the symbol LLTC.

At June 30, 1996, there were approximately 1,186 shareholders of record.


Selected Financial Information/Five-Year Trend
In thousands, except per share amounts


- ----------------------------------------------------------------------------------------------------------------

FIVE YEARS ENDED JUNE 30, 1996                         1996         1995         1994        1993          1992
- ----------------------------------------------------------------------------------------------------------------
Income statement information
Net sales                                          $377,771     $265,023     $200,538    $150,867      $119,440
Net income                                          133,964       84,696       56,827      36,435        25,017
Net income per share                                   1.72         1.11         0.75        0.49          0.35
Shares used in the calculation
   of net income per share                           77,888       76,328       75,352      73,814        72,432

Balance sheet information
Cash and short-term investments                    $322,472     $250,222     $176,801    $127,878       $95,278
Total assets                                        529,802      367,553      268,399     196,492       159,799
Long-term debt and non-current
   capital lease obligations                             --           --           --         259         1,726

Cash dividends paid per share                         $0.16        $0.14        $0.12       $0.08            --
- ---------------------------------------------------------------------------------------------------------------


During fiscal year 1993, the Company initiated a quarterly cash dividend program. No cash dividends were declared or paid prior to fiscal year 1993.


                                 Exhibit 13.1-1

Linear Technology Corporation
Management's Discussion and Analysis
of Results of Operations and Financial Condition
- --------------------------------------------------------------------------------


Results of Operations

       The table below states the income statement items as a percentage of net sales and provides the percentage change of such items compared to the prior fiscal year amount.

                                                                                                   Percentage
                                                              Fiscal Year Ended                     Increase
                                                   -------------------------------------       ------------------
                                                                                               1996          1995
                                                   June 30,       July 2,      July 3,         over          over
                                                       1996          1995         1994         1995          1994
- -------------------------------------------------------------------------------------------------------------------
Net sales                                             100.0%        100.0%       100.0%          43%           32%
Cost of sales                                          28.3          31.4         33.7           28            23
- --------------------------------------------------------------------------------------
   Gross profit                                        71.7          68.6         66.3           49            37
- --------------------------------------------------------------------------------------
Expenses:
   Research and development                             8.2           9.0          9.2           30            30
   Selling, general and administrative                 13.0          14.3         16.3           30            16
- --------------------------------------------------------------------------------------
                                                       21.2          23.3         25.5           30            21
- --------------------------------------------------------------------------------------
   Operating income                                    50.5          45.3         40.8           59            46
- --------------------------------------------------------------------------------------
Interest income, net                                    3.5           3.2          2.3           55            85
- --------------------------------------------------------------------------------------
Income before income taxes                             54.0%         48.5%        43.1%          59%           49%
======================================================================================

Effective tax rates                                    34.3%         34.1%        34.3%
- -------------------------------------------------------------------------------------------------------------------


        Net sales in fiscal 1996 increased 43% over fiscal 1995 and 88% over fiscal 1994, as net sales were $377.8 million in fiscal 1996 compared to $265.0 million in fiscal 1995 and $200.5 million in fiscal 1994. Sales increased 53% year over year for the first nine months and fell back to 17% in the fourth quarter. This deceleration in the fourth quarter was representative of a trend throughout the semiconductor industry as the robust earlier growth led to excess inventory in end customer channels. The increases in net sales were due mostly to higher unit sales and in part due to higher average selling prices, resulting from firmer prices and changes in product mix. As a percentage of net sales, proprietary product sales were approximately 94% in fiscal 1996, 92% in fiscal 1995, and 89% in fiscal 1994.

        Each of the Company's major geographic markets showed increases in net sales in fiscal 1996 as compared to the prior fiscal year with the Japan area experiencing the largest percentage increase. International sales constituted 52% of net sales in fiscal 1996 as compared to 49% for fiscal 1995 and 45% for fiscal 1994.

                          Net Sales by Geographic Area

        1996                       1995                        1994

NORTH AMERICA   48%        NORTH AMERICA   51%         NORTH AMERICA    55%
EUROPE          23%        EUROPE          22%         EUROPE           24%
JAPAN           16%        JAPAN           10%         JAPAN             8%
ASIA PACIFIC               ASIA PACIFIC                ASIA PACIFIC
 AND OTHER      13%         AND OTHER      17%          AND OTHER       13%

   $377,771,000              $265,023,000                   $200,538,000


                                 Exhibit 13.1-2

        Gross profit was $270.9 million, or 71.7% of net sales, in fiscal 1996 as compared to $181.8 million or 68.6% of net sales in fiscal 1995. The increase in gross profit as a percentage of net sales for fiscal 1996 as compared to fiscal 1995 was primarily due to the absorption of fixed costs over a larger sales base, higher average selling prices and changes in product mix referred to above. Initial start-up costs for the Company's wafer fabrication plant in Camas, Washington and costs for capacity increases for the Milpitas wafer fabrication lines had a slight negative impact on gross margin.

        Research and development expenses in fiscal 1996 were $31.1 million, or 8.2% of net sales, compared to $23.9 million, or 9.0% of net sales, in fiscal 1995 and $18.4 million, or 9.2% of net sales, in fiscal 1994. Although design engineering staffing and compensation increased significantly in fiscal 1996, research and development labor expense, especially support labor expense, increased at a lower rate than sales growth, thereby causing research and development expense to decrease as a percent of sales. Additionally, mask sets and test wafer expenses were approximately the same in fiscal 1996 as compared to fiscal 1995 but lower as a percent of sales.

        Selling, general and administrative expenses continued to decline as a percentage of net sales as fiscal 1996 expenses were $49.1 million, or 13.0% of net sales, compared to $37.9 million, or 14.3% of net sales, in fiscal 1995 and $32.6 million, or 16.3% of net sales, in fiscal 1994. As a percentage of net sales, selling, general and administrative expenses continued to decline as headcount, advertising and promotion expense and other expenses grew at a lower rate than sales. Commission expense as a percentage of net sales stayed approximately the same from fiscal 1995 to 1996.

        Net interest income in fiscal 1996 increased 55% from fiscal 1995, as net interest income was $13.1 million in fiscal 1996 versus $8.5 million in fiscal 1995 and $4.6 million in fiscal 1994. The increase in interest income for fiscal 1996 as compared to fiscal 1995 resulted mostly from the increase in cash, cash equivalents and short-term investments and in part due to the increase in the average interest rate of the investment portfolio. Net interest income for fiscal 1995 increased 85% over net interest income in fiscal 1994 due to higher overall rates and the additional interest income realized on higher investment balances.


Factors Affecting Future Operating Results

       Except for historical information contained herein, the matters set forth in the annual report, including the statements in the following paragraphs, are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the timing, volume and pricing of new orders received and shipped during the quarter, timely ramp-up of new facilities, and the timely introduction of new processes and products.

       We believe the long-term prospects for our business are excellent and we continue to invest in the plant infrastructure and technical talent to maximize our opportunities. In the short-term, however, reduced backlog and shorter lead times resulting from the excess inventory in customer channels referred to above, have caused the business to be more dependent on orders that are received and shipped in the same quarter.

       Gross profit for fiscal 1997 may be negatively impacted by approximately 1% to 2% of net sales for fixed costs associated with our new wafer fabrication plant in Camas, Washington. Manufacturing production is scheduled to begin there in the first half of calendar 1997.

       The Company's tax holiday for its Singapore operations is scheduled to expire in September 1996. Should the Company not receive an extension of the tax holiday, the increase in income taxes from the Singapore operations is expected to be mostly offset by a lower effective state tax rate and other tax benefit items. Therefore, the Company expects that its overall fiscal 1997 effective tax rate will approximate fiscal 1996's rate of 34.3%.

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


                                 Exhibit 13.1-3

                               Cash Flow Summary
                        Fiscal Year Ended June 30, 1996

           SOURCES OF CASH                              USES OF CASH
            IN MILLIONS                                  IN MILLIONS

NET INCOME                        $134.0    INCREASE IN CASH AND
DEPRECIATION AND AMORTIZATION     $ 10.3     SHORT-TERM INVESTMENTS        $72.2
EMPLOYEE COMMON STOCK                       CAPITAL EXPENDITURES           $70.4
  TRANSACTIONS                    $ 32.7    PURCHASE OF COMMON STOCK       $22.9
OTHER                             $  0.4    PAYMENT OF CASH DIVIDENDS      $11.9


Liquidity and Capital Resources

        The Company's operating results for fiscal 1996 provided the resources for the Company to expand its manufacturing operations, increase its dividends to shareholders and increase cash, cash equivalents and short-term investments by $72.2 million during the fiscal year. At the end of fiscal 1996, working capital was $332.5 million and the Company had no long-term debt.

        The issuance of common stock under stock option plans provided $32.7 million in proceeds and tax benefits in fiscal 1996 as compared to $16.3 million in fiscal 1995. This increase resulted principally from increased tax benefits as more shares were exercised at higher spreads between current market prices and option exercise prices. Generally, the gain the employee receives upon exercise of a stock option is tax deductible to the Company and is recorded as an increase in common stock.

        In fiscal 1996, the Company purchased and retired 730,000 shares of its common stock at a cost of $22.9 million, compared to 320,000 shares at a cost of $6.1 million in fiscal 1995.

        The Company spent a record $70.4 million for capital assets in fiscal 1996 including approximately $47 million for plant construction and equipment for its new wafer fabrication facility in Camas, Washington. The initial equipment for this fab is being installed and tested with manufacturing production expected to begin in the first half of calendar 1997.

        During fiscal 1996, the Company expanded its Milpitas facilities by leasing office space for its design engineering group and also purchased two buildings that were previously leased. Total cost of Milpitas facility purchases and improvements were approximately $5 million in fiscal 1996. Additionally, the Company spent approximately $5 million for equipment for its wafer fabrication and test operations in Milpitas.

        The Company continued to expand its assembly operations in Penang, Malaysia and its test and back-end operations in Singapore. The Company added facility improvements and equipment of approximately $12 million at these two facilities during the fiscal year.

        Cash dividends of $11.9 million, or $0.16 per share, were paid by the Company in fiscal 1996 as compared to $9.8 million, or $0.14 per share in fiscal 1995. In July 1996, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.05 per share. Future dividends will be based on quarterly financial performance.

        Historically, the Company has satisfied its liquidity needs through cash generated from operations, the placement of equity securities, and the utilization of lease financing for capital equipment and facilities. Given its strong financial condition and performance, the Company's near-term plan is to primarily finance its capital needs internally.



                                 Exhibit 13.1-4


Linear Technology Corporation
Consolidated Statements of Income
In thousands, except per share amounts
- --------------------------------------------------------------------------------------------------------------


THREE YEARS ENDED JUNE 30, 1996                                          1996             1995            1994
- --------------------------------------------------------------------------------------------------------------
Net sales                                                            $377,771         $265,023        $200,538
Cost of sales                                                         106,832           83,263          67,636
- --------------------------------------------------------------------------------------------------------------
    Gross profit                                                      270,939          181,760         132,902
- --------------------------------------------------------------------------------------------------------------
Expenses:
    Research and development                                           31,058           23,931          18,394
    Selling, general and administrative                                49,127           37,867          32,612
- --------------------------------------------------------------------------------------------------------------
                                                                       80,185           61,798          51,006
- --------------------------------------------------------------------------------------------------------------
    Operating income                                                  190,754          119,962          81,896
- --------------------------------------------------------------------------------------------------------------
Interest income, net                                                   13,148            8,488           4,599
- --------------------------------------------------------------------------------------------------------------
Income before income taxes                                            203,902          128,450          86,495
- --------------------------------------------------------------------------------------------------------------
Provision for income taxes                                             69,938           43,754          29,668
- --------------------------------------------------------------------------------------------------------------
Net income                                                           $133,964          $84,696         $56,827
==============================================================================================================

Net income per share                                                    $1.72            $1.11           $0.75
- --------------------------------------------------------------------------------------------------------------

Shares used in the calculation of net income per share                 77,888           76,328          75,352
- --------------------------------------------------------------------------------------------------------------


See accompanying notes.




                                 Exhibit 13.1-5

Linear Technology Corporation
Consolidated Balance Sheets
In thousands, except share amounts
- --------------------------------------------------------------------------------

JUNE 30, 1996 AND JULY 2, 1995                                 1996        1995
- --------------------------------------------------------------------------------
Assets
Current assets:
    Cash and cash equivalents                               $54,393     $48,146
    Short-term investments                                  268,079     202,076
    Accounts receivable, net of allowance for
        doubtful accounts of $776 ($728 in 1995)             48,395      29,770
    Inventories:
        Raw materials                                         3,003       1,270
        Work-in-process                                       5,479       4,726
        Finished goods                                        4,448       3,723
- --------------------------------------------------------------------------------
        Total inventories                                    12,930       9,719
    Deferred tax assets                                      27,200      20,608
    Prepaid expenses and other current assets                 7,883       6,432
- --------------------------------------------------------------------------------
        Total current assets                                418,880     316,751
- --------------------------------------------------------------------------------
Property, plant and equipment, at cost:
    Land, buildings and improvements                         50,964      26,978
    Manufacturing and test equipment                        111,174      65,235
    Office furniture and equipment                            2,667       2,277
- --------------------------------------------------------------------------------
                                                            164,805      94,490
- --------------------------------------------------------------------------------
    Accumulated depreciation and amortization               (53,883)    (43,688)
- --------------------------------------------------------------------------------
        Net property, plant and equipment                   110,922      50,802
- --------------------------------------------------------------------------------
        Total assets                                       $529,802    $367,553
================================================================================


Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                                        $18,075      $6,545
    Accrued payroll and related benefits                     21,319      14,841
    Deferred income on shipments to distributors             24,928      17,227
    Income taxes payable                                      8,395      10,178
    Other accrued liabilities                                13,681       7,037
- --------------------------------------------------------------------------------
        Total current liabilities                            86,398      55,828
- --------------------------------------------------------------------------------
Deferred tax liabilities                                      2,917       3,195
Commitments
Shareholders' equity:
    Preferred stock, no par value, 2,000,000 shares
        authorized, none issued or outstanding                   --          --
    Common stock, no par value, 120,000,000 shares
        authorized; 74,661,637 shares issued and
        outstanding (73,586,292 shares in 1995)             132,482     100,939
    Retained earnings                                       308,005     207,591
- --------------------------------------------------------------------------------
        Total shareholders' equity                          440,487     308,530
- --------------------------------------------------------------------------------
        Total liabilities and shareholders' equity         $529,802    $367,553
================================================================================

See accompanying notes.


                                 Exhibit 13.1-6


Linear Technology Corporation
Consolidated Statements of Cash Flows
Increase in Cash and Cash Equivalents

In thousands
- ---------------------------------------------------------------------------------------------------------------------


THREE YEARS ENDED JUNE 30, 1996                                                   1996            1995           1994
- ---------------------------------------------------------------------------------------------------------------------

Cash flow from operating activities:
    Net income                                                                $133,964         $84,696        $56,827
    Adjustments to reconcile net income to
        net cash provided by operating activities:
           Depreciation and amortization                                        10,263           8,563          6,339
           Changes in operating assets and liabilities:
               Decrease (increase) in accounts receivable                      (18,625)         (3,253)        (6,511)
               Decrease (increase) in inventories                               (3,211)            297         (1,640)
               Decrease (increase) in deferred tax assets                       (6,592)         (5,917)        (4,283)
               Decrease (increase) in prepaid expenses
                  and other current assets                                      (1,451)         (3,331)          (646)
               Increase (decrease) in accounts payable,
                  payroll and other accrued liabilities                         24,652           5,694          5,685
               Increase (decrease) in deferred income
                  on shipments to distributors                                   7,701           5,062          4,138
               Tax benefit from stock option transactions                       19,989           8,734          7,775
               Increase (decrease) in income taxes payable                      (1,783)          2,151          1,934
               Increase (decrease) in deferred tax liabilities                    (278)          1,192            657
- ---------------------------------------------------------------------------------------------------------------------

        Cash provided by operating activities                                  164,629         103,888         70,275
- ---------------------------------------------------------------------------------------------------------------------
Cash flow from investing activities:
    Purchase of short-term investments                                        (224,717)       (146,832)      (119,044)
    Proceeds from sales and maturities of short-term investments               158,714          81,607         85,190
    Purchase of property, plant and equipment                                  (70,383)        (22,092)       (16,243)
- ---------------------------------------------------------------------------------------------------------------------

        Cash used in investing activities                                     (136,386)        (87,317)       (50,097)
- ---------------------------------------------------------------------------------------------------------------------
Cash flow from financing activities:
    Payments on long-term debt and capital lease obligations                        --              --         (1,467)
    Issuance of common stock under employee stock plans                         12,736           7,600          5,962
    Purchase of common stock                                                   (22,871)         (6,139)        (1,336)
    Payment of cash dividends                                                  (11,861)         (9,836)        (8,268)
- ---------------------------------------------------------------------------------------------------------------------

        Cash used in financing activities                                      (21,996)         (8,375)        (5,109)
- ---------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                            6,247           8,196         15,069
Cash and cash equivalents, beginning of period                                  48,146          39,950         24,881
- ---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                       $54,393         $48,146        $39,950
=====================================================================================================================

Supplemental disclosures of cash flow information:
     Cash paid during the fiscal year for income taxes                         $58,602         $37,594        $23,585
- ---------------------------------------------------------------------------------------------------------------------


See accompanying notes.



                                 Exhibit 13.1-7


Linear Technology Corporation
Consolidated Statements of Shareholders' Equity
In thousands
- ------------------------------------------------------------------------------------------------------------------------


                                                                                                                  Total
                                                                 Common Stock              Retained       Shareholders'
THREE YEARS ENDED JUNE 30, 1996                             Shares        Amount           Earnings              Equity
- ------------------------------------------------------------------------------------------------------------------------
Balance at June 27, 1993                                    71,348     $  71,314          $  91,201           $ 162,515
Issuance of common stock for cash under
     employee stock option and stock
     purchase plans                                          1,335         5,962                 --               5,962
Tax benefit from stock option transactions                      --         7,775                 --               7,775
Purchase and retirement of common stock                        (66)          (72)            (1,264)             (1,336)
Net income                                                      --            --             56,827              56,827
Cash dividends - $0.12 per share                                --            --             (8,268)             (8,268)
- ------------------------------------------------------------------------------------------------------------------------

Balance at July 3, 1994                                     72,617        84,979            138,496             223,475
Issuance of common stock for cash under
     employee stock option and stock
     purchase plans                                          1,289         7,600                 --               7,600
Tax benefit from stock option transactions                      --         8,734                 --               8,734
Purchase and retirement of common stock                       (320)         (374)            (5,765)             (6,139)
Net income                                                      --            --             84,696              84,696
Cash dividends - $0.14 per share                                --            --             (9,836)             (9,836)
- ------------------------------------------------------------------------------------------------------------------------

Balance at July 2, 1995                                     73,586       100,939            207,591             308,530
Issuance of common stock for cash under
     employee stock option and stock
     purchase plans                                          1,806        12,736                 --              12,736
Tax benefit from stock option transactions                      --        19,989                 --              19,989
Purchase and retirement of common stock                       (730)       (1,182)           (21,689)            (22,871)
Net income                                                      --            --            133,964
                                                                                                                133,964
Cash dividends - $0.16 per share                                --            --            (11,861)            (11,861)
- ------------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1996                                    74,662     $ 132,482          $ 308,005           $ 440,487
========================================================================================================================


See accompanying notes.



                                 Exhibit 13.1-8

Linear Technology Corporation
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


1. Description of Business and Significant Accounting Policies

Description of Business and Export Sales

         Linear Technology Corporation (the Company) designs, manufactures and markets high performance linear integrated circuits. Applications for the Company's products include telecommunications, notebook and desktop computers, video/multimedia, computer peripherals, cellular telephones, industrial, automotive and process controls, networking, factory automation products and satellites.


        Export sales by geographic area were as follows:

In thousands                           1996          1995           1994
- ----------------------------------------------------------------------------
Europe                              $87,920       $58,243        $48,099
Japan                                57,954        26,371         15,593
Asia Pacific and other               49,718        44,870         27,053
- ----------------------------------------------------------------------------

Total export sales                 $195,592      $129,484        $90,745
- ----------------------------------------------------------------------------


Basis of Presentation

        The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 1996 and 1995 were 52 week periods, whereas fiscal 1994 was a 53 week period. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency. Foreign currency gains and losses, which were immaterial for fiscal 1996, 1995 and 1994, are reflected in income currently.

        The preparation of financial statements in conforming with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

        At the time of investment purchase and each balance sheet date, the Company determines the appropriate classification of its investments in debt and equity securities. At June 30, 1996 and July 2, 1995, all of the Company's investments in debt securities were classified as available-for-sale which means that although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities were carried at amortized cost which approximates fair market value. At June 30, 1996 and July 2, 1995, the Company had no investments in equity securities.



                                 Exhibit 13.1-9

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

        The Company's two largest domestic distributors accounted for 20%, 23% and 21% of net sales for fiscal 1996, 1995 and 1994, respectively. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 1996, 1995 or 1994.

Inventories

        Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

        Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the term of the lease. Included in property, plant and equipment at June 30, 1996 is $47.9 million of construction in progress related to the Company's new wafer fabrication facility in Camas, Washington.

        For fiscal 1997, the Company is required to adopt statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of the statement is not expected to have a material impact on the Company's financial statements.

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

Common Stock and Employee Stock Plans

        In July 1995, the Company's Board of Directors approved a two-for-one split of the Company's common stock for shareholders of record as of August 11, 1995. All share and per share information have been restated to reflect the stock split.

        The Company accounts for its employee stock plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." As allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company intends to continue using APB No. 25 for determining net income and will provide pro forma disclosures starting in fiscal 1997.

Net Income per Share

        Net income per share is based upon the weighted average number of shares of common stock outstanding and common equivalent shares, if dilutive.



                                Exhibit 13.1-10


2. Cash Equivalents and Short-Term Investments

        The estimated fair values of cash equivalents and short-term investments are based on quoted market prices. Cash equivalents and short-term investments as of June 30, 1996 were as follows:


                                                                                  Gross           Gross     Estimated
                                                             Amortized       Unrealized      Unrealized          Fair
In thousands                                                      Cost            Gains          Losses         Value
- ----------------------------------------------------------------------------------------------------------------------
Cash equivalents:
     Money market funds and floating rate notes               $ 25,138         $     --        $     --      $ 25,138
     Municipal bonds                                            18,100               --               4        18,096
- ----------------------------------------------------------------------------------------------------------------------
                                                                43,238               --               4        43,234
- ----------------------------------------------------------------------------------------------------------------------
Short-term investments:
     Municipal bonds                                           169,344              245             238       169,351
     U.S. Treasury securities and obligations
        of U.S. government agencies                             82,207               83             562        81,728
     Other debt securities                                      16,528               --              18        16,510
- ----------------------------------------------------------------------------------------------------------------------
                                                               268,079              328             818       267,589
- ----------------------------------------------------------------------------------------------------------------------
Total cash equivalents and
     short-term investments                                   $311,317         $    328        $    822      $310,823
======================================================================================================================



Cash equivalents and short-term investments as of July 2, 1995 were as follows:


                                                                                  Gross           Gross     Estimated
                                                             Amortized       Unrealized      Unrealized          Fair
In thousands                                                      Cost            Gains          Losses         Value
- ----------------------------------------------------------------------------------------------------------------------
Cash equivalents:
     Money market funds and floating rate notes               $ 26,952         $      4        $     --      $ 26,956
     Municipal bonds                                            12,368               --               3        12,365
     Other debt securities                                       4,934                4              --         4,938
- ----------------------------------------------------------------------------------------------------------------------
                                                                44,254                8               3        44,259
- ----------------------------------------------------------------------------------------------------------------------
Short-term investments:
     Municipal bonds                                           114,818              217             425       114,610
     U.S. Treasury securities and obligations
         of U.S. government agencies                            85,306              174             353        85,127
     Other debt securities                                       1,952               28              --         1,980
- ----------------------------------------------------------------------------------------------------------------------
                                                               202,076              419             778       201,717
- ----------------------------------------------------------------------------------------------------------------------
Total cash equivalents and
     short-term investments                                   $246,330         $    427        $    781      $245,976
======================================================================================================================


        The amortized cost and estimated fair value of investments in debt securities at June 30, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.


                                              Amortized             Estimated
In thousands                                       Cost            Fair Value
- --------------------------------------------------------------------------------
Due in 1 year or less                          $161,055              $161,042
Due in 1-3 years                                150,262               149,781
- --------------------------------------------------------------------------------
Total cash equivalents and
     short-term investments                    $311,317              $310,823
- --------------------------------------------------------------------------------


                                Exhibit 13.1-11

3. Lease Commitments

        The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

        At June 30, 1996, the future minimum lease payments under noncancelable operating leases having an initial term in excess of one year were as follows: fiscal 1997: $1,555,000; fiscal 1998: $1,242,000; fiscal 1999: $1,157,000;
fiscal 2000: $1,153,000; fiscal 2001: $761,000; and thereafter: $12,248,000.

        Total rent expense under operating leases was approximately $2,015,000, $1,928,000, and $1,701,000 in fiscal 1996, 1995, and 1994, respectively.

4. Employee Benefit Plans

Stock Option Plans

        The Company established stock option plans in 1981 and 1988 under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant, as determined by the Board of Directors. The 1981 plan has expired and, therefore, no additional shares may be granted under this plan. The 1988 plan shall continue in effect for a term of ten years, unless terminated by the Board of Directors. At June 30, 1996, the total authorized number of shares under both plans was 30,500,000.

        Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

Activity during fiscal 1994, 1995 and 1996 was as follows:

Outstanding options, June 27, 1993                                7,882,558
Granted                                                           2,632,000
Canceled                                                           (207,400)
Exercised (option price range per share:  $0.38 to $17.38)       (1,228,446)
- ----------------------------------------------------------------------------

Outstanding options, July 3, 1994                                 9,078,712
Granted                                                           1,926,000
Canceled                                                           (236,300)
Exercised (option price range per share:  $0.38 to $22.50)       (1,211,606)
- ----------------------------------------------------------------------------

Outstanding options, July 2, 1995                                 9,556,806
Granted                                                           2,744,500
Canceled                                                           (209,080)
Exercised (option price range per share:  $0.96 to $34.12)       (1,734,278)
- ----------------------------------------------------------------------------

Outstanding options, June 30, 1996                               10,357,948
============================================================================

At June 30, 1996:

Shares exercisable (4,624,206 at July 2, 1995)                    4,715,248
Shares available for grant (4,615,780  at July 2, 1995)           2,080,360
Option price range per share:
   Shares outstanding                                        $1.84 - $41.50
   Shares exercisable                                        $1.84 - $41.50
- ----------------------------------------------------------------------------


Stock Purchase Plan

        The Company's stock purchase plan permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or the end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. At June 30, 1996, the shares reserved for issuance under this plan totaled 1,600,000 and 1,486,313 shares had been issued under this plan. During fiscal 1996, 71,067 shares were issued at an average price of $27.51 per share pursuant to this plan.

Retirement Plan

        The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were $4,864,000, $3,003,000 and $1,801,000 for fiscal 1996, 1995 and 1994, respectively.


                                Exhibit 13.1-12

5.  Income Taxes

        The components of income before income taxes are as follows:

In thousands                                    1996          1995         1994
- --------------------------------------------------------------------------------

United States operations                    $189,275      $116,905     $ 80,174
Foreign operations                            14,627        11,545        6,321
- --------------------------------------------------------------------------------
                                            $203,902      $128,450     $ 86,495
================================================================================

        The provision for income taxes consists of the following:

In thousands                                    1996          1995         1994
- --------------------------------------------------------------------------------

United States federal:
   Current                                  $ 67,498      $ 39,924     $ 27,712
   Deferred                                   (6,725)       (4,222)      (3,370)
- --------------------------------------------------------------------------------
                                              60,773        35,702       24,342
- --------------------------------------------------------------------------------
State:
   Current                                     8,897         8,132        5,500
   Deferred                                     (145)         (503)        (256)
- --------------------------------------------------------------------------------
                                               8,752         7,629        5,244
- --------------------------------------------------------------------------------
Foreign-Current                                  413           423           82
- --------------------------------------------------------------------------------
                                            $ 69,938      $ 43,754     $ 29,668
================================================================================

        Actual current tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of $19,989,000, $8,734,000, and $7,775,000 for fiscal 1996, 1995 and 1994, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

        The provision for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate at 35% to income before income taxes as follows:

In thousands                                    1996          1995         1994
- --------------------------------------------------------------------------------

Tax at U.S. statutory rate                   $71,366       $44,958      $30,273
State income taxes, net of federal benefit     5,689         4,959        3,409
Research and development credit                   --          (819)        (644)
Earnings of foreign subsidiaries subject
     to lower rates                           (4,699)       (3,853)      (1,294)
Tax exempt interest income                    (2,529)       (1,525)      (1,050)
Other                                            111            34       (1,026)
- --------------------------------------------------------------------------------
                                             $69,938       $43,754      $29,668
================================================================================



                                Exhibit 13.1-13

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of June 30, 1996 and July 2, 1995 are as follows:


In thousands                                              1996           1995
- ------------------------------------------------------------------------------
Deferred tax assets:
   Inventory valuation                                  $8,113         $7,123
   Deferred income                                       9,971          7,167
   State income taxes                                    5,595          4,317
   Other                                                 3,521          2,001
- ------------------------------------------------------------------------------
       Total deferred assets                            27,200         20,608
- ------------------------------------------------------------------------------
Deferred tax liabilities:
     Depreciation and amortization                       2,917          3,195
- ------------------------------------------------------------------------------
Net deferred tax assets                                $24,283        $17,413
==============================================================================


        The Company's Singapore subsidiary has been granted a seven year tax holiday, which is scheduled to expire in September 1996. The Company's Malaysia subsidiary was granted a five year tax holiday. To date no tax has been provided for either Singapore's or Malaysia's income from operations. The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $3,731,000 ($0.05 per share) in fiscal 1996, $3,624,000 ($0.05 per share) in fiscal 1995 and $1,306,000 ($0.02 per share) in fiscal 1994.

        The Company does not provide a residual U.S. tax on the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest the earnings overseas. Should these earnings be remitted to the U.S. parent, the additional U.S. taxable income would be $34,047,000.



                                Exhibit 13.1-14

Report of Ernst & Young LLP,
Independent Auditors


The Board of Directors and Shareholders of Linear Technology Corporation

        We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of June 30, 1996 and July 2, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at June 30, 1996 and July 2, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

San Jose, California                                       /s/ Ernst & Young LLP
July 19, 1996





COMPANY PROFILE

Linear Technology Corporation designs,
manufactures and markets a broad line of standard high performance linear integrated circuits utilizing bipolar and silicon gate
CMOS process technologies.

BOARD OF DIRECTORS

Thomas S. Volpe
Chief Executive Officer
Volpe, Welty & Co.
Investment Banking Firm

David S. Lee
Chairman of the Board
Cortelco Systems Holding Corp.
Manufacturer, Telecommunication
Systems and Products

Leo T. McCarthy
President
The Daniel Group
International Consulting Firm

Richard M. Moley
Senior Vice President
Cisco Systems, Inc.
Manufacturer, Telecommunication
Internetworking
Systems and Products


Robert H. Swanson, Jr.
President and Chief Executive Officer
Linear Technology Corporation


                                Exhibit 13.1-15

OFFICERS

Robert H. Swanson, Jr.
President and Chief Executive Officer

Paul Chantalat
Vice President, Quality and Reliability

Paul Coghlan
Vice President, Finance and
Chief Financial Officer

Timothy D. Cox
Vice President, North American Sales

Clive B. Davies, Ph.D.
Vice President and Chief Operating Officer

Robert C. Dobkin
Vice President, Engineering

Sean T. Hurley
Vice President, Operations

Thomas D. Recine
Vice President, Marketing

Hans J. Zapf
Vice President, International Sales

Arthur F. Schneiderman
Secretary
Attorney, Wilson, Sonsini, Goodrich & Rosati,
Professional Corporation
Legal Counsel


TRANSFER AGENT AND REGISTRAR

The First National Bank of Boston
Boston, Massachusetts

INDEPENDENT AUDITORS

Ernst & Young LLP
San Jose, California

CORPORATE AND INVESTOR INFORMATION

Please direct inquiries to Paul Coghlan, Vice President, Finance and CFO,
Linear Technology Corporation, 1630 McCarthy Blvd.,
Milpitas, California, 95035-7417

SEC FORM 10-K

If you would like a copy of our annual report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended
June 30, 1996, you may obtain it without charge. Direct your request to Paul Coghlan, Vice President, Finance and CFO, Linear
Technology Corporation, 1630 McCarthy Blvd.,
Milpitas, California, 95035-7417



                                Exhibit 13.1-16