Form 10-K, Exhibit 13
period 1997-06-29
LINEAR TECHNOLOGY CORP /CA/
filed 1997-09-26
CIK 791907

                                                    LINEAR TECHNOLOGY CORPORATION
                                               QUARTERLY RESULTS AND STOCK MARKET DATA
                                                             (UNAUDITED)

In thousands, except per share amounts
------------------------------------------------------------------------------------------------------------------------------------

Fiscal 1997
Quarter Ended                                             June 29, 1997         March 30, 1997      Dec. 29, 1996     Sept. 29, 1996
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                 $   104,075           $   95,033           $   90,080        $   90,063
Gross profit                                                   73,574               67,598               64,047            64,284
Net income                                                     37,402               33,980               31,631            31,358
Net income per share                                             0.47                 0.43                 0.40              0.40
Cash dividend paid per share                                     0.05                 0.05                 0.05              0.05
Stock price range per share:
   High                                                         56.25                50.13                48.50             39.75
   Low                                                          44.25                42.25                32.25             23.25


Fiscal 1996
Quarter Ended                                             June 30, 1996         March 31, 1996      Dec. 31, 1995     Oct. 1, 1995
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                 $    90,039           $  104,710           $   96,017        $   87,005
Gross profit                                                   64,751               76,237               68,371            61,580
Net income                                                     31,357               37,764               34,323            30,520
Net income per share                                             0.40                 0.48                 0.44              0.39
Cash dividend paid per share                                     0.04                 0.04                 0.04              0.04
Stock price range per share:
   High                                                         47.00                49.50                45.00             42.88
   Low                                                          27.00                31.75                36.00             32.00
------------------------------------------------------------------------------------------------------------------------------------

Net income per share amounts are based on the weighted average common and common equivalent shares outstanding during the quarter and may not add to net income per share for the year.

The stock activity in the above table is based on the high and low closing bid prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the NASDAQ National Market System under the symbol LLTC.

At June 29, 1997, there were approximately 1,119 shareholders of record.

                                 Exhibit 13.1-1

                                                    LINEAR TECHNOLOGY CORPORATION
                                           SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND


In thousands, except per share amounts
------------------------------------------------------------------------------------------------------------------------------------

FIVE FISCAL YEARS ENDED JUNE 29, 1997                             1997           1996          1995           1994            1993
------------------------------------------------------------------------------------------------------------------------------------
Income statement information
Net sales                                                       $379,251       $377,771       $265,023       $200,538       $150,867
Net income                                                       134,371        133,964         84,696         56,827         36,435
Net income per share                                                1.71           1.72           1.11           0.75           0.49
Shares used in the calculation
   of net income per share                                        78,545         77,888         76,328         75,352         73,814

Balance sheet information
Cash and short-term
   investments                                                  $443,439       $322,472       $250,222       $176,801       $127,878
Total assets                                                     679,633        529,802        367,553        268,399        196,492
Long-term debt and non-current
   capital lease obligations                                        --             --             --             --              259

Cash dividends paid per share                                   $   0.20       $   0.16       $   0.14       $   0.12       $   0.08
------------------------------------------------------------------------------------------------------------------------------------

During fiscal year 1993, the Company initiated a quarterly cash dividend program. No cash dividends were declared or paid prior to fiscal year 1993.

                                 Exhibit 13.1-2

                          LINEAR TECHNOLOGY CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Results of Operations

The table below states the income statement items as a percentage of net sales and provides the percentage change of such items compared to the prior fiscal year amount.

                                                                                                                     Percentage
                                                                               Fiscal Year Ended                       Change
                                                                      ---------------------------------------     ------------------
                                                                                                                  1997          1996
                                                                      June 29,       June 30,        July 2,      over          over
                                                                        1997           1996           1995        1996          1995
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                               100.0%         100.0%         100.0%       -- %          43%
Cost of sales                                                            28.9           28.3           31.4          3           28
--------------------------------------------------------------------------------------------------------------
   Gross profit                                                          71.1           71.7           68.6         (1)          49
--------------------------------------------------------------------------------------------------------------
Expenses:
   Research and development                                               9.3            8.2            9.0         14           30
   Selling, general and administrative                                   12.1           13.0           14.3         (7)          30
--------------------------------------------------------------------------------------------------------------
                                                                         21.4           21.2           23.3          1           30
--------------------------------------------------------------------------------------------------------------
   Operating income                                                      49.7           50.5           45.3         (1)          59
--------------------------------------------------------------------------------------------------------------
Interest income                                                           4.2            3.5            3.2         22           55
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                               53.9%          54.0%          48.5%       --            59%
--------------------------------------------------------------------------------------------------------------
Effective tax rates                                                      34.3%          34.3%          34.1%
------------------------------------------------------------------------------------------------------------------------------------

Net sales of $379.3 million in fiscal 1997 were generally flat as compared to net sales of $377.8 million in fiscal 1996. Net sales in fiscal 1996 reflected a period of significant sales growth as net sales increased 43% over net sales of $265.0 million in fiscal 1995 due to higher unit sales and average selling prices. This robust sales growth began to decelerate for the Company and much of the semiconductor industry during the fourth quarter of fiscal 1996 and resulted in excess inventory levels in end customer channels entering fiscal 1997. This led to generally flat sequential sales for the first half of fiscal 1997 as customers reduced or delayed orders to reduce their excess inventory levels. This trend began to reverse in the second half of the fiscal year as the Company returned to quarterly sequential sales growth in the third and fourth fiscal quarters. During the second half of fiscal 1997, sales were particularly strong in the communications area which now represents 30% of sales up from 18% in the previous year. Average selling prices and unit volumes for fiscal 1997 were generally unchanged as compared to fiscal 1996.

International sales represented 49%, 52% and 49% of net sales in fiscal 1997, 1996 and 1995, respectively. International sales declined slightly in fiscal 1997 due primarily to lower sales to the Japanese market after a period of significant sales growth in Japan in fiscal 1996. This decline was partially offset by an increase in sales to the European market.

                          NET SALES BY GEOGRAPHIC AREA

      1997                       1996                        1995
      ----                       ----                        ----
 NORTH AMERICA       51%     NORTH AMERICA       48%     NORTH AMERICA       51%
 EUROPE              24%     EUROPE              23%     EUROPE              22%
 JAPAN               12%     JAPAN               16%     JAPAN               10%
 ASIA PACIFIC                ASIA PACIFIC                ASIA PACIFIC
    AND OTHER        13%        AND OTHER        13%        AND OTHER        17%

     $379,251,000                $377,771,000                $265,023,000

Gross profit was $269.5 million, or 71.1% of net sales in fiscal 1997 as compared to $270.9 million, or 71.7% of net sales in fiscal 1996. The decrease in gross profit as a percentage of net sales in fiscal 1997 was due to additional start-up costs for the Company's new wafer fabrication plant in Camas, Washington. Minor changes in period costs, product mix and average selling prices generally offset one another during fiscal 1997. The

                                 Exhibit 13.1-3
increase in gross profit as a percentage of net sales of 71.7% for fiscal 1996 from 68.6% in fiscal 1995 was primarily due to higher average selling prices and a more favorable product mix offset partially by initial start-up costs for the Camas wafer fabrication facility. Production commenced at this new facility during the second half of fiscal 1997.

Research and development ("R&D") expenses were $35.4 million, $31.1 million and $23.9 million in fiscal 1997, 1996 and 1995, respectively, or 9.3%, 8.2% and 9.0% of net sales. The increase in R&D expenses in fiscal 1997 and 1996 as compared to the prior year periods was due to an increase in design and test engineering personnel and an increase in spending for development mask sets. Additionally, in fiscal 1997 the Company opened a new design center in Colorado Springs, Colorado. The increase in R&D spending in fiscal 1996 as compared with fiscal 1995 was also due to increases in staffing, primarily in the design area. However, R&D spending grew 30% whereas net sales grew 43% resulting in a decline in R&D spending as a percent of sales from 9.0% to 8.2%.

Selling, general and administrative ("SG&A") expenses declined in fiscal 1997 to $45.7 million, or 12.1% of net sales, from $49.1 million, or 13.0% of net sales, in fiscal 1996. The decline in SG&A expenses was due primarily to lower legal costs, sales commissions and profit sharing expenses offset partially by higher advertising costs. In fiscal 1996, SG&A expenses increased to $49.1 million from $37.9 million in fiscal 1995 primarily due to higher labor charges including profit sharing, legal expenses to protect intellectual property and advertising costs. As a percentage of net sales, SG&A expenses decreased to 13.0% of net sales in fiscal 1996 from 14.3% of net sales in fiscal 1995 as labor, advertising, legal and other expenses increased at a much lower rate than the net sales growth.

Interest income in fiscal 1997 increased 22% to $16.1 million from $13.1 million in fiscal 1996 due primarily to an increase in invested cash, cash equivalents and short-term investments while the average rate of return declined slightly due to lower short-term interest rates. In fiscal 1996 interest income increased to $13.1 million from $8.5 million in fiscal 1995 due to higher invested cash, cash equivalents and short-term investments balances and in part due to an increase in the average rate of return of the investment portfolio. The Company had no debt and therefore had no interest expense during each of the three years presented.

The Company's effective tax rate was 34.3% in fiscal 1997, consistent with fiscal 1996. The effective tax rate in fiscal 1995 was 34.1%.

Factors Affecting Future Operating Results

Except for historical information contained herein, the matters set forth in the Annual Report , including the statements in the following paragraphs, are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the timing, volume and pricing of new orders received and shipped during the quarter, timely ramp-up of new facilities, and the timely introduction of new processes and products.

During the second half of fiscal 1997, initial manufacturing commenced with relatively low volume production in the Company's new wafer fabrication plant in Camas, Washington. The Company intends to increase the production volume of this facility throughout fiscal 1998. Certain fixed and variable costs associated with the ramp-up of production of the Camas facility are not expected to be fully absorbed until higher production volumes are achieved. As a result, gross profit margins during the first half of fiscal 1998 may be negatively impacted until higher production volumes are attained. These higher volumes are currently expected to occur during the second half of fiscal 1998.

During the fourth quarter of fiscal 1997, the Company received an extension of its tax holiday for its Singapore operations for an additional three years through September 1999. An expected increase in business activity in foreign jurisdictions and an increase in business activity and assets employed outside of California is expected to lower the Company's effective tax rate in fiscal 1998. The Company expects that its overall fiscal 1998 effective tax rate will be in the 33% to 33.5% range.

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

                                 Exhibit 13.1-4

                                CASH FLOW SUMMARY
                         FISCAL YEAR ENDED JUNE 29, 1997
                                  (IN MILLIONS)

          SOURCES OF CASH                              USES OF CASH

  NET INCOME                     $134.4        INCREASE IN CASH AND
  DEPRECIATION AND AMORTIZATION  $ 12.4          SHORT-TERM INVESTMENTS   $120.9
  EMPLOYEE COMMON STOCK                        CAPITAL EXPENDITURES       $ 21.8
    TRANSACTIONS                 $ 40.7        PURCHASE OF COMMON STOCK   $ 11.6
                                               NET CHANGE IN OPERATING
                                                 ASSETS AND LIABILITIES   $ 18.2
                                               PAYMENT OF CASH DIVIDENDS  $ 15.0

Liquidity and Capital Resources

The Company's operating results for fiscal 1997 provided the resources for the Company to expand its manufacturing operations, increase its dividends to shareholders, repurchase common stock and increase cash, cash equivalents and short-term investments by $121.0 million during the fiscal year. At the end of fiscal 1997, working capital was $470.3 million and the Company had no long-term debt.

The issuance of common stock under stock option plans provided $40.8 million in proceeds and tax benefits in fiscal 1997 as compared to $32.7 million in fiscal 1996. The proceeds from stock issuances increased by $5.7 million in fiscal 1997 as compared to fiscal 1996 due primarily to higher overall exercise prices. The tax benefit from stock option transactions increased by $2.3 million from fiscal 1996 to 1997 due mainly to shares being exercised during a period of higher market prices. Generally, the gain the employee receives upon exercise of a nonqualified stock option is a tax deduction to the company and is recorded as an increase in common stock.

The Company spent $21.9 million for capital assets in fiscal 1997, including approximately $12.5 million for plant construction and equipment for its new wafer fabrication facility in Camas, Washington. The Camas facility was completed and placed in service in the second half of fiscal 1997 at a total capitalized cost of approximately $60 million. The Company expects that fiscal 1998 expenditures for capital assets will increase significantly as compared to fiscal 1997 capital expenditures as the Company plans to expand its manufacturing operations in Camas and Malaysia.

Cash dividends of $15 million, or $0.20 per share, were paid by the Company in fiscal 1997 as compared to $11.9 million, or $0.16 per share in fiscal 1996. In July 1997, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.06 per share. Future dividends will be based on quarterly financial performance.

As of June 29,  1997,  the  Company's  cash,  cash  equivalents  and  short-term investments totaled $443.4 million. These investments are subject to market risk, primarily interest rate and credit risk. The Company's investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted average duration of the Company's investments at June 29, 1997, a 1% (100 basis points) increase in short-term interest rates would result in an unrealized loss in market value of the Company's investments totaling approximately $3.5 million. However, because the Company's debt securities are carried as available for sale, no gains or losses are recognized by the Company due to changes in interest rates unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at amortized cost, which approximates fair market value.

Historically, the Company has satisfied its liquidity needs through cash generated from operations, the placement of equity securities, and the utilization of lease financing for capital equipment and facilities. Given its strong financial condition and performance, the Company's near-term plan is to primarily finance its capital needs internally.

                                 Exhibit 13.1-5

                          LINEAR TECHNOLOGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share amounts
--------------------------------------------------------------------------------

THREE YEARS ENDED JUNE 29, 1997                   1997        1996        1995
--------------------------------------------------------------------------------
Net sales                                       $379,251    $377,771    $265,023
Cost of sales                                    109,748     106,832      83,263
--------------------------------------------------------------------------------
   Gross profit                                  269,503     270,939     181,760
--------------------------------------------------------------------------------
Expenses:
   Research and development                       35,401      31,058      23,931
   Selling, general and administrative            45,670      49,127      37,867
--------------------------------------------------------------------------------
                                                  81,071      80,185      61,798
--------------------------------------------------------------------------------
   Operating income                              188,432     190,754     119,962
--------------------------------------------------------------------------------
Interest income                                   16,090      13,148       8,488
--------------------------------------------------------------------------------
Income before income taxes                       204,522     203,902     128,450
--------------------------------------------------------------------------------
Provision for income taxes                        70,151      69,938      43,754
--------------------------------------------------------------------------------
Net income                                      $134,371    $133,964    $ 84,696
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net income per share                            $   1.71    $   1.72    $   1.11

--------------------------------------------------------------------------------

Shares used in the calculation of
   net income per share                           78,545      77,888      76,328

See accompanying notes.

                                 Exhibit 13.1-6

                          LINEAR TECHNOLOGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS

In thousands
-------------------------------------------------------------------------------

JUNE 29, 1997 AND JUNE 30, 1996                             1997          1996
-------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                             $  50,114    $  54,393
   Short-term investments                                  393,325      268,079
   Accounts receivable, net of allowance for
        doubtful accounts of $803 ($776 in 1996)            64,836       48,395
   Inventories
        Raw materials                                        4,001        3,003
        Work-in-process                                      4,820        5,479
        Finished goods                                       3,364        4,448
-------------------------------------------------------------------------------
        Total inventories                                   12,185       12,930
   Deferred tax assets                                      30,698       27,200
   Prepaid expenses and other current assets                 8,128        7,883
-------------------------------------------------------------------------------
        Total current assets                               559,286      418,880
-------------------------------------------------------------------------------
Property, plant and equipment, at cost:
   Land, buildings and improvements                         53,312       50,964
   Manufacturing and test equipment                        130,175      111,174
   Office furniture and equipment                            2,707        2,667
-------------------------------------------------------------------------------
                                                           186,194      164,805
-------------------------------------------------------------------------------
   Accumulated depreciation and amortization               (65,847)     (53,883)
-------------------------------------------------------------------------------
        Net property, plant and equipment                  120,347      110,922
-------------------------------------------------------------------------------
        Total assets                                     $ 679,633    $ 529,802
================================================================================

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                      $   7,872    $  18,075
   Accrued payroll and related benefits                     21,423       21,319
   Deferred income on shipments to distributors             29,986       24,928
   Income taxes payable                                     16,124        8,395
   Other accrued liabilities                                13,581       13,681
-------------------------------------------------------------------------------
        Total current liabilities                           88,986       86,398
-------------------------------------------------------------------------------
Deferred tax liabilities                                     1,596        2,917
Commitments
Shareholders' equity:
   Preferred stock, no par value, 2,000 shares
        authorized, none issued or outstanding                --           --
   Common stock, no par value, 120,000 shares
        authorized; 75,956 shares issued and
        autstanding (74,662 shares in 1996)                172,403      132,482
   Retained earnings                                       416,648      308,005
-------------------------------------------------------------------------------
      Total shareholders' equity                           589,051      440,487
-------------------------------------------------------------------------------
        Total liabilities and shareholders' equity       $ 679,633    $ 529,802
================================================================================


See accompanying notes.

                                 Exhibit 13.1-7

                                                    LINEAR TECHNOLOGY CORPORATION
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

In thousands

THREE YEARS ENDED JUNE 29, 1997                                                       1997               1996                1995
Cash flow from operating activities:
   Net income                                                                       $ 134,371          $ 133,964          $  84,696
   Adjustments to reconcile net income to
             net cash provided by operating activities:
        Depreciation and amortization                                                  12,425             10,263              8,563
        Changes in operating assets and liabilities:
             Decrease (increase) in accounts receivable                               (16,441)           (18,625)            (3,253)
             Decrease (increase) in inventories                                           745             (3,211)               297
             Decrease (increase) in deferred tax assets                                (3,498)            (6,592)            (5,917)
             Decrease (increase) in prepaid expenses
              and other current assets                                                   (245)            (1,451)            (3,331)
             Increase (decrease) in accounts payable,
              payroll and other accrued liabilities                                   (10,199)            24,652              5,694
             Increase (decrease) in deferred income
              on shipments to distributors                                              5,058              7,701              5,062
             Tax benefit from stock option transactions                                22,272             19,989              8,734
             Increase (decrease) in income taxes payable                                7,729             (1,783)             2,151
             Increase (decrease) in deferred tax liabilities                           (1,321)              (278)             1,192

   Cash provided by operating activities                                              150,896            164,629            103,888

Cash flow from investing activities:
   Purchase of  short-term investments                                               (301,746)          (224,717)          (146,832)
   Proceeds from sales and maturities of short-term
         investments                                                                  176,500            158,714             81,607
   Purchase of property, plant and equipment                                          (21,850)           (70,383)           (22,092)

   Cash used in investing activities                                                 (147,096)          (136,386)           (87,317)

Cash flow from financing activities:

   Issuance of common shares under employee stock plans                                18,481             12,736              7,600
   Purchase of common stock                                                           (11,598)           (22,871)            (6,139)
   Payment of cash dividends                                                          (14,962)           (11,861)            (9,836)

   Cash used in financing activities                                                   (8,079)           (21,996)            (8,375)

Increase (decrease) in cash and cash equivalents                                       (4,279)             6,247              8,196
Cash and cash equivalents, beginning of period                                         54,393             48,146             39,950

Cash and cash equivalents, end of period                                            $  50,114          $  54,393          $  48,146

Supplemental disclosures of cash flow information:
   Cash paid during the fiscal year for income taxes                                $  44,844          $  58,602          $  37,594

See accompanying notes.

                                                           Exhibit 13.1-8

                                               LINEAR TECHNOLOGY CORPORATION
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
In thousands

THREE YEARS ENDED JUNE 29, 1997
                                                                                                           Total
                                                                               Common Stock               Retained     Shareholders'
                                                                          Shares          Amount          Earnings        Equity
Balance at July 3, 1994                                                   72,617        $  84,979        $ 138,496        $ 223,475

Issuance of common stock for cash under employee
   stock option and stock purchase plans                                   1,289            7,600             --              7,600
Tax benefit from stock option transactions                                  --              8,734             --              8,734
Purchase and retirement of common stock                                     (320)            (374)          (5,765)          (6,139)
Net income                                                                  --               --             84,696           84,696
Cash dividends - $0.12 per share                                            --               --             (9,836)          (9,836)

Balance at July 2, 1995                                                   73,586          100,939          207,591          308,530

Issuance of common stock for cash under employee
   stock option and stock purchase plans                                   1,806           12,736             --             12,736
Tax benefit from stock option transactions                                  --             19,989             --             19,989
Purchase and retirement of common stock                                     (730)          (1,182)         (21,689)         (22,871)
Net income                                                                  --               --            133,964          133,964
Cash dividends - $0.16 per share                                            --               --            (11,861)         (11,861)

Balance at June 30, 1996                                                  74,662          132,482          308,005          440,487

Issuance of common stock for cash under employee
   stock option and stock purchase plans                                   1,764           18,481             --             18,481
Tax benefit from stock option transactions                                  --             22,272             --             22,272
Purchase and retirement of common stock                                     (470)            (832)         (10,766)         (11,598)
Net income                                                                  --               --            134,371          134,371
Cash dividends - $0.20 per share                                            --               --            (14,962)         (14,962)

Balance at June 29, 1997                                                  75,956        $ 172,403        $ 416,648        $ 589,051

See accompanying notes.

                                                           Exhibit 13.1-9

                          LINEAR TECHNOLOGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. Description of Business and Significant Accounting Policies

Description of Business and Export Sales

Linear Technology Corporation (the Company) designs, manufactures and markets high performance linear integrated circuits. Applications for the Company's products include: telecommunications, cellular telephones, networking products and satellite systems, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, factory automation, process control and military and space systems.

Export sales by geographic area were as follows:

In thousands
                                            1997            1996           1995
Europe                                    $ 91,927       $ 87,920       $ 58,243
Japan                                       46,332         57,954         26,371
Asia Pacific and other                      49,340         49,718         44,870
                                          --------       --------       --------
Total export sales                        $187,599       $195,592       $129,484
                                          ========       ========       ========


Basis of Presentation

The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 1997, 1996 and 1995 were 52 week periods. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant inter-company accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents and Short-Term Investments

Cash equivalents are highly liquid investments with original maturities of three months or less. Investments with a maturity of over three months at the time of purchase are classified as short-term investments.

At June 29, 1997 and June 30, 1996, all of the Company's investments in debt securities were classified as available-for-sale, which means that, although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities are carried at amortized cost which approximates fair market value. At June 29, 1997 and June 30, 1996, the Company held no equity securities.

Concentrations of Credit Risk and Off Balance Sheet Risk

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

The Company's two largest domestic distributors accounted for 26%, 20% and 23% of net sales for fiscal 1997, 1996 and 1995, respectively. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 1997, 1996 and 1995.

The Company's assets, liabilities and cash flows are predominately U.S. dollar denominated, including those of its foreign operations. However, the Company's foreign subsidiaries have certain assets, liabilities and cash flows that are subject to foreign currency risk. The Company considers this risk to be minor and, for the three years ended June 29, 1997, had not utilized derivative instruments to hedge foreign currency risk or for any other purpose. Gains and losses resulting from foreign currency fluctuations are recognized in income currently and were not material for all periods presented.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

                                Exhibit 13.1-10

Property, Plant and Equipment

Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the term of the lease.

In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of the statement did not have a material impact on the Company's financial statements.

Deferred Income on Shipments to Distributors

The Company  sells to domestic  distributors  under  agreements  allowing  price protection and right of return on certain merchandise unsold by the distributors. Because of the uncertainty associated with pricing concessions and future returns, the Company defers recognition of such sales and profit in its financial statements until the merchandise is sold by the domestic distributors. The Company estimates international distributor returns and defers a portion of international distributor sales and profits based on these estimated returns.

Employee Stock Plans

As described in Note 4, the Company has elected to account for its employee stock plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to furnish the pro-forma disclosures required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

Net income per share

Net income per share is based upon the weighted average number of shares of common stock outstanding and common equivalent shares, if dilutive.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("FAS 128"), which is required to be adopted by the Company in its fiscal quarter ending December 28, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate prior periods. Under the requirements of FAS 128, basic earnings per share will replace primary earnings per share and the dilutive effect of stock options will be excluded in its calculation. Upon adoption of FAS 128, the Company's basic earnings per share for the fiscal years ended June 29, 1997, June 30, 1996 and July 2, 1995 is expected to be $1.79, $1.80 and
$1.16, respectively. Under FAS 128, diluted earnings per share, which will include the dilutive effect of stock options, is expected to remain at $1.71, $1.72 and $1.11, respectively.

2. Cash Equivalents and Short-term Investments

The estimated fair values of cash equivalents and short-term investments are based on market prices.

Investments as of June 29, 1997 were as follows:
                                                    Gross      Gross  Estimated
                                    Amortized  Unrealized Unrealized       Fair
In thousands                             Cost       Gains     Losses      Value

Cash equivalents:

Money market funds and floating
  rate notes                        $ 24,777   $   --     $   --       24,777
Municipal bonds                        2,500       --         --        2,500
                                    --------   --------   --------   --------
                                      27,277       --         --       27,277

Short-term investments:

Municipal bonds                      270,585        454        222    270,817
U.S. Treasury securities and
  obligations of U.S. government
  agencies                            99,008        134        105     99,037
Other debt securities                 23,732          5         33     23,704
                                    --------   --------   --------   --------
                                     393,325        593        360    393,558
                                    --------   --------   --------   --------

Total cash equivalents and
  short-term investments            $420,602   $    593   $    360   $420,835
                                    ========   ========   ========   ========

                                Exhibit 13.1-11

Investments as of June 30, 1996 were as follows:

                                                    Gross      Gross  Estimated
                                    Amortized  Unrealized Unrealized       Fair
In thousands                             Cost       Gains     Losses      Value

Cash equivalents:

Money market funds and floating
  rate notes                           $ 25,138   $   --     $   --     $ 25,138
Municipal bonds                          18,100       --            4     18,096
                                       --------   --------   --------   --------
                                         43,238       --            4     43,234
Short-term investments:

Municipal bonds                         169,344        245        238    169,351
U.S. Treasury securities and
  obligations of U.S. government
  agencies                               82,207         83        562     81,728
Other debt securities                    16,528       --           18     16,510
                                       --------   --------   --------   --------
                                        268,079        328        818    267,589
                                       --------   --------   --------   --------

Total cash equivalents and
  short-term investments               $311,317   $    328   $    822   $310,823
                                       ========   ========   ========   ========

The amortized cost and estimated fair value of investments in debt securities at June 29, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

                                       Amortized                     Estimated
In thousands                              Cost                       Fair Value

Due in 1 year or less                   $247,272                      $247,345
Due in 1-3 years                         173,330                       173,490
                                        --------                      --------
Total cash equivalents and
  short-term investments                $420,602                      $420,835
                                        ========                      ========


3. Lease Commitments

The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

At June 29, 1997, the future minimum lease payments under noncancelable operating leases having an initial term in excess of one year were approximately as follows: fiscal 1998: $1,591,000; fiscal 1999: $1,544,000; fiscal 2000:
$1,329,000;  fiscal 2001:  $957,000;  fiscal  2002:  $976,000;  and  thereafter:
$12,387,000.

Total  rent  expense  under  operating  leases  was  approximately   $2,379,000,
$2,015,000 and $1,928,000 in fiscal 1997, 1996 and 1995, respectively.

4. Employee Benefit Plans

Stock option plans

The Company has stock option plans under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant. At June 29, 1997, the total authorized number of shares under all plans was 34,500,000. Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

In July 1996, the Board of Directors approved the re-pricing of stock option grants totaling 2,510,600 shares granted during fiscal 1996. In exchange for these new options, all vesting under the canceled options was lost and a new five year vesting period was started.

                                Exhibit 13.1-12

Option transactions during fiscal 1995, 1996 and 1997 are summarized as follows:

                                                     Stock         Weighted-
                                                    Options         Average
                                                  Outstanding    Exercise Price
Outstanding options, July 3, 1994                  9,078,712        $  8.62
Granted                                            1,926,000          25.20
Forfeited                                           (236,300)         17.53
Exercised                                         (1,211,606)          5.29
                                                  ----------       --------

Outstanding options, July 2, 1995                  9,556,806         $12.17
Granted                                            2,744,500          34.80
Forfeited                                           (209,080)         23.94
Exercised                                         (1,734,278)          6.62
                                                  ----------       --------

Outstanding options, June 30, 1996                10,357,948         $18.84
Granted                                            4,057,600          29.17
Re-priced options canceled                        (2,510,600)         34.80
Forfeited                                           (324,000)         26.75
Exercised                                         (1,701,702)          9.49
                                                  ----------      ---------

Outstanding options, June 29, 1997                 9,879,246         $20.38
                                                  ==========      =========

The following table sets forth certain information with respect to employee stock options outstanding and exercisable at June 29, 1997:

                                          Weighted      Weighted                   Weighted
                               Stock      Average        Average        Stock      Average
                              Options     Exercise      Remaining      Options     Exercise
Range of Exercise Prices    Outstanding     Price      Contractual    Exercisable   Price
                                                          Life
                                                         (Years)
$ 1.84 - $16.25               3,987,646     $ 9.66         4.6        3,345,746    $ 8.63
 17.38 -  24.75               4,267,000      23.80         8.5          810,293     22.44
 28.88 -  49.00               1,624,600      37.74         8.7          323,150     30.52
                            --------------------------------------   ---------------------

$ 1.84 - $49.00               9,879,246     $20.38         6.9        4,479,189    $12.71


Stock Purchase Plan

The Company's stock purchase plan ("ESPP") permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or the end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. At June 30, 1997, the shares reserved for issuance under this plan totaled 1,600,000 and 1,567,392 shares had been issued under this plan. During fiscal 1997, 81,079 shares were issued at a weighted-average price of $29.20 per share pursuant to this plan.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees"and related Interpretations ("APB 25"). In accordance with APB 25, the Company does not recognize compensation expense for stock options and other stock based awards issued to employees. However, the dilutive effect of employee stock options is included in the calculation of earnings per share.

In 1995, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" effective for the Company's 1997 fiscal year. FAS 123 attempts to quantify and measure currently the potential future value of employee stock options and other stock-based awards to employees. The valuation techniques it recommends are highly subjective and these methods could result in amounts that differ significantly from those amounts to be actually incurred. Consequently, FAS 123 gives companies the choice of implementing the

                                Exhibit 13.1-13
pronouncement in the primary financial statements or disclosing the pro-forma effects of FAS 123 in the financial statement footnotes. The Company has elected to continue to apply APB 25 in accounting for stock-based awards to employees and to disclose the pro-forma effects of FAS 123. Had compensation cost for the Company's stock-based awards to employees been determined consistent with FAS 123, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below (in thousands, except per share amounts):

                                               1997                 1996
                                              -----                ----
Pro-forma net income                         $125,347             $128,986
Pro-forma earnings per share                    $1.62                $1.67

For purposes of the pro-forma information, the fair value of each stock option and ESPP grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

                                        Employee
                                      Stock Options           ESPP Shares
                                      -------------           -----------
                                      1997     1996          1997     1996
                                      ----     ----          ----     ----
Expected lives                         6.5      6.5           0.5      0.5
Expected volatility                   51.0%    51.0%         40.0%    40.0%
Dividend yield                         0.5%     0.5%          0.5%     0.5%
Risk-free interest rates               6.6%     6.5%          5.4%     5.4%

Using the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted in fiscal 1997 and 1996 was $20.07 and $19.85, respectively. The weighted average estimated fair value of ESPP shares granted in fiscal 1997 and 1996 was $10.14 and $9.95, respectively. For the purposes of the pro-forma information, the estimated fair values of the employee stock options and ESPP shares are amortized to expense using the straight-line method over the vesting or offering periods, which is generally five years for employee stock options and six months for ESPP shares. The pro-forma information is not representative of the pro-forma effect of the fair value provisions of FAS 123 on the Company's income in future years because pro-forma compensation expense related to grants made prior to fiscal 1996 have not been taken into consideration, in compliance with FAS 123. Accordingly, the pro-forma effect of FAS 123 will not be fully reflected until fiscal 2000.

Retirement Plan

The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were approximately $5,038,000, $4,864,000 and $3,003,000 in fiscal 1997, 1996 and
1995, respectively.

5.  Income Taxes

The components of income before income taxes are as follows:

In thousands                                    1997          1996          1995
United States operations                    $181,258      $189,275      $116,905
Foreign operations                            23,264        14,627        11,545
                                            --------      --------      --------
                                            $204,522      $203,902      $128,450
                                            ========      ========      ========

The provision for income taxes consists of the following:

In thousands                                 1997           1996           1995
United States federal:
Current                                  $ 64,694       $ 67,498       $ 39,924
Deferred                                   (4,589)        (6,725)        (4,222)
                                         --------       --------       --------
                                           60,105         60,773         35,702
                                         --------       --------       --------
State:
Current                                     9,526          8,897          8,132
Deferred                                     (230)          (145)          (503)
                                         --------       --------       --------
                                            9,296          8,752          7,629
                                         --------       --------       --------

Foreign-Current                               750            413            423
                                         --------       --------       --------

                                         $ 70,151       $ 69,938       $ 43,754
                                         ========       ========       ========

                                Exhibit 13.1-14

Actual current tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of approximately $22,272,000, $19,989,000, $8,734,000 for fiscal 1997, 1996 and 1995, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

The provision for income taxes reconciles to the amount computed by applying the statutory U.S. Federal rate at 35% to income before income taxes as follows:

In thousands                                       1997        1996        1995

Tax at U.S. statutory rate                     $ 71,583    $ 71,366    $ 44,958
State income taxes, net of federal benefit        6,042       5,689       4,959
Earnings of foreign subsidiaries subject to
   lower rates                                   (6,060)     (4,699)     (3,853)
Other                                            (1,414)     (2,418)     (2,310)
                                               --------    --------    --------

                                               $ 70,151    $ 69,938    $ 43,754
                                               ========    ========    ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of June 29, 1997 and June 30, 1996 are as follows:

In thousands                                                    1997        1996

Deferred tax assets:
  Inventory valuation                                        $ 8,423     $ 8,113
  Deferred income on shipments to distributors                11,395       9,971
  State income taxes                                           7,675       5,595
  Other                                                        3,205       3,521
                                                             -------     -------

     Total deferred assets                                    30,698      27,200
                                                             -------     -------

  Deferred tax liabilities:
     Depreciation and amortization                             1,596       2,917
                                                             -------     -------

  Net deferred tax assets                                    $29,102     $24,283
                                                             =======     =======


The Company's Singapore subsidiary has been granted a ten year tax holiday, which is scheduled to expire in September 1999. Also, the Company's Malaysia subsidiary has been granted a five-year tax holiday. To date, no tax has been provided for either Singapore or Malaysia income from operations.

The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $5,002,000 ($0.06 per share) in fiscal 1997, $3,731,000 ($0.05 per share) in fiscal 1996 and $3,624,000 ($0.05 per share) in fiscal 1995. The Company does not provide a residual U.S. tax on the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest the earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be approximately $51,022,000.

                                Exhibit 13.1-15

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS


The Board of Directors and Shareholders of Linear Technology Corporation

We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of June 29, 1997 and June 30, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at June 29, 1997 and June 30, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 29, 1997, in conformity with generally accepted accounting principles.


San Jose, California                                    /s/ Ernst & Young LLP
July 18, 1997

                                Exhibit 13.1-16

COMPANY PROFILE
Linear Technology Corporation
designs,  manufactures and markets
a broad line of standard high
performance linear integrated circuits utilizing bipolar and silicon gate
CMOS and BiCMOS process technologies.

BOARD OF DIRECTORS
Thomas S. Volpe
Managing Partner
Volpe, Brown, Whelen & Co. LLC
Investment Banking Firm

David S. Lee
Chairman of the Board
Cortelco Systems Holding Corp.
Manufacturer, Telecommunication
Systems and Products

Leo T. McCarthy
President
The Daniel Group
International Consulting Firm
Former Lieutenant Governor
State of California

Richard M. Moley
Senior Vice President
Cisco Systems, Inc.
Manufacturer, Telecommunication
Systems and Products

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

Paul Coghlan
Vice President, Finance and Chief Financial Officer

Timothy D. Cox
Vice President, North American Sales

Clive B. Davies, Ph.D.
Vice President and Chief Operating Officer

Robert C. Dobkin
Vice President, Engineering

                                Exhibit 13.1-17

Sean T. Hurley
Vice President, Operations

Louis Di Nardo
Vice President, Marketing

Hans J. Zapf
Vice President, International Sales

Arthur F. Schneiderman
Secretary
Attorney, Wilson, Sonsini, Goodrich & Rosati,
Professional Corporation
Legal Counsel

TRANSFER AGENT AND REGISTRAR
The First National Bank of Boston
Boston, Massachusetts

INDEPENDENT AUDITORS
Ernst & Young LLP
San Jose, California

CORPORATE AND INVESTOR INFORMATION
Please direct inquiries to:
Paul Coghlan
Vice President, Finance and CFO,
Linear Technology Corporation, 1630 McCarthy
Blvd., Milpitas, California, 95035-7417

SEC FORM 10-K
If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended June 29, 1997, as filed with the Securities and Exchange Commission, you may obtain it without charge. Direct your request to: Paul Coghlan, Vice President, Finance and CFO Linear Technology Corporation, 1630 McCarthy Blvd. Milpitas, California, 95035-7417

Hot Swap is a trademark of Linear Technology Corporation. LTC and LT are registered trademarks of Linear Technology Corporation.

                                Exhibit 13.1-18