Form 10-K, Exhibit 13
period 1998-06-28
LINEAR TECHNOLOGY CORP /CA/
filed 1998-09-25
CIK 791907

                                                       EXHIBIT 13.1

                                               LINEAR TECHNOLOGY CORPORATION
                                          QUARTERLY RESULTS AND STOCK MARKET DATA
                                                        (UNAUDITED)
In thousands, except per share amounts
=====================================================================================================================

Fiscal 1998
Quarter Ended                                June 28, 1998     March 29, 1998     Dec. 28, 1997     Sept. 28, 1997
---------------------------------------------------------------------------------------------------------------------
Net sales                                      $132,011           $125,982            $117,004          $109,802
Gross profit                                     95,186             90,058              83,358            78,418
Net income                                       49,503             47,174              43,582            40,643
Diluted earnings per share                         0.62               0.59                0.55              0.51
Cash dividends paid per share                      0.06               0.06                0.06              0.06
Stock price range per share:
   High                                           80.50              78.25               72.88             74.13
   Low                                            58.75              51.94               52.69             51.75



Fiscal 1997
Quarter Ended                                June 29, 1997     March 30, 1997     Dec. 29, 1996     Sept. 29, 1996
---------------------------------------------------------------------------------------------------------------------

Net sales                                      $104,075            $95,033             $90,080           $90,063
Gross profit                                     73,574             67,598              64,047            64,284
Net income                                       37,402             33,980              31,631            31,358
Diluteds earnings per share                        0.47               0.43                0.40              0.40
Cash dividend paid per share                       0.05               0.05                0.05              0.05
Stock price range per share:
   High                                           56.25              50.13               48.50             39.75
   Low                                            44.25              42.25               32.25             23.25
---------------------------------------------------------------------------------------------------------------------

Diluted earnings per share amounts are based on the weighted average common shares and dilutive employee stock options outstanding during the quarter and may not add to diluted earnings per share for the year.

The stock activity in the above table is based on the high and low closing bid prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the NASDAQ National Market System under the symbol LLTC.

At June 28, 1998, there were approximately 1,200 shareholders of record.

                                 Exhibit 13.1-1

                                               LINEAR TECHNOLOGY CORPORATION
                                      SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND

In thousands, except per share amounts
=================================================================================================================

FIVE FISCAL YEARS ENDED JUNE 28, 1998              1998         1997        1996         1995           1994
-----------------------------------------------------------------------------------------------------------------
Income statement information
Net sales                                       $484,799     $379,251     $377,771      $265,023     $200,538
Net income                                       180,902      134,371      133,964        84,696       56,827
Basic earnings per share                            2.37         1.79         1.81          1.16         0.79
Diluted earnings per share                          2.26         1.71         1.72          1.11         0.75
Weighted average shares outstanding - Basic       76,318       74,988       74,190        73,102       71,982
Weighted average shares outstanding - Diluted     79,969       78,545       77,888        76,328       75,352

Balance sheet information
Cash, cash equivalents and short-term
   investments                                  $637,893     $443,439     $322,472      $250,222     $176,801
Total assets                                     892,822      679,633      529,802       367,553      268,399
Long-term debt                                       --           --           --            --           --

Cash dividends paid per share                      $0.24        $0.20        $0.16         $0.14        $0.12
-----------------------------------------------------------------------------------------------------------------

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

                                                                                                            Percentage
                                                             Fiscal Year Ended                                Change
                                                 ------------------------------------------           -----------------------

                                                                                                       1998             1997
                                                  June 28,        June 29,          June 30,           over             over
                                                   1998             1997              1996             1997             1996
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                          100.0%            100.0%           100.0%             28%              -- %
Cost of sales                                       28.4              28.9             28.3              26                3
------------------------------------------------------------------------------------------------
   Gross profit                                     71.6              71.1             71.7              29               (1)
------------------------------------------------------------------------------------------------
Expenses:
   Research and development                          9.5               9.3              8.2              30               14
   Selling, general and administrative              11.0              12.1             13.0              17               (7)
------------------------------------------------------------------------------------------------
                                                    20.5              21.4             21.2              23                1
------------------------------------------------------------------------------------------------
   Operating income                                 51.1              49.7             50.5              31               (1)
------------------------------------------------------------------------------------------------
Interest income                                      4.9               4.2              3.5              47               22
------------------------------------------------------------------------------------------------
Income before income taxes                          56.0%             53.9%            54.0%             33               --
================================================================================================
Effective tax rates                                 33.3%             34.3%            34.3%
-----------------------------------------------------------------------------------------------------------------------------------

Net sales were a record $484.8 million in fiscal 1998, an increase of 28% over net sales of $379.3 million in fiscal 1997. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products declined slightly during the year. The Company experienced strong sales growth in each of its major end markets and particularly in the communications area which represented 32% of net sales, up from approximately 30% in fiscal 1997. Geographically, the Company experienced broad sales growth with U.S. sales up 21% and international sales (export sales) up 34% over fiscal 1997. International sales represented 52% of net sales, up from 49% in fiscal 1997, and were lead by a strong European market where sales increased 38% over the prior year. Sales to Japan and Rest of World, primarily Pacific Rim countries, increased 24% and 37%, respectively, over fiscal 1997 despite the economic and financial difficulties experienced by Japan and other countries in this region. However, as discussed more fully under Factors Affecting Future Operating Results below, as fiscal 1998 concluded the Company's incoming order rate began to slow as customers either experienced a softening in end customer demand or took advantage of lower supplier lead times. The Company currently anticipates that this will cause fiscal 1999 to start with lower sales volume than the fourth quarter of fiscal 1998.

Net sales of $379.3 million in fiscal 1997 were generally flat as compared to net sales of $377.8 million in fiscal 1996. Average selling prices and unit volumes for fiscal 1997 were generally unchanged as compared to fiscal 1996. Net sales in fiscal 1996 reflected a period of significant sales growth that began to decelerate for the Company and much of the semiconductor industry during the fourth quarter of fiscal 1996. Excess inventory levels in end customer channels entering fiscal 1997 lead to generally flat quarterly sequential sales growth until the second half of the fiscal year when end customer channel inventory levels declined.

International sales represented 49% and 52% of net sales in fiscal 1997 and 1996, respectively. International sales declined slightly in fiscal 1997 due primarily to lower sales to the Japanese market after a period of significant sales growth in Japan in fiscal 1996. This decline was partially offset by an increase in sales to the European market.

Gross profit was $347.0 million or 71.6% of net sales in fiscal 1998. The slight increase in gross profit as a percentage of sales as compared to 71.1% in fiscal 1997 was due primarily to the absorption of fixed costs over a larger sales base, lower costs from favorable exchange rates and manufacturing efficiencies. This was partially offset by slightly lower average selling prices, a change in product mix and higher costs associated with the ramp-up of the Company's newer fabrication facility in Camas, Washington. However, the negative gross margin impact from the Camas facility peaked in the second quarter of fiscal 1998 and, sequentially, the facility began to have a positive impact on gross margin in the third quarter of fiscal 1998 due to higher production volumes.

                                  Exhibit 13.1-3

Gross profit as a percentage of sales of 71.1% in fiscal 1997 fell slightly from 71.7% of net sales in fiscal 1996. This decrease was due primarily to start-up costs for the Company's wafer fabrication plant in Camas, Washington. Production commenced at the Camas facility during the fourth quarter of fiscal 1997.

Research and development ("R&D") expenses were $46.2 million, $35.4 million and $31.1 in fiscal 1998, 1997 and 1996 or 9.5%, 9.3% and 8.2% of net sales, respectively. The increase in R&D expenses in fiscal 1998 as compared to 1997 was due primarily to an increase in staffing, particularly design engineering personnel, an increase in profit sharing costs and higher spending for development mask sets and test wafers. The increase in R&D expenses in fiscal 1997 over 1996 was due to an increase in design and test engineering personnel, an increase in spending for development mask sets and the addition of a new design center in Colorado Springs, Colorado.

Selling, general and administrative ("SG&A") expenses were $53.3 million, $45.7 million and $49.1 million or 11.0%, 12.1% and 13.0% of net sales in fiscal 1998, 1997 and 1996, respectively. The increase in SG&A expenses in fiscal 1998 over 1997 was due primarily to an increase in staffing, particularly sales personnel, an increase in commissions and profit sharing costs and higher legal costs. The increase in legal costs is primarily due to intellectual property suits where the Company is the plaintiff. As a percentage of net sales, SG&A continued to decrease in fiscal 1998 as such costs increased at a lower rate than net sales growth. The decline in SG&A expenses in fiscal 1997 as compared to 1996 was due primarily to lower legal costs, sales commissions and profit sharing expenses offset partially by higher advertising costs.

Interest income in fiscal 1998 increased 47% over 1997 to $23.7 million and increased 22% in fiscal 1997 to $16.1 million from $13.1 million in fiscal 1996. The year over year increases were due primarily to the significant increases in cash, cash equivalents and short-term investments which grew $194.5 million and $121.0 million in fiscal 1998 and 1997, respectively. In concert with overall stable interest rates in the domestic financial markets, the Company's average rate of return in fiscal 1998 was generally flat as compared to fiscal 1997. The average rate of return in fiscal 1997 was slightly lower than fiscal 1996 due to lower short-term interest rates.

The Company's effective tax rate was 33.3 % in fiscal 1998 and 34.3% in fiscal 1997 and 1996. The lower tax rate in fiscal 1998 is due to an increase in business activity and assets employed outside of California where the Company experiences lower state tax rates and an increase in tax-exempt interest income.

Factors Affecting Future Operating Results

Except for historical information contained herein, the matters set forth in the Annual Report, including the statements in the following paragraphs, are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the timing, volume and pricing of new orders received and shipped during the quarter, timely ramp-up of new facilities, the timely introduction of new processes and products, general conditions in the world economy, the market for the Company's goods and other factors described below.

The Company achieved record sales and earnings in fiscal 1998 and the fourth quarter of fiscal 1998. However, during the fourth quarter demand weakened for the Company's products resulting in a decrease in the Company's order backlog as compared with the third quarter of fiscal 1998. The lower order activity appears to be industry-wide and has resulted from several factors including prolonged weakness in the Asian markets, slowdown in the computer industry and, in response, a delay in orders as customers took advantage of lower supplier lead times. As a result, during the first quarter of fiscal 1999, the Company expects quarterly revenues and earnings to decline 10% to 15% sequentially from the fourth quarter of fiscal 1998.

During fiscal 1997, the Company received an extension of its tax holiday for its Singapore operations through September 1999. An increase in business activity and assets employed outside of California and an increase in tax-exempt interest income resulted in a lower effective tax rate in fiscal 1998 as compared to fiscal 1997. The Company expects this trend to continue resulting in a further decline in its effective tax rate to the 32% to 32.5% range for fiscal 1999.

The Company plans to build another fabrication facility in California and expand existing manufacturing facilities during fiscal 1999. As a result, total capital expenditures for fiscal 1999 are expected to increase significantly over fiscal 1998. The new fabrication facility is not expected to be completed until fiscal 2000.

Past  performance  of  the  Company  may  not  be a  good  indicator  of  future performance due to factors affecting the Company, its competitors, the semiconductor industry and the overall economy. The semiconductor industry is characterized by rapid technological change, price erosion, cyclical market patterns, periodic oversupply conditions, occasional shortages of materials, capacity constraints, variation in manufacturing efficiencies and significant expenditures for capital equipment and product development. Furthermore, new product introductions and patent protection of existing products are critical factors for future sales growth and sustained profitability.

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

                                  Exhibit 13.1-4

Liquidity and Capital Resources

At June 28, 1998, cash, cash equivalents and short-term investments totaled $637.9 million, an increase of $194.5 million or 43.9% over cash, cash equivalents and short-term investments of $443.4 million at the end of fiscal 1997.

The issuance of common stock under stock option plans provided $60.7 million in proceeds and tax benefits in fiscal 1998 as compared to $40.8 million in fiscal 1997. The proceeds from stock issuances increased by $8.1 million in fiscal 1998 due to increases in the number of shares exercised and average exercise price. The tax benefit from stock option transactions increased by $11.8 million in fiscal 1998 due to increases in shares exercised and taxable gains on sale resulting from higher market prices for the Company's stock. Generally, the Company receives a tax deduction for the gain the employee recognizes on the exercise of a nonqualified stock option and records this tax benefit as an increase in common stock and a reduction in current income taxes payable. During fiscal 1998, the Company purchased 1,002,500 shares of its common stock on the open market for $56.4 million.

The Company's capital expenditures in fiscal 1998 totaled $24.4 million primarily for the purchase of machinery and equipment for the Company's fabrication, test and assembly facilities. The Company expects that fiscal 1999 expenditures for capital assets will increase significantly as the Company plans to build another fabrication facility in California and expand certain of its manufacturing facilities.

Cash dividends of $0.24 per share totaling $18.3 million were paid by the Company in fiscal 1998 as compared to $0.20 per share totaling $15.0 million fiscal 1997. In July 1998, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.07 per share from $0.06 per share. Future dividends will be based on quarterly financial performance.

The Company's cash equivalents and short-term investments are subject to market risk, primarily interest-rate and credit risk. The Company's investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted average duration of the Company's investments at June 28, 1998, a 1% (100 basis points) increase in short-term interest rates would result in an unrealized loss in market value of the Company's investments totaling approximately $5.5 million. However, because the Company's debt securities are carried as available for sale, no gains or losses are recognized by the Company due to changes in interest rates unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at amortized cost, which approximates fair market value.

At the end of fiscal 1998, working capital was $645.2 million and the Company had no long-term debt. For the past several years the Company has generally satisfied its liquidity needs through cash generated from operations and its existing cash and investment balances. Given its strong financial condition and performance, the Company plans to continue to finance its capital needs through these internal sources for the foreseeable future.

Year 2000

The Company has identified its internal computer hardware devices and software applications that require modification to become year 2000 compliant. Such devices and applications are primarily third party products with minimal customization. The Company is currently working with these vendors and other consultants to ascertain and resolve the potential problems associated with the processing of date sensitive information. Based on preliminary information, the Company believes that its internal computer systems will be year 2000 compliant and that the risk of major disruption from these systems due to year 2000 issues is minimal. However, the Company could be negatively affected to the extent its major suppliers, vendors and customers have not successfully addressed year 2000 issues and intends to contact critical third parties to assess this exposure. There can be no assurance that such parties will be year 2000 compliant or, in any event, that the Company will not be negatively affected from year 2000 issues. The Company does not expect the cost of implementation for its internal computer systems to have a material impact on the Company's financial position or results of operations.

                                  Exhibit 13.1-5

                                  LINEAR TECHNOLOGY CORPORATION
                                CONSOLIDATED STATEMENTS OF INCOME
In thousands, except per share amounts
================================================================================================

THREE YEARS ENDED JUNE 28, 1998                   1998             1997             1996
------------------------------------------------------------------------------------------------
Net sales                                       $484,799         $379,251        $377,771
Cost of sales                                    137,779          109,748         106,832
------------------------------------------------------------------------------------------------
   Gross profit                                  347,020          269,503         270,939
------------------------------------------------------------------------------------------------
Expenses:
   Research and development                       46,198           35,401          31,058
   Selling, general and administrative            53,275           45,670          49,127
------------------------------------------------------------------------------------------------
                                                  99,473           81,071          80,185
------------------------------------------------------------------------------------------------
   Operating income                              247,547          188,432         190,754
------------------------------------------------------------------------------------------------
Interest income                                   23,710           16,090          13,148
------------------------------------------------------------------------------------------------
Income before income taxes                       271,257          204,522         203,902
------------------------------------------------------------------------------------------------
Provision for income taxes                        90,355           70,151          69,938
------------------------------------------------------------------------------------------------
Net income                                      $180,902         $134,371        $133,964
================================================================================================

------------------------------------------------------------------------------------------------
Earnings per share:
------------------------------------------------------------------------------------------------
    Basic                                          $2.37            $1.79           $1.81
------------------------------------------------------------------------------------------------
    Diluted                                        $2.26            $1.71           $1.72
------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
    Basic                                         76,318           74,988          74,190
    Diluted                                       79,969           78,545          77,888

Cash dividends declared per share                  $0.24            $0.20           $0.16
------------------------------------------------------------------------------------------------

See accompanying notes.

                                  Exhibit 13.1-6

                                  LINEAR TECHNOLOGY CORPORATION
                                   CONSOLIDATED BALANCE SHEETS
===============================================================================================
In thousands
-----------------------------------------------------------------------------------------------

JUNE 28, 1998 AND JUNE 29, 1997                                   1998                    1997
Assets
Current assets:
   Cash and cash equivalents                                  $128,733                $ 50,114
   Short-term investments                                      509,160                 393,325
   Accounts receivable, net of allowance for
        doubtful accounts of $803 ($803 in 1997)                68,539                  64,836
   Inventories
        Raw materials                                            4,726                   4,001
        Work-in-process                                          6,502                   4,820
        Finished goods                                           4,892                   3,364
-----------------------------------------------------------------------------------------------
        Total inventories                                       16,120                  12,185
   Deferred tax assets                                          35,817                  30,698
   Prepaid expenses and other current assets                     9,807                   8,128
-----------------------------------------------------------------------------------------------
        Total current assets                                   768,176                 559,286
-----------------------------------------------------------------------------------------------
Property, plant and equipment, at cost:
   Land, buildings and improvements                             54,893                  53,312
   Manufacturing and test equipment                            151,484                 130,175
   Office furniture and equipment                                3,147                   2,707
-----------------------------------------------------------------------------------------------
                                                               209,524                 186,194
-----------------------------------------------------------------------------------------------
   Accumulated depreciation and amortization                   (84,878)                (65,847)
-----------------------------------------------------------------------------------------------
        Net property, plant and equipment                      124,646                 120,347
-----------------------------------------------------------------------------------------------
        Total assets                                          $892,822                $679,633
===============================================================================================

Liabilities and Shareholders' Equity Current liabilities:
   Accounts payable                                           $  8,241                $  7,872
   Accrued payroll and related benefits                         32,130                  21,423
   Deferred income on shipments to distributors                 33,377                  29,986
   Income taxes payable                                         32,749                  16,124
   Other accrued liabilities                                    16,529                  13,581
-----------------------------------------------------------------------------------------------
        Total current liabilities                              123,026                  88,986
-----------------------------------------------------------------------------------------------
Deferred tax liabilities                                        13,883                   1,596
Commitments
Shareholders' equity:
   Preferred stock, no par value, 2,000 shares
        authorized, none issued or outstanding                      --                      --
   Common stock, no par value, 120,000 shares
        authorized; 76,823 shares issued and
        outstanding (75,956 shares in 1997)                    230,655                 172,403
   Retained earnings                                           525,258                 416,648
-----------------------------------------------------------------------------------------------
      Total shareholders' equity                               755,913                 589,051
-----------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity            $892,822                $679,633
===============================================================================================

See accompanying notes.

                                 Exhibit 13.1-7

                                               LINEAR TECHNOLOGY CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
In thousands

THREE YEARS ENDED JUNE 28, 1998                                          1998               1997                1996
Cash flow from operating activities:
   Net income                                                        $180,902           $134,371            $133,964
   Adjustments to reconcile net income to
             net cash provided by operating activities:
        Depreciation and amortization                                  20,122             12,425              10,263
        Changes in operating assets and liabilities:
         Decrease (increase) in accounts receivable                    (3,703)           (16,441)            (18,625)
         Decrease (increase) in inventories                            (3,935)               745              (3,211)
         Decrease (increase) in deferred tax assets                    (5,119)            (3,498)             (6,592)
         Decrease (increase) in prepaid expenses
              and other current assets                                 (1,679)              (245)             (1,451)
         Increase (decrease) in accounts payable,
              payroll and other accrued liabilities                    14,024            (10,199)             24,652
         Increase (decrease) in deferred income
              on shipments to distributors                              3,391              5,058               7,701
           Tax benefit from stock option transactions                  34,125             22,272              19,989
         Increase (decrease) in income taxes payable                   16,625              7,729              (1,783)
         Increase (decrease) in deferred tax liabilities               12,287             (1,321)               (278)
---------------------------------------------------------------------------------------------------------------------
   Cash provided by operating activities                              267,040            150,896             164,629
---------------------------------------------------------------------------------------------------------------------
Cash flow from investing activities:
   Purchase of  short-term investments                               (444,051)          (301,746)           (224,717)
   Proceeds from sales and maturities of short-term
         investments                                                  328,216            176,500             158,714
   Purchase of property, plant and equipment                          (24,421)           (21,850)            (70,383)
---------------------------------------------------------------------------------------------------------------------
   Cash used in investing activities                                 (140,256)          (147,096)           (136,386)
---------------------------------------------------------------------------------------------------------------------
Cash flow from financing activities:
   Issuance of common shares under employee stock plans                26,596             18,481              12,736
   Purchase of common stock                                           (56,445)           (11,598)            (22,871)
   Payment of cash dividends                                          (18,316)           (14,962)            (11,861)
---------------------------------------------------------------------------------------------------------------------
   Cash used in financing activities                                  (48,165)            (8,079)            (21,996)
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                       78,619             (4,279)              6,247
Cash and cash equivalents, beginning of period                         50,114             54,393              48,146
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                             $128,733            $50,114             $54,393
=====================================================================================================================
Supplemental disclosures of cash flow information:
   Cash paid during the fiscal year for income taxes                  $31,742            $44,844             $58,602
=====================================================================================================================

See accompanying notes.

                                 Exhibit 13.1-8

                                               LINEAR TECHNOLOGY CORPORATION
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
In thousands

THREE YEARS ENDED JUNE 28, 1998
                                                                                                 Total
                                                         Common Stock            Retained        Shareholders'
                                                      Shares        Amount       Earnings        Equity
Balance at July 2, 1995                               73,586        100,939      207,591         308,530

Issuance of common stock for cash under employee
   stock option and stock purchase plans               1,806         12,736          ---          12,736
Tax benefit from stock option transactions               ---         19,989          ---          19,989
Purchase and retirement of common stock                 (730)        (1,182)     (21,689)        (22,871)
Net income                                               ---            ---      133,964         133,964
Cash dividends - $0.16 per share                         ---            ---      (11,861)        (11,861)
---------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                              74,662        132,482      308,005         440,487

Issuance of common stock for cash under employee
   stock option and stock purchase plans               1,764         18,481          ---          18,481
Tax benefit from stock option transactions               ---         22,272          ---          22,272
Purchase and retirement of common stock                 (470)          (832)     (10,766)        (11,598)
Net income                                               ---            ---      134,371         134,371
Cash dividends - $0.20 per share                         ---            ---      (14,962)        (14,962)
---------------------------------------------------------------------------------------------------------
Balance at June 29, 1997                              75,956       $172,403     $416,648        $589,051

Issuance of common stock for cash under employee
   stock option and stock purchase plans               1,869         26,596          ---          26,596
Tax benefit from stock option transactions               ---         34,125          ---          34,125
Purchase and retirement of common stock               (1,002)        (2,469)     (53,976)        (56,445)
Net income                                               ---            ---      180,902         180,902
Cash dividends - $0.24 per share                         ---            ---      (18,316)        (18,316)
---------------------------------------------------------------------------------------------------------
Balance at June 28, 1998                              76,823       $230,655     $525,258        $755,913
=========================================================================================================

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

Export sales by geographic area were as follows:

      In thousands
                                             1998         1997         1996
      Europe                            $ 126,726    $  91,927    $  87,920
      Japan                                57,400       46,332       57,954
      Asia Pacific and other               67,299       49,340       49,718
                                        ---------    ---------    ---------
      Total export sales                $ 251,425    $ 187,599    $ 195,592
                                        =========    =========    =========


Basis of Presentation
The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 1998, 1997 and 1996 were 52 week periods. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant inter-company accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents and Short-Term Investments
Cash equivalents are highly liquid investments with original maturities of three months or less. Investments with maturities over three months at the time of purchase are classified as short-term investments.

At June 28, 1998 and June 29, 1997, all of the Company's investments in debt securities were classified as available-for-sale, which means that, although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities are carried at amortized cost which approximates fair market value. At June 28, 1998 and June 29, 1997, the Company held no equity securities.

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

The Company's two largest domestic distributors accounted for 25%, 26% and 20% of net sales for fiscal 1998, 1997 and 1996, respectively. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 1998, 1997 and 1996.

The Company's assets, liabilities and cash flows are predominately U.S. dollar denominated, including those of its foreign operations. However, the Company's foreign subsidiaries have certain assets, liabilities and cash flows that are subject to foreign currency risk. The Company considers this risk to be minor and, for the three years ended June 28, 1998, had not utilized derivative instruments to hedge foreign currency risk or for any other purpose. Gains and losses resulting from foreign currency fluctuations are recognized in income currently and were not material for all periods presented.

Inventories
Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

                                Exhibit 13.1-10

Property, Plant and Equipment
Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the likely term of the lease.

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

Employee Stock Plans
The Company accounts for its employee stock plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The pro-forma disclosures required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" are included in Note 4 to the financial statements.

Net Income Per Share
In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). As required by FAS 128, basic earnings per share and diluted earnings per share have replaced primary earnings per share previously reported by the Company. Basic earnings per share is based upon the weighted average number of shares of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of employee stock options and is comparable to primary earnings per share previously reported by the Company. All earnings per share amounts for the periods presented have been restated to conform to the requirements of FAS 128. The following table sets forth the reconciliation of weighted average common shares outstanding used in the computation of basic and diluted earnings per share:

                                                  1998        1997     1996
                                                  --------------------------
       Denominator for basic
       earnings per share - weighted
       average shares outstanding                 76,318    74,988    74,190

       Effect of dilutive securities -
       employee stock options                      3,651     3,557     3,698
                                                  ------    ------    ------

       Denominator for diluted
       earnings per share                         79,969    78,545    77,888
                                                  ======    ======    ======

Recent Pronouncements
In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). This statement establishes new rules for the reporting and display of comprehensive income and its components. Components of comprehensive income include net income and certain transactions that have generally been reported in the consolidated statement of shareholders' equity. FAS 130 requires that these transactions be included with net income and presented separately as comprehensive income in the financial statements. The Company is required to adopt FAS 130 during fiscal 1999. At the time of adoption, the Company expects that comprehensive income will not be materially different from net income.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement changes the way public companies report segment information. The statement is effective for fiscal years beginning after December 15, 1997 and will be adopted by the Company for the fiscal year ending June 27, 1999.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities" ("FAS 133"). The statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company is required to adopt FAS 133 during fiscal 2000 and does not expect the statement to have a significant effect on the Company's operating results.

2. Cash Equivalents and Short-term Investments

The estimated fair values of cash equivalents and short-term investments are based on market prices. Investments as of June 28, 1998 were as follows:

                                Exhibit 13.1-11


                                                               Gross              Gross         Estimated
                                         Amortized        Unrealized         Unrealized              Fair
In thousands                                  Cost             Gains             Losses             Value
Cash equivalents:
Money market funds and floating
  rate notes                              $ 34,064            $    -            $     -          $ 34,064
Municipal bonds                             67,716                 -                 13            67,703
Other debt securities                       12,223                 -                  3            12,220
                                           -------             -----             ------           -------
                                           114,003                 -                 16           113,987
                                           -------             -----             ------           -------

Short-term investments:
Municipal bonds                            336,824             1,043                100           337,767
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                 130,416               208                114           130,510
Corporate debt securities and other         41,920                 1                 26            41,895
                                           -------             -----             ------           -------
                                           509,160             1,252                240           510,172
                                           -------             -----             ------           -------
Total cash equivalents and
  short-term investments                  $623,163            $1,252               $256          $624,159
                                           =======             =====             ======           =======


Investments as of June 29, 1997 were as follows:

                                                               Gross              Gross         Estimated
                                         Amortized        Unrealized         Unrealized              Fair
In thousands                                  Cost             Gains             Losses             Value
Cash equivalents:
Money market funds and floating
  rate notes                              $ 24,777            $    -            $     -          $ 24,777
Municipal bonds                              2,500                 -                  -             2,500
                                           -------             -----             ------           -------
                                            27,277                 -                  -            27,277
                                           -------             -----             ------           -------
Short-term investments:
Municipal bonds                            270,585               454                222           270,817
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                  99,008               134                105            99,037
Other debt securities                       23,732                 5                 33            23,704
                                           -------             -----             ------           -------
                                           393,325               593                360           393,558
                                           -------             -----             ------           -------
Total cash equivalents and
  short-term investments                  $420,602            $  593            $   360          $420,835
                                           =======             =====             ======           =======

The amortized cost and estimated fair value of investments in debt securities at June 28, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.


                                         Amortized             Estimated
In thousands                                Cost               Fair Value

Due in 1 year or less                    $244,394              $244,423
Due in 1-3 years                          378,769               379,736
                                          --------              --------
Total cash equivalents and
  short-term investments                 $623,163              $624,159
                                          ========              ========

3. Lease Commitments
The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

                                Exhibit 13.1-12

At June 28, 1998, the future minimum lease payments under non-cancelable operating leases having an initial term in excess of one year were approximately as follows: fiscal 1999: $1,582,000; fiscal 2000: $1,404,000; fiscal 2001:
$916,000;   fiscal  2002:  $876,000;  fiscal  2003:  $792,000;  and  thereafter:
$7,373,000.

Total rent expense was approximately $2,528,000, $2,379,000 and $2,015,000 in fiscal 1998, 1997 and 1996, respectively.

4. Employee Benefit Plans

Stock option plans
The Company has stock option plans under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant. At June 28, 1998, the total authorized number of shares under all plans was 34,500,000. Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

In fiscal 1997, the Board of Directors approved the repricing of stock option grants totaling 2,510,600 shares granted during fiscal 1996. In exchange for these new options, all vesting under the canceled options was lost and a new five year vesting period was started.

Option transactions during fiscal 1996, 1997 and 1998 are summarized as follows:

                                                  Stock            Weighted-
                                                 Options            Average
                                               Outstanding      Exercise Price
Outstanding options, July 2, 1995                  9,556,806         $12.17

Granted                                            2,744,500          34.80
Forfeited                                           (209,080)         23.94
Exercised                                         (1,734,278)          6.62
                                                  ----------         ------
Outstanding options, June 30, 1996                10,357,948         $18.84
                                                  ----------         ------

Granted                                            4,057,600          29.17
Re-priced options canceled                        (2,510,600)         34.80
Forfeited                                           (324,000)         26.75
Exercised                                         (1,701,702)          9.49
                                                  ----------         ------
Outstanding options, June 29, 1997                 9,879,246         $20.38
                                                  ----------         ------

Granted                                            2,875,575          56.13
Forfeited                                           (227,684)         33.67
Exercised                                         (1,802,641)         13.14
                                                  ----------         ------
Outstanding options, June 28, 1998                10,724,496         $30.91
                                                  ==========         ======

The following table sets forth certain information with respect to employee stock options outstanding and exercisable at June 28, 1998:

                                          Weighted     Weighted                        Weighted
                               Stock      Average       Average             Stock       Average
                              Options     Exercise     Remaining           Options     Exercise
Range of Exercise Prices    Outstanding     Price     Contractual        Exercisable     Price
                                                         Life
                                                        (Years)
$ 1.84 - $24.13               3,715,631    $13.36         4.5              3,160,031    $12.11
 24.75 -  45.88               3,883,990     27.99         7.9              1,150,570     28.07
 49.00 -  68.00               3,124,875     55.39         9.4                167,550     56.30
                            ------------- ----------- ------------       ------------ ------------

$ 1.84 - $68.00              10,724,496    $30.91         7.2              4,478,151    $17.86
                            ============= =========== ============       ============ ============

Stock Purchase Plan
The Company's stock purchase plan ("ESPP") permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or the end of each six month offering

                                Exhibit 13.1-13
period. The offering periods commence on approximately May 1 and November 1 of each year. At June 28, 1998, the shares reserved for issuance under this plan totaled 2,100,000 and 1,633,676 shares had been issued under this plan. During fiscal 1998, 66,284 shares were issued at a weighted-average price of $43.63 per share pursuant to this plan.

Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees"and related Interpretations ("APB 25"). In accordance with APB 25, the Company does not recognize compensation expense for stock options and other stock based awards issued to employees. However, the dilutive effect of employee stock options is included in the calculation of diluted earnings per share.

In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 attempts to quantify and measure currently the potential future value of employee stock options and other stock-based awards to employees. The valuation techniques it recommends are highly subjective and these methods could result in amounts that differ significantly from those amounts to be actually incurred. Consequently, FAS 123 allows companies to implement the pronouncement in the primary financial statements or to disclose the pro-forma effects of FAS 123 in the financial statement footnotes. The Company continues to apply APB 25 in accounting for stock-based awards to employees and to disclose the pro-forma effects of FAS
123. Had compensation cost for the Company's stock-based awards to employees been determined consistent with FAS 123, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below (in thousands, except per share amounts):

                                      1998             1997             1996
                                      ----             ----             ----
   Pro-forma net income             $163,511         $125,347         $128,986
   Pro-forma earnings per share:
        Basic                       $2.17            $1.70            $1.76
        Diluted                     $2.07            $1.62            $1.67

For purposes of the pro-forma  information,  the fair value of each stock option and ESPP grant is estimated on the date of grant using the Black-Scholes  option pricing model and the following weighted average assumptions:
                                 Employee Stock Options                   ESPP Shares
                            -------------------------------    --------------------------------
                                1998       1997      1996          1998       1997       1996
                                ----       ----      ----          ----       ----       ----
   Expected lives               6.0        6.5       6.5           0.5        0.5        0.5
   Expected volatility         51.0%      51.0%     51.0%         40.0%      40.0%      40.0%
   Dividend yields              0.4%       0.5%      0.5%          0.4%       0.5%       0.5%
   Risk free interest rates     5.7%       6.6%      6.5%          5.3%       5.4%       5.4%

Using the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted in fiscal 1998, 1997 and 1996 was $31.07, $20.07 and $19.85 per share, respectively. The weighted average estimated fair value of ESPP shares granted in fiscal 1998, 1997 and 1996 was $16.93, $10.14 and $9.95 per share, respectively. For the purposes of the pro-forma information, the estimated fair values of the employee stock options and ESPP shares are amortized to expense using the straight-line method over the vesting or offering periods, which is generally five years for employee stock options and six months for ESPP shares. The pro-forma information is not representative of the pro-forma effect of the fair value provisions of FAS 123 on the Company's income in future years because pro-forma compensation expense related to grants made prior to the implementation of FAS 123 in fiscal 1996 have not been taken into consideration. Accordingly, the pro-forma effect of FAS 123 will not be fully reflected until fiscal 2000 when the pro-forma effect will include compensation expense for stock option grants issued during the previous five years.

Retirement Plan
The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were approximately $6,126,000, $5,038,000 and $4,864,000 in fiscal 1998, 1997 and
1996, respectively.

5.  Income Taxes

The components of income before income taxes are as follows:

In thousands                             1998             1997              1996
United States operations             $240,072         $181,258          $189,275
Foreign operations                     31,185           23,264            14,627
                                     --------         --------          --------
                                     $271,257         $204,522          $203,902
                                     ========         ========          ========

                                Exhibit 13.1-14

The provision for income taxes consists of the following:

In thousands                            1998             1997              1996
United States federal:
Current                              $72,363          $64,694           $67,498
Deferred                               6,772           (4,589)           (6,725)
                                     -------          -------           -------
                                      79,135           60,105            60,773
                                     -------          -------           -------
State:
Current                                9,744            9,526             8,897
Deferred                                 396             (230)             (145)
                                     -------          -------           -------
                                      10,140            9,296             8,752
                                     -------          -------           -------

Foreign-Current                        1,080              750               413
                                     -------          -------           -------

                                     $90,355          $70,151           $69,938
                                     =======          =======           =======

Actual current tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of approximately $34,125,000, $22,272,000 and $19,989,000 for fiscal 1998, 1997 and 1996, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

The provision for income taxes reconciles to the amount computed by applying the statutory U.S. Federal rate at 35% to income before income taxes as follows:
In thousands                                                           1998             1997              1996
Tax at U.S. statutory rate                                          $94,940          $71,583           $71,366
State income taxes, net of federal benefit                            6,591            6,042             5,689
Earnings of foreign subsidiaries subject to lower rates              (6,735)         (6, 060)           (4,699)
Tax-exempt interest income                                           (4,857)          (2,913)           (2,529)
Other                                                                   416            1,499               111
                                                                    -------          -------           --------

                                                                    $90,355          $70,151           $69,938
                                                                    =======          =======           =======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of June 28, 1998 and June 29, 1997 are as follows:

In thousands                                           1998               1997

Deferred tax assets:
  Inventory valuation                                $ 9,124            $ 8,423
  Deferred income on shipments to distributors        13,184             11,395
  State income taxes                                  10,387              7,675
  Other                                                3,122              3,205
                                                     -------            -------
     Total deferred assets                            35,817             30,698
                                                     -------            -------

Deferred tax liabilities:
   Depreciation and amortization                       9,183              1,596
   Unremitted earnings of subsidiaries                 4,700                 --
                                                     -------            -------
      Total deferred tax liabilities                  13,883              1,596
                                                     -------            -------

  Net deferred tax assets                            $21,934            $29,102
                                                     =======            =======

The Company's Singapore subsidiary has been granted a ten-year tax holiday, which is scheduled to expire in September 1999. Also, the Company's Malaysia subsidiary has been granted a five-year tax holiday, which is scheduled to expire in June 2000.

                                Exhibit 13.1-15

The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $5,135,000 ($0.06 per diluted share) in fiscal 1998, $5,002,000 ($0.06 per diluted share) in fiscal 1997 and $3,731,000 ($0.05 per diluted share) in fiscal 1996. The Company does not provide a residual U.S. tax on a portion of the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest these earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be approximately $71,265,000.

                                Exhibit 13.1-16

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders of Linear Technology Corporation

We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of June 28, 1998 and June 29, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at June 28, 1998 and June 29, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 28, 1998, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


San Jose, California
July 17, 1998

                                Exhibit 13.1-17


COMPANY PROFILE                                          Hans J. Zapf
Linear Technology Corporation                            Vice President, International Sales
designs, manufactures and markets
a broad line of standard high                            Arthur F. Schneiderman
performance linear integrated circuits                   Secretary
utilizing bipolar and silicon gate                       Attorney, Wilson, Sonsini, Goodrich & Rosati,
CMOS and BiCMOS process technologies.                    Professional Corporation
                                                         Legal Counsel
BOARD OF DIRDECTORS

Thomas S. Volpe                                          TRANSFER AGENT AND REGISTRAR
Managing Partner                                         BankBoston, N.A.
Volpe, Brown, Whelen & Co. LLC                           Boston, Massachusetts
Investment Banking Firm
                                                         INDEPENDENT AUDITORS
David S. Lee                                             Ernst & Young LLP
Chairman of the Board                                    San Jose, California
Cortelco Systems Holding Corp.
Manufacturer,  Telecommunication                         CORPORATE AND INVESTOR INFORMATION
Systems and Products                                     Please direct inquiries to:
                                                         Paul Coghlan
Leo T. McCarthy                                          Vice President, Finance and CFO,
President                                                Linear Technology Corporation
The Daniel Group                                         1630 McCarthy Blvd.
International Consulting Firm                            Milpitas, California, 95035-7417
Former Lieutenant Governor
State of California                                      SEC FORM 10-K
                                                         If you would like a copy of our Annual Report on
Richard M. Moley                                         Form 10-K for the fiscal year ended June 28, 1998,
Former  President and Chief  Executive  Officer          as filed with the  Securities  and Exchange
StrataCom,  Inc.                                         Commission, you may obtain it without charge.
Manufacturer,  Telecommunication                         Direct your request to:
Systems and Products                                     Paul Coghlan,
                                                         Vice President, Finance and CFO
Robert H. Swanson, Jr.                                   Linear Technology Corporation,
President and Chief Executive Officer                    1630 McCarthy Blvd.
Linear Technology Corporation                            Milpitas, California, 95035-7417


OFFICERS
Robert H. Swanson, Jr.
President and Chief Executive Officer

Paul Chantalat
Vice President, Quality and Reliability


Paul Coghlan
Vice President, Finance and Chief Financial Officer

Tim Cox
Vice President, North American Sales


Clive B. Davies, Ph.D.
Vice President and Chief Operating Officer

Louis Di Nardo
Vice President, Marketing

Robert C. Dobkin
Vice President, Engineering

Sean T. Hurley
Vice President, Operations


                                Exhibit 13.1-18