Form 10-K, Exhibit 13
period 1999-06-27
LINEAR TECHNOLOGY CORP /CA/
filed 1999-09-24
CIK 791907

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

Fiscal 1999
Quarter Ended                                         June 27, 1999        March 28, 1999         Dec. 27, 1998       Sept. 27, 1998
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                              $   140,524          $    130,093          $    120,020          $    116,032
Gross profit                                               104,037                94,450                85,991                82,370
Net income                                                  54,179                49,828                45,904                44,382
Diluted earnings per share                                    0.34                  0.31                  0.29                  0.28
Cash dividends per share                                      0.04                 0.035                 0.035                 0.035
Stock price range per share:
   High                                                      65.69                 52.38                 42.09                 38.00
   Low                                                       51.25                 41.25                 20.50                 23.50
------------------------------------------------------------------------------------------------------------------------------------



Fiscal 1998
Quarter Ended                                          June 28, 1998        March 29, 1998        Dec. 28, 1997       Sept. 28, 1997
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                              $   132,011          $    125,982          $    117,004          $    109,802
Gross profit                                                95,186                90,058                83,358                78,418
Net income                                                  49,503                47,174                43,582                40,643
Diluted earnings per share                                    0.31                  0.30                  0.27                  0.25
Cash dividends per share                                      0.03                  0.03                  0.03                  0.03
Stock price range per share:
   High                                                      40.25                 39.13                 36.44                 37.07
   Low                                                       29.38                 25.97                 26.35                 25.88
------------------------------------------------------------------------------------------------------------------------------------


Diluted earnings per share amounts are based on the weighted average common shares and dilutive stock options outstanding during the quarter and may not add to diluted earnings per share for the year. All share and per share amounts reflect the Company's two-for-one stock split in February 1999.

The stock activity in the above table is based on the high and low closing prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the NASDAQ National market System under the symbol LLTC.

At June 27, 1999, there were approximately 1,281 shareholders of record.

EXHIBIT 13.1-2

                                                    LINEAR TECHNOLOGY CORPORATION
                                           SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND

In thousands, except per share amounts
------------------------------------------------------------------------------------------------------------------------------------

FIVE FISCAL YEARS ENDED JUNE 27, 1999                            1999           1998           1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Income statement information
Net sales                                                     $  506,669     $  484,799     $  379,251     $  377,771     $  265,023
Net income                                                       194,293        180,902        134,371        133,964         84,696
Basic earnings per share                                            1.28           1.19           0.90           0.90           0.58
Diluted earnings per share                                          1.22           1.13           0.86           0.86           0.55
Weighted average shares outstanding - Basic                      152,020        152,636        149,976        148,380        146,204
Weighted average shares outstanding - Diluted                    158,944        159,939        157,090        155,776        152,656

Balance sheet information
Cash, cash equivalents and short-term
investments                                                   $  786,707     $  637,893     $  443,439     $  322,472     $  250,222
Total assets                                                   1,046,914        892,822        679,633        529,802        367,553
Long-term debt                                                      --             --             --             --             --

Cash dividends per share                                      $    0.145     $     0.12     $     0.10     $     0.08     $     0.07

------------------------------------------------------------------------------------------------------------------------------------

All share and per share amounts reflect the Company's two-for-one stock split in February 1999.

EXHIBIT 13.1-3

                          LINEAR TECHNOLOGY CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Results of Operations

The table below states the income statement items as a percentage of net sales and provides the percentage change of such items compared to the prior fiscal year amount.

                                                                                                              Percentage
                                                               Fiscal Year Ended                                Change
                                                  -------------------------------------------           -----------------------

                                                                                                        1999              1998
                                                  June 27,         June 28,          June 29,           Over              Over
                                                    1999              1998             1997             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                            100.0%           100.0%            100.0%             5%               28%
Cost of sales                                         27.6             28.4              28.9              1                26
-------------------------------------------------------------------------------------------------
         Gross profit                                 72.4             71.6              71.1              6                29
-------------------------------------------------------------------------------------------------
Expenses:
         Research and development                     10.8              9.5               9.3             18                30
         Selling, general and administrative          10.7             11.0              12.1              2                17
-------------------------------------------------------------------------------------------------
                                                      21.5             20.5              21.4              9                23
-------------------------------------------------------------------------------------------------
         Operating income                             50.9             51.1              49.7              4                31
-------------------------------------------------------------------------------------------------
Interest income                                        5.5              4.9               4.2             17                47
-------------------------------------------------------------------------------------------------
Income before income taxes                            56.4%            56.0%             53.9%             5                33
-------------------------------------------------------------------------------------------------
Effective tax rates                                   32.0%            33.3%             34.3%
------------------------------------------------------------------------------------------------------------------------------------


Net sales were a record $506.7 million in fiscal 1999, an increase of 5% over net sales of $484.8 million in fiscal 1998. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products declined slightly during the year. Geographically, international sales represented 54% of net sales, up from 52% in fiscal 1998. International sales to Europe, Japan and the Rest of the World represented 24%, 12% and 18% of net sales, respectively. In absolute dollars, sales were relatively flat year over year in the United States, declined by 5% in Europe, increased by 2% in Japan, and increased significantly by 39% in the Rest of the World. The increase in the Rest of the World was due primarily to the overall economic environment in Asia, which improved throughout the year, after having declined significantly during the first quarter of fiscal 1999. The Company's major end-markets are communications, computer and industrial. Sales into the communications end-market increased during the year whereas sales into the other areas were relatively unchanged.

Net sales were $484.8 million in fiscal 1998, an increase of 28% over net sales of $379.3 million in fiscal 1997. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products declined slightly during the year. The Company experienced strong sales growth in each of its major end-markets. International sales represented 52% and 49% of net sales in fiscal 1998 and 1997, respectively. The increase in international sales was due primarily to a strong European market where sales increased 38% over the prior year. Sales to Japan and Rest of World, primarily Pacific Rim countries, increased 24% and 37%, respectively, over fiscal 1997 despite the economic and financial difficulties experienced by Japan and other countries in this region.

Gross profit was $366.8 million or 72.4% of net sales in fiscal 1999. The increase in gross profit as a percentage of sales as compared to 71.6% in fiscal 1998 was due primarily to the favorable effect of fixed costs allocated across a higher sales base and slightly better manufacturing efficiencies and yields achieved at the Company's fabrication, assembly and test facilities. These improvements were partially offset by a modest reduction in average selling price.

Gross profit was $347.0 million or 71.6% of net sales in fiscal 1998 compared to $269.5 million or 71.1% of net sales in fiscal 1997. The slight increase in gross profit as a percentage of sales was due primarily to the absorption of fixed costs over a larger sales base, lower costs from favorable exchange rates and manufacturing efficiencies. This was partially offset by slightly lower average selling prices, a change in product mix and higher costs associated with the ramp-up of the Company's newer fabrication facility in Camas, Washington.

Research and development ("R&D") expenses were $54.7 million, $46.2 million and $35.4 million in fiscal 1999, 1998 and 1997, respectively, or 10.8%, 9.5% and 9.3% of net sales, respectively. The increase in R&D expenses in fiscal 1999 as compared to 1998 was due primarily to an increase in staffing, particularly design and test engineering personnel, which resulted in higher compensation costs. In addition, development costs in new product areas and an increase in patent related expenses contributed to the increase in R&D expenses. The increase in R&D expenses in fiscal 1998 as compared to 1997 was due primarily to an increase in staffing, particularly design engineering personnel, an increase in spending for development mask sets and the addition of a new design center.

EXHIBIT 13.1-4

Selling, general and administrative ("SG&A") expenses were $54.3 million, $53.3 million and $45.7 million in fiscal 1999, 1998 and 1997, respectively, or 10.7%, 11.0% and 12.1% of net sales, respectively. The slight increase in SG&A expenses in fiscal 1999 as compared to 1998 resulted from the Company's move towards a direct sales force in certain domestic regions, which resulted in higher compensation costs, and increased marketing expenses. The effect of these increases was offset partially by lower external commissions. The increase in SG&A expenses in fiscal 1998 as compared to 1997 was due primarily to an increase in staffing, particularly sales personnel, an increase in commissions and profit sharing costs and higher legal costs.

Interest income increased 17% in fiscal 1999 to $27.8 million and increased 47% in fiscal 1998 to $23.7 million from $16.1 million in fiscal 1997. The year over year increases were due primarily to the significant increases in cash, cash equivalents and short-term investments which grew $148.8 million and $194.5 million in fiscal 1999 and 1998, respectively. The Company also repurchased $108.7 million and $56.4 million of its common stock during fiscal 1999 and 1998, respectively. The increase in interest income in fiscal 1999 was proportionately less than the overall increase in cash, cash equivalents and short-term investments, due to a decrease in interest rates in domestic financial markets.

The Company's effective tax rate was 32.0%, 33.3% and 34.3% in fiscal 1999, 1998 and 1997, respectively. The lower tax rates in fiscal 1999 and 1998 were due to higher business activity in foreign jurisdictions, an increase in assets employed outside of California where the Company experiences lower state tax rates, and an increase in tax-exempt income.

Factors Affecting Future Operating Results

Except for historical information contained herein, the matters set forth in this Annual Report, including the statements in the following paragraphs, are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the timing, volume and pricing of new orders received and shipped during the quarter, timely ramp-up of new facilities, the timely introduction of new processes and products, general conditions in the world economy, the market for the Company's goods and other factors as described below.

During fiscal 1997, the Company received an extension of its tax holiday for its Singapore operations through September 1999. The Company has applied for a second extension of its Singapore tax holiday; it expects but has not assumed that an extension will be granted. An increase in business activity and assets employed outside of California and an increase in tax-exempt interest income resulted in a lower effective tax rate in fiscal 1999 as compared to fiscal 1998. The Company currently expects its effective tax rate for fiscal 2000 to be approximately 32.0%; however, the rate may decline to the 31.0% range if the Company receives an extension of its Singapore tax holiday.

The Company plans to finish building a new wafer fabrication facility in California in late fiscal 2000. As a result, total capital expenditures are expected to increase significantly over fiscal 1999 levels, particularly towards the end of fiscal 2000. The new facility is planned to be in production in fiscal 2001, at which time depreciation will commence.

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

Although the Company believes that it has the product lines, manufacturing facilities and technical and financial resources for its current operations, sales and profitability can be significantly affected by the above and other factors. Additionally, the Company's common stock could be subject to significant price volatility should sales and/or earnings fail to meet expectations of the investment community. Furthermore, stocks of high technology companies are subject to extreme price and volume fluctuations that are often unrelated or disproportionate to the operating performance of these companies.

Liquidity and Capital Resources

At June 27, 1999, cash, cash equivalents and short-term investments totaled $786.7 million, an increase of $148.8 million or 23.3% over cash, cash equivalents and short-term investments of $637.9 million at the end of fiscal 1998.

The issuance of common stock under stock option plans provided $87.4 million in proceeds and tax benefits in fiscal 1999 as compared to $60.7 million in fiscal 1998. The proceeds from stock issuances increased by $11.7 million in fiscal 1999 due to increases in the number of options exercised and the average exercise price. The tax benefit from stock option transactions increased by $15.0 million in fiscal 1999 due to increases in the number of options exercised and the taxable gains on exercises resulting from higher market prices for the Company's stock. generally, the Company receives a tax deduction for the gain the employee recognizes on the exercise of a nonqualified stock option and records this tax benefit as an increase in common stock and a reduction in current income taxes payable. During fiscal 1999, the Company purchased 4,015,000 shares of its common stock on the open market for $108.7 million.

The Company's capital expenditures in fiscal 1999 totaled $39.1 million primarily for the purchase of machinery and equipment for the Company's fabrication, test and assembly facilities.

EXHIBIT 13.1-5

Cash dividends of $0.145 per share totaling $22.1 million were paid by the Company in fiscal 1999 as compared to $0.12 per share totaling $18.3 million in fiscal 1998. In April 1999, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.04 per share from $0.035 per share. Future dividends will be based on quarterly financial performance.

The Company's cash equivalents and short-term investments are subject to market risk, primarily interest-rate and credit risk. The Company's investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted average duration of the Company's investments at June 27, 1999, a hypothetical 100 basis point increase in short-term interest rates would result in an unrealized loss in market value of the Company's investments totaling approximately $6.8 million. However, because the Company's debt securities are classified as available-for-sale, no gains or losses are recognized by the Company due to changes in interest rates unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at amortized cost which approximates fair market value.

At the end of fiscal 1999, working capital was $779.8 million and the Company had no long-term debt. For the past several years the Company has generally satisfied its liquidity needs through cash generated from operations and its existing cash and investment balances. Given its strong financial condition and performance, the Company plans to continue to finance its capital needs through these internal sources for the foreseeable future.

Year 2000 Readiness Disclosure

The Company's Year 2000 Readiness Program remains on plan and at this time the Company does not foresee any problems which would hinder its ability to service customers and vendors in calendar year 2000. As of date of this filing, the Company has substantially completed its Year 2000 Readiness Program, and senior management continues to review progress of the remaining action items at least monthly.

The Company estimates the cost of implementation for Year 2000 compliance of its internal computer systems to be under $1.5 million, and consequently, will not have a material impact on the Company's financial position or results of operations. However, Year 2000 issues could have a significant impact on the Company's operations and its financial results if the remaining modifications to internal systems and equipment cannot be completed on a timely basis; unforeseen needs or problems arise, or if the systems operated by third parties are not year 2000 compliant. Should any of these unforeseen events occur, the Company will attempt to mitigate their adverse impacts. The Company is currently reviewing contingency plans including, but not limited to, manual back-up systems for current automated internal systems and alternate suppliers, where available, for external systems and services.

EXHIBIT 13.1-6

                                                    LINEAR TECHNOLOGY CORPORATION
                                                  CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share amounts
====================================================================================================================================
THREE YEARS ENDED JUNE 27, 1999                                                   1999                  1998                  1997
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                       $506,669              $484,799              $379,251
------------------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                    139,821               137,779               109,748
   Gross profit                                                                  366,848               347,020               269,503
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Research and development                                                       54,662                46,198                35,401
   Selling, general and administrative                                            54,260                53,275                45,670
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 108,922                99,473                81,071
------------------------------------------------------------------------------------------------------------------------------------
   Operating income                                                              257,926               247,547               188,432
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                   27,801                23,710                16,090
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                       285,727               271,257               204,522
------------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                        91,434                90,355                70,151
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $194,293              $180,902              $134,371
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
------------------------------------------------------------------------------------------------------------------------------------
    Basic                                                                       $   1.28              $   1.19              $   0.90
------------------------------------------------------------------------------------------------------------------------------------
    Diluted                                                                     $   1.22              $   1.13              $   0.86
------------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
    Basic                                                                        152,020               152,636               149,976
    Diluted                                                                      158,944               159,939               157,090

Cash dividends per share                                                        $  0.145              $   0.12              $   0.10
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

EXHIBIT 13.1-7

                                                    LINEAR TECHNOLOGY CORPORATION
                                                     CONSOLIDATED BALANCE SHEETS

====================================================================================================================================
In thousands
------------------------------------------------------------------------------------------------------------------------------------

JUNE 27, 1999 AND JUNE 28, 1998                                                                       1999                     1998
Assets
Current assets:
   Cash and cash equivalents                                                                   $   154,220              $   128,733
   Short-term investments                                                                          632,487                  509,160
   Accounts receivable, net of allowance for
        Doubtful accounts of $803 ($803 in 1998)                                                    62,188                   68,539
   Inventories
        Raw materials                                                                                2,705                    4,726
        Work-in-process                                                                              8,178                    6,502
        Finished goods                                                                               4,641                    4,892
                                                                                               -----------              -----------
        Total inventories                                                                           15,524                   16,120
   Deferred tax assets                                                                              28,116                   35,817
   Prepaid expenses and other current assets                                                        12,577                    9,807
                                                                                               -----------              -----------
        Total current assets                                                                       905,112                  768,176
                                                                                               -----------              -----------
Property, plant and equipment, at cost:
   Land, buildings and improvements                                                                 78,555                   54,893
   Manufacturing and test equipment                                                                166,863                  151,484
   Office furniture and equipment                                                                    3,234                    3,147
                                                                                               -----------              -----------
                                                                                                   248,652                  209,524
   Accumulated depreciation and amortization                                                      (106,850)                 (84,878)
                                                                                               -----------              -----------
        Net property, plant and equipment                                                          141,802                  124,646
                                                                                               -----------              -----------
        Total assets                                                                           $ 1,046,914              $   892,822
                                                                                               ===========              ===========

Liabilities and Shareholders' Equity:
Current liabilities:
   Accounts payable                                                                            $     7,873              $     8,241
   Accrued payroll and related benefits                                                             33,653                   32,130
   Deferred income on shipments to distributors                                                     35,464                   33,377
   Income taxes payable                                                                             27,404                   32,749
   Other accrued liabilities                                                                        20,881                   16,529
                                                                                               -----------              -----------
        Total current liabilities                                                                  125,275                  123,026
                                                                                               -----------              -----------
Deferred tax liabilities                                                                            14,845                   13,883
Commitments
Shareholders' equity:
   Preferred stock, no par value, 2,000 shares
        Authorized, none issued or outstanding                                                        --                       --
   Common stock, no par value, 240,000 shares
        Authorized; 153,731 shares issued and
        Outstanding (153,646 shares in 1998)                                                       312,027                  230,655
   Retained earnings                                                                               594,767                  525,258
                                                                                               -----------              -----------
     Total shareholders' equity                                                                    906,794                  755,913
                                                                                               -----------              -----------
     Total liabilities and shareholders' equity                                                $ 1,046,914              $   892,822
                                                                                               ===========              ===========

====================================================================================================================================

See accompanying notes.

EXHIBIT 13.1-8

                                                    LINEAR TECHNOLOGY CORPORATION
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

In thousands

THREE YEARS ENDED JUNE 27, 1999                                                          1999               1998               1997
Cash flow from operating activities:
     Net income                                                                     $ 194,293          $ 180,902          $ 134,371
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Depreciation and amortization                                                   21,972             20,122             12,425
       Changes in operating assets and liabilities:
            Decrease (increase) in accounts receivable                                  6,351             (3,703)           (16,441)
            Decrease (increase) in inventories                                            596             (3,935)               745
            Decrease (increase) in deferred tax assets                                  7,701             (5,119)            (3,498)
            Decrease (increase) in prepaid expenses
              and other current assets                                                 (2,770)            (1,679)              (245)
            Increase (decrease) in accounts payable, accrued                            5,507             14,024            (10,199)
              payroll and other accrued liabilities
            Increase (decrease) in deferred income
              on shipments to distributors                                              2,087              3,391              5,058
            Tax benefit from stock option transactions                                 49,077             34,125             22,272
            Increase (decrease) in income taxes payable                                (5,345)            16,625              7,729
            Increase (decrease) in deferred tax liabilities                               962             12,287             (1,321)
                                                                                    ---------          ---------          ---------

     Cash provided by operating activities                                            280,431            267,040            150,896
                                                                                    ---------          ---------          ---------

Cash flow from investing activities:
     Purchase of  short-term investments                                             (529,740)          (444,051)          (301,746)
     Proceeds from sales and maturities of short-term
       investments                                                                    406,413            328,216            176,500
     Purchase of property, plant and equipment                                        (39,128)           (24,421)           (21,850)
                                                                                    ---------          ---------          ---------

       Cash used in investing activities                                             (162,455)          (140,256)          (147,096)
                                                                                    ---------          ---------          ---------

Cash flow from financing activities:
     Issuance of common shares under employee stock plans                              38,332             26,596             18,481
     Purchase of common stock                                                        (108,736)           (56,445)           (11,598)
     Payment of cash dividends                                                        (22,085)           (18,316)           (14,962)
                                                                                    ---------          ---------          ---------

       Cash used in financing activities                                              (92,489)           (48,165)            (8,079)
                                                                                    ---------          ---------          ---------

Increase (decrease) in cash and cash equivalents                                       25,487             78,619             (4,279)
Cash and cash equivalents, beginning of period                                        128,733             50,114             54,393
                                                                                    ---------          ---------          ---------

Cash and cash equivalents, end of period                                            $ 154,220          $ 128,733          $  50,114
                                                                                    =========          =========          =========

Supplemental disclosures of cash flow information:
     Cash paid during the fiscal year for income taxes                              $  36,856          $  31,742          $  44,844
                                                                                    ---------          ---------          ---------

See accompanying notes.

EXHIBIT 13.1-9

                                                    LINEAR TECHNOLOGY CORPORATION
                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

In thousands

THREE YEARS ENDED JUNE 27, 1999
                                                                                                                            Total
                                                                              Common Stock               Retained      Shareholders'
                                                                         Shares          Amount          Earnings           Equity

Balance at June 30, 1996                                                 149,324        $ 132,482        $ 308,005        $ 440,487
                                                                       ---------        ---------        ---------        ---------

Issuance of common stock for cash under employee
   stock option and stock purchase plans                                   3,528           18,481             --             18,481
Tax benefit from stock option transactions                                  --             22,272             --             22,272
Purchase and retirement of common stock                                     (940)            (832)         (10,766)         (11,598)
Net income                                                                  --               --            134,371          134,371
Cash dividends - $0.10 per share                                            --               --            (14,962)         (14,962)
                                                                       ---------        ---------        ---------        ---------

Balance at June 29, 1997                                                 151,912          172,403          416,648          589,051

Issuance of common stock for cash under employee
   stock option and stock purchase plans                                   3,738           26,596             --             26,596
Tax benefit from stock option transactions                                  --             34,125             --             34,125
Purchase and retirement of common stock                                   (2,004)          (2,469)         (53,976)         (56,445)
Net income                                                                  --               --            180,902          180,902
Cash dividends - $0.12 per share                                            --               --            (18,316)         (18,316)
                                                                       ---------        ---------        ---------        ---------

Balance at June 28, 1998                                                 153,646          230,655          525,258          755,913

Issuance of common stock for cash under employee
   stock option and stock purchase plans                                   4,100           38,332             --             38,332
Tax benefit from stock option transactions                                  --             49,077             --             49,077
Purchase and retirement of common stock                                   (4,015)          (6,037)        (102,699)        (108,736)
Net income                                                                  --               --            194,293          194,293
Cash dividends - $0.145 per share                                           --               --            (22,085)         (22,085)
                                                                       ---------        ---------        ---------        ---------

Balance at June 27, 1999                                                 153,731        $ 312,027        $ 594,767        $ 906,794
                                                                       =========        =========        =========        =========

See accompanying notes.

EXHIBIT 13.1-10

                          LINEAR TECHNOLOGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of business and significant accounting policies

Description of business and export sales

Linear Technology Corporation ("the Company") designs, manufactures and markets high performance linear integrated circuits. Applications for the Company's products include: telecommunications, cellular telephones, networking products and satellite systems, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, factory automation, process control and military and space systems.

Export sales by geographic area were as follows:

In thousands
                                              1999           1998           1997
Europe                                    $120,793       $126,726       $ 91,927
Japan                                       58,656         57,400         46,332
Asia Pacific and other                      93,738         67,299         49,340
                                          --------       --------       --------
Total export sales                        $273,187       $251,425       $187,599
                                          ========       ========       ========


Basis of presentation

The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 1999, 1998 and 1997 were 52 week periods. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant inter-company accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock split

In February 1999, the Company completed a two-for-one stock split. All share and per share information has been adjusted for the effect of this stock split.

Cash equivalents and short-Term investments

Cash equivalents are highly liquid investments with original maturities of three months or less. Investments with maturities over three months at the time of purchase are classified as short-term investments.

At June 27, 1999 and June 28, 1998, all of the Company's investments in debt securities were classified as available-for-sale, which means that, although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities are carried at amortized cost which approximates fair market value, determined using quoted market prices for these securities. Realized and unrealized gains and losses from short-term investments were not material at any time during 1999, 1998 and 1997. At June 27, 1999 and June 28, 1998, the Company held no equity securities.

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

The Company's two largest domestic distributors accounted for 24%, 25% and 26% of net sales for fiscal 1999, 1998 and 1997, respectively. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 1999, 1998 and 1997.

The Company's assets, liabilities and cash flows are predominately U.S. dollar denominated, including those of its foreign operations. However, the Company's foreign subsidiaries have certain assets, liabilities and cash flows that are subject to foreign currency risk. The Company considers this risk to be minor and, for the three years ended June 27, 1999, had not utilized derivative instruments to hedge foreign currency risk or for any other purpose. Gains and losses resulting from foreign currency fluctuations are recognized in income currently and were not material for all periods presented.

EXHIBIT 13.1-11

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

Property, plant and equipment

Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the expected term of the lease. Net property, plant and equipment at June 27, 1999 was geographically distributed as follows: United States - $108,836,000, Malaysia - $19,858,000, Singapore - $13,015,000, and other - $93,000.

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

Stock Based Compensation

The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

Earnings Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated using the weighted average shares of common stock outstanding, plus the dilutive effect of stock options, calculated using the treasury stock method. The dilutive effect of stock options was 6,924,000, 7,303,000 and 7,114,000 shares for fiscal 1999, 1998 and 1997 respectively.

Comprehensive Income

The Company adopted FAS 130, "Reporting Comprehensive Income" , in fiscal 1999. FAS 130 requires certain items, including unrealized gains and losses on the Company's available-for-sale securities, to be included in other comprehensive income. The adoption of FAS 130 had no impact on the Company's financial position or results of operations, and there were no material differences between comprehensive income and net income for fiscal 1999, 1998 and 1997.

Segment Reporting

The Company adopted FAS 131, "Disclosures About Segments of an Enterprise and Related Information", in fiscal 1999. FAS 131 established new reporting requirements for public companies based on the management approach to segment reporting. In addition, FAS 131 also established new reporting requirements for disclosures about products and services, geographical areas, and major customers. Because the Company is viewed as a single operating segment for management purposes, no segment information has been disclosed. The other disclosures required by FAS 131 are included above in Note 1 to the consolidated financial statements.

Recent Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued FAS 133, "Accounting for Derivative Investments and Hedging Activities." This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In July 1999, the FASB issued FAS 137, which defers the effective date of FAS 133 for one year. Accordingly, the Company will now be required to adopt FAS 133 during fiscal 2001. The Company does not expect the adoption of FAS 133 to have a significant effect on the Company's financial position or results of operations.


2. Short-term Investments

Short-term investments as of June 27, 1999 and June 28, 1998 were as follows:

In thousands                                        June 27, 1999  June 28, 1998

Municipal bonds                                       $468,115       $336,824
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                             127,612        130,416
Corporate debt securities and other                     36,760         41,920
                                                      --------       --------
                                                      $632,487       $509,160
                                                      ========       ========

EXHIBIT 13.1-12

The contractual maturities of short-term investments at June 27, 1999 were as follows: one year or less - $49,286,000, one year to three years - $583,201,000. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.


3. Lease commitments

The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

At June 27, 1999, future minimum lease payments under non-cancelable operating leases having an initial term in excess of one year were as follows: fiscal 2000: $1,404,000; fiscal 2001: $916,000; fiscal 2002: $876,000; fiscal 2003:
$792,000; fiscal 2004: $792,000; and thereafter: $6,581,000.

Total rent expense was  $2,261,000,  $2,528,000  and  $2,379,000 in fiscal 1999,
1998 and 1997, respectively.


4. Employee benefit plans

Stock option plans

The Company has stock option plans under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant. At June 27, 1999, the total authorized number of shares under all plans was 77,000,000. Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

In fiscal 1997, the Board of Directors approved the repricing of stock option grants totaling 5,021,200 shares granted during fiscal 1996. In exchange for these new options, all vesting under the canceled options was lost and a new five year vesting period was started.

Stock option transactions during the three years ended June 27, 1999 are summarized as follows:

                                                     Stock           Weighted-
                                                    Options           Average
                                                  Outstanding     Exercise Price

Outstanding options, June 30, 1996                 20,715,896        $    9.42
                                                   ----------        ---------

Granted                                             8,115,200            14.59
Re-priced options canceled                         (5,021,200)           17.40
Forfeited                                            (648,000)           13.38
Exercised                                          (3,403,404)            4.75
                                                   ----------        ---------
Outstanding options, June 29, 1997                 19,758,492        $   10.19
                                                   ----------        ---------

Granted                                             5,751,150            28.07
Forfeited                                            (455,368)           16.84
Exercised                                          (3,605,282)            6.57
                                                   ----------        ---------
Outstanding options, June 28, 1998                 21,448,992        $   15.46
                                                   ----------        ---------

Granted                                             4,976,000            42.25
Forfeited                                            (382,700)           22.92
Exercised                                          (3,957,097)            8.81
                                                   ----------        ---------
Outstanding options, June 27, 1999                 22,085,195            22.56
                                                   ==========        =========

EXHIBIT 13.1-13

The following table sets forth certain information with respect to employee stock options outstanding and exercisable at June 27, 1999:

                                           Weighted      Weighted                        Weighted
                                  Stock     Average       Average             Stock      Average
                                 Options   Exercise     Remaining            Options     Exercise
Range of Exercise Prices      Outstanding    Price     Contractual         Exercisable    Price
                                                       Life (Years)
$ 1.14 - $12.38                9,229,807     $9.88         5.5              6,222,107     $8.71
 14.44 -  29.25                7,515,488     23.93         7.9              2,418,268     21.69
 30.13 -  56.31                5,339,900     42.53         9.3                389,800     32.73
                              ----------    ------         ---              ---------    ------

$ 1.14 - $56.31               22,085,195    $22.56         7.2              9,030,175    $13.22
                              ==========    ======         ===              =========    ======


Stock purchase plan

The Company's stock purchase plan ("ESPP") permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. At June 27, 1999, the shares reserved for issuance under this plan totaled 4,200,000 and 3,410,287 shares had been issued under this plan. During fiscal 1999, 142,935 shares were issued at a weighted-average price of $24.92 per share pursuant to this plan.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

The following table summarizes pro forma net income and pro forma earnings per share, as if the Company had elected to recognize compensation expense for its employee stock plans as prescribed by FAS 123 (in thousands, except per share amounts):

                                          1999            1998           1997
                                       ----------     -----------    -----------
Pro forma net income                   $   166,847    $   163,511    $   125,347
Pro forma earnings per share:
     Basic                             $     1.10     $      1.09    $      0.85
     Diluted                           $     1.05     $      1.04    $      0.81

For purposes of the pro forma information, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions (the fair value of shares issued under the Company's ESPP was not significant for all periods presented):

                                1999        1998        1997
                                ----        ----        ----
   Expected lives                6.5         6.0         6.5
   Expected volatility          54.0%       51.0%       51.0%
   Dividend yields               0.3%        0.4%        0.5%
   Risk free interest            5.6%        5.7%        6.6%
   rates

The Black-Scholes option valuation model was developed for use in estimating the fair value of publicly traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of publicly traded options, and because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its stock options.

Using the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted in fiscal 1999, 1998 and 1997 was $25.09, $15.54 and $10.04 per share, respectively. For the purposes of the pro forma information, the estimated fair values of the employee stock options are amortized to expense using the straight-line method over the vesting period. The pro forma information is not representative of the pro forma effect of the fair value provisions of FAS 123 on the Company's income in future years because pro forma compensation expense related to grants made prior to the implementation of FAS 123 in fiscal 1996 has not been taken into consideration. Accordingly, the pro forma effect of FAS 123 will not be fully reflected until fiscal 2000 when the pro forma effect will include compensation expense for stock option grants issued during the previous five years.

Retirement Plan

The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were approximately $7,577,000, $6,126,000 and $5,038,000 in fiscal 1999, 1998 and
1997, respectively.

EXHIBIT 13.1-14

5.  Income taxes

The components of income before income taxes are as follows:

In thousands                                    1999          1998          1997

United States operations                    $246,190      $240,072      $181,258
Foreign operations                            39,537        31,185        23,264
                                            --------      --------      --------
                                            $285,727      $271,257      $204,522
                                            ========      ========      ========

The provision for income taxes consists of the following:

In thousands                               1999            1998            1997

United States federal:
Current                                $ 71,433        $ 72,363        $ 64,694
Deferred                                  8,442           6,772          (4,589)
                                       --------        --------        --------
                                         79,875          79,135          60,105
                                       --------        --------        --------
State:
Current                                   9,119           9,744           9,526
Deferred                                    222             396            (230)
                                       --------        --------        --------
                                          9,341          10,140           9,296
                                       --------        --------        --------

Foreign-Current                           2,218           1,080             750
                                       --------        --------        --------

                                       $ 91,434        $ 90,355        $ 70,151
                                       ========        ========        ========

Actual current tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of approximately $49,077,000, $34,125,000 and $22,272,000 for fiscal 1999, 1998 and 1997, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

The provision for income taxes reconciles to the amount computed by applying the statutory U.S. Federal rate at 35% to income before income taxes as follows:

In thousands                                                                             1999               1998               1997
Tax at U.S. statutory rate                                                          $ 100,005          $  94,940          $  71,583
State income taxes, net of federal benefit                                              6,072              6,591              6,042
Earnings of foreign subsidiaries subject to lower rates                                (8,043)            (6,735)            (6,060)
Tax-exempt interest income                                                             (5,922)            (4,857)            (2,913)
Other                                                                                    (678)               416              1,499
                                                                                    ---------          ---------          ---------
                                                                                    $  91,434          $  90,355          $  70,151
                                                                                    =========          =========          =========


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of June 27, 1999 and June 28, 1998 are as follows:

In thousands                                                    1999        1998

Deferred tax assets:
  Inventory valuation                                        $10,764     $ 9,124
  Deferred income on shipments to distributors                13,215      13,184
  State income taxes                                           2,475      10,387
  Other                                                        1,662       3,122
                                                             -------     -------
     Total deferred tax assets                                28,116      35,817
                                                             -------     -------
Deferred tax liabilities:
   Depreciation and amortization                               6,892       9,183
   Unremitted earnings of subsidiaries                         7,953       4,700
                                                             -------     -------
      Total deferred tax liabilities                          14,845      13,883
                                                             -------     -------

  Net deferred tax assets                                    $13,271     $21,934
                                                             =======     =======

EXHIBIT 13.1-15

The Company's Singapore subsidiary has been granted a ten-year tax holiday, which is scheduled to expire in September 1999. The Company has applied for a second extension of its Singapore tax holiday; it expects but has not assumed that an extension will be granted. Also, the Company's Malaysia subsidiary has been granted a five-year tax holiday, which is scheduled to expire in June 2000.

The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $6,086,000 ($0.04 per diluted share) in fiscal 1999, $5,135,000 ($0.03 per diluted share) in fiscal 1998 and $5,002,000 ($0.03 per diluted share) in fiscal 1997. The Company does not provide a residual U.S. tax on a portion of the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest these earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be approximately $94,244,000.

EXHIBIT 13.1-16

Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders of Linear Technology Corporation

We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of June 27, 1999 and June 28, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at June 27, 1999 and June 28, 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 27, 1999, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


San Jose, California
July 16, 1999

EXHIBIT 13.1-17

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

BOARD OF DIRECTORS
Thomas S. Volpe
Managing Partner
Volpe, Brown, Whelen & Co. LLC
Investment Banking Firm

David S. Lee
Chairman of the Board
Cortelco Systems Holding Corp.
Manufacturer, Telecommunication
Systems and Products

Leo T. McCarthy
President
The Daniel Group
International Consulting Firm
Former Lieutenant Governor
State of California

Richard M. Moley
Former President and Chief Executive Officer
StrataCom, Inc.
Manufacturer, Telecommunication
Systems and Products

Robert H. Swanson, Jr.
Chairman and Chief Executive Officer
Linear Technology Corporation


OFFICERS
Robert H. Swanson, Jr.
Chairman and Chief Executive Officer

Clive B. Davies, Ph.D.
President

Paul Chantalat
Vice President, Quality and Reliability

Paul Coghlan
Vice President, Finance and Chief Financial Officer

Timothy D. Cox
Vice President, North American Sales

Robert C. Dobkin
Vice President, Engineering and Chief Technical Officer

Louis Di Nardo
Vice President, Marketing

Lothar Maier
Vice President and Chief Operating Officer

EXHIBIT 13.1-18

Hans J. Zapf
Vice President, International Sales

Arthur F. Schneiderman
Secretary
Attorney, Wilson, Sonsini, Goodrich & Rosati,
Professional Corporation
Legal Counsel


TRANSFER AGENT AND REGISTRAR
BankBoston, N.A.
Boston, Massachusetts


INDEPENDENT AUDITORS
Ernst & Young LLP
San Jose, California


CORPORATE AND INVESTOR INFORMATION
Please direct inquiries to:
Paul Coghlan
Vice President, Finance and CFO,
Linear Technology Corporation
1630 McCarthy Blvd.
Milpitas, California, 95035-7417


SEC FORM 10-K
If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended June 27, 1999, as filed with the Securities and Exchange Commission, you may obtain it without charge. Direct your request to:
Paul Coghlan,
Vice President, Finance and CFO
Linear Technology Corporation,
1630 McCarthy Blvd.
Milpitas, California, 95035-7417