Form 10-K, Exhibit 13
period 2000-07-02
LINEAR TECHNOLOGY CORP /CA/
filed 2000-09-29
CIK 791907


EXHIBIT 13.1 - Certain information included in the Registrant's Annual Report to
Shareholders for the fiscal year ended July 2, 2000

                                                        LINEAR TECHNOLOGY CORPORATION
                                                   QUARTERLY RESULTS AND STOCK MARKET DATA
                                                                 (UNAUDITED)

In thousands, except per share amounts
------------------------------------------- ------------------ ------------------ ------------------ -----------------

Fiscal 2000
Quarter Ended                                 July 2, 2000       April 2, 2000      Jan. 2, 2000      Sept. 26, 1999
------------------------------------------- ------------------ ------------------ ------------------ -----------------
Net sales                                       $211,017           $185,075            $162,294           $147,531
Gross profit                                     159,010            137,640             120,756            109,562
Net income                                        88,631             75,867              64,951             58,457
Diluted earnings per share                          0.27               0.23                0.20               0.18
Cash dividends per share                            0.03               0.02                0.02               0.02
Stock price range per share:
   High                                            72.31              58.06               40.88              37.88
   Low                                             41.00              36.00               27.89              28.78
------------------------------------------- ------------------ ------------------ ------------------ -----------------



Fiscal 1999
Quarter Ended                                 June 27, 1999     March 28, 1999     Dec. 27, 1998     Sept. 27, 1998
------------------------------------------- ------------------ ------------------ ----------------- ------------------

Net sales                                       $140,524           $130,093            $120,020          $116,032
Gross profit                                     104,037             94,450              85,991            82,370
Net income                                        54,179             49,828              45,904            44,382
Diluted earnings per share                          0.17               0.16                0.14              0.14
Cash dividends per share                            0.02             0.0175              0.0175            0.0175
Stock price range per share:
   High                                            32.85              26.19               21.05             19.00
   Low                                             25.63              20.63               10.25             11.75
------------------------------------------- ------------------ ------------------ ----------------- ------------------


Diluted earnings per share amounts are based on the weighted average common shares and dilutive stock options outstanding during the quarter and may not add to diluted earnings per share for the year. All share and per share amounts reflect the Company's two-for-one stock split effective in February 2000.

The stock activity in the above table is based on the high and low closing prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the NASDAQ National market System under the symbol LLTC.

At July 2, 2000, there were approximately 1,448 shareholders of record.



                                                        LINEAR TECHNOLOGY CORPORATION
                                               SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND


In thousands, except per share amounts
------------------------------------------------ ------------ ------------ ------------ ------------ -------------

FIVE FISCAL YEARS ENDED JULY 2, 2000                 2000         1999         1998        1997          1996
------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Income statement information
Net sales                                         $ 705,917    $ 506,669    $484,799     $379,251     $377,771
Net income                                          287,906      194,293     180,902      134,371      133,964
Basic earnings per share                               0.93         0.64        0.59         0.45         0.45
Diluted earnings per share                             0.88         0.61        0.57         0.43         0.43
Weighted average shares outstanding - Basic         310,953      304,040     305,272      299,952      296,760
Weighted average shares outstanding - Diluted       328,002      317,888     319,878      314,180      311,552

Balance sheet information
Cash, cash equivalents and short-term
    investments                                  $1,175,558     $786,707    $637,893     $443,439     $322,472
Total assets                                      1,507,256    1,046,914     892,822      679,633      529,802
Long-term debt                                           --           --          --           --           --

Cash dividends per share                              $0.09      $0.0725       $0.06        $0.05        $0.04
------------------------------------------------ ------------ ------------ ------------ ------------ -------------

All share and per share amounts reflect the Company's two-for-one stock split effective in February 2000.


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


                                                                                                              Percentage
                                                               Fiscal Year Ended                                Change
                                                  -------------------------------------------           -----------------------

                                                                                                        2000              1999
                                                  July 2,          June 27,          June 28,           Over              Over
                                                    2000              1999             1998             1999              1998
--------------------------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

Net sales                                            100.0%           100.0%            100.0%            39%                5%
Cost of sales                                         25.4             27.6              28.4             28                 1
--------------------------------------------- ---------------- ----------------- ----------------
         Gross profit                                 74.6             72.4              71.6             44                 6
--------------------------------------------- ---------------- ----------------- ----------------
Expenses:
         Research and development                     11.1             10.8               9.5             43                18
         Selling, general and administrative          10.5             10.7              11.0             37                 2
--------------------------------------------- ---------------- ----------------- ----------------
                                                      21.6             21.5              20.5             40                 9
--------------------------------------------- ---------------- ----------------- ----------------
         Operating income                             53.0             50.9              51.1             45                 4
--------------------------------------------- ---------------- ----------------- ----------------
Interest income                                        6.1              5.5               4.9             54                17
--------------------------------------------- ---------------- ----------------- ----------------
Income before income taxes                            59.1%            56.4%             56.0%            46                 5
--------------------------------------------- ---------------- ----------------- ----------------
Effective tax rates                                   31.0%            32.0%             33.3%
--------------------------------------------- ---------------- ----------------- ---------------- ----------------- ----------------


Net sales were a record $705.9 million in fiscal 2000, an increase of 39% over net sales of $506.7 million in fiscal 1999. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products declined slightly during the year. Geographically, international sales represented 54% of net sales, the same percentage as in fiscal 1999. International sales to Europe, Japan and the Rest of the World, primarily Asia, represented 20%, 12% and 22% of net sales, respectively. In absolute dollars, sales increased 39% year over year in the United States, increased by 19% in Europe, increased by 37% in Japan, and increased significantly by 69% in the Rest of the World. The increase in the Rest of the World was due both to business generated in the United States but manufactured in Asia and to the improved overall economic environment in Asia. The Company's major end-markets are communications, computer and industrial. Sales into all major end-markets were strong with communications leading computer and industrial. Within communications the major end-markets are networking, cellular phone handsets and telephone infrastructure, primarily cellular base stations. Sales in the networking area were fueled by growth in internet infrastructure products.

Net sales were $506.7 million in fiscal 1999, an increase of 5% over net sales of $484.8 million in fiscal 1998. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products declined slightly during the year. The Company experienced sales growth in the communications end-market, with flat sales year over year recorded by the computer and industrial end-markets. International sales represented 54% and 52% of net sales in fiscal 1999 and 1998, respectively. The increase in international sales was due primarily to strong sales in the Rest of the World, where sales increased 39% over the prior year. Sales to Japan, increased 2%, while sales in Europe, year over year declined 5%.

Gross profit was $526.9 million or 74.6% of net sales in fiscal 2000. The increase in gross profit as a percentage of sales as compared to 72.4% in fiscal 1999 was due primarily to the favorable effect of fixed costs allocated across a higher sales base and better manufacturing efficiencies and yields achieved at the Company's fabrication, assembly and test facilities. These improvements were partially offset by a modest reduction in average selling price.

Gross profit was $366.8 million or 72.4% of net sales in fiscal 1999 compared to $347.0 million or 71.6% of net sales in fiscal 1998. The increase in gross profit as a percentage of sales was due primarily to the favorable effect of fixed costs allocated across a higher sales base and slightly better manufacturing efficiencies and yields achieved at the Company's fabrication, assembly and test facilities. These improvements were partially offset by a modest reduction in average selling price.

In addition to the specific functional spending fluctuations mentioned below, the operating expenses of the Corporation were also impacted by one additional week of expenses included in fiscal 2000 because the Company operates on a 52/53 week year ending on the Sunday nearest June 30. Fiscal 2000 consisted of 53 weeks, while the two prior fiscal years used for comparative purposes each had 52 weeks. The additional week occurred in the Company's second fiscal quarter.

Research and development ("R&D") expenses were $78.3 million, $54.7 million and $46.2 million in fiscal 2000, 1999 and 1998, respectively, or 11.1%, 10.8% and 9.5% of net sales, respectively. The increase in R&D expenses in fiscal 2000 as compared to 1999 was due primarily to an increase in compensation costs from increased staffing, particularly design and test engineering personnel and higher profit sharing. In addition, development costs in new product areas, the addition of a new design center and an increase in patent related expenses contributed to the increase in R&D expenses. The increase in R&D expenses in fiscal 1999 as compared to 1998 was due primarily to an increase in staffing, particularly design engineering personnel, an increase in spending for development mask sets and the addition of a new design center.

Selling, general and administrative ("SG&A") expenses were $74.3 million, $54.3 million and $53.3 million in fiscal 2000, 1999 and 1998, respectively, or 10.5%, 10.7% and 11.0% of net sales, respectively. The significant increase in SG&A expenses in fiscal 2000 as compared to 1999 resulted from an increase in staffing, particularly sales personnel, as the Company continued to grow its internal sales force. The magnitude of the sales increase and the growth of the direct sales force resulted in an increase in both internal and external commissions. Also accounting for the increased SG&A costs were higher profit sharing and external communication charges, primarily advertising.

Interest income increased 54% in fiscal 2000 to $42.9 million and increased 17% in fiscal 1999 to $27.8 million from $23.7 million in fiscal 1998. The year over year increases were due primarily to the significant increases in cash, cash equivalents and short-term investments which grew $388.9 million and $148.8 million in fiscal 2000 and 1999, respectively. This increase was primarily due to the increase in cash generated from operations; secondarily cash increased as a result of the exercise of stock options and the tax benefit derived therefrom. In 1999 the Company purchased back $108.7 million of its common stock. In fiscal 2000, nominally higher interest rates and one additional week of interest income due to the 53 week fiscal year contributed to the higher interest income in conjunction with the higher cash balance.

The Company's effective tax rate was 31.0%, 32.0% and 33.3% in fiscal 2000, 1999 and 1998, respectively. The lower tax rates in fiscal 2000 and 1999 were due to higher business activity in foreign jurisdictions, an increase in assets employed outside of California where the Company experiences lower state tax rates, and an increase in tax-exempt income.

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

The Company's tax holiday in Singapore expired in September 1999. The Company is finalizing a modified tax holiday that would be effective through September 2004. The Company is also currently applying for an extension of its Malaysia tax holiday, which expired in June 2000, and believes that an extension will be granted. An increase in business activity and assets employed outside of California and an increase in tax-exempt interest income resulted in a lower effective tax rate in fiscal 2000 as compared to fiscal 1999.

The Company plans to finish building a new wafer fabrication facility in California in fiscal 2001. As a result, total capital expenditures are expected to increase significantly over fiscal 2000 levels, particularly towards the beginning of fiscal 2001. The new facility is planned to be in production in the second half of fiscal 2001, at which time depreciation will commence.

Past  performance  of  the  Company  may  not  be a  good  indicator  of  future performance due to factors affecting the Company, its competitors, the semiconductor industry and the overall economy. The semiconductor industry is characterized by rapid technological change, price erosion, cyclical market patterns, periodic oversupply conditions, occasional shortages of materials, capacity constraints, variation in manufacturing efficiencies and significant expenditures for capital equipment and product development. The Company's headquarters and a portion of its manufacturing facilities and research and development activities and certain other critical business operations are located near major earthquake fault lines. Consequently the Company could be adversely affected in the event of a major earthquake. Furthermore, new product introductions and patent protection of existing products are critical factors for future sales growth and sustained profitability.

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

Liquidity and Capital Resources

At July 2, 2000, cash, cash equivalents and short-term investments totaled $1,175.6 million, an increase of $388.9 million or 49% over cash, cash equivalents and short-term investments of $786.7 million at the end of fiscal 1999.

The issuance of common stock under stock option plans provided $155.4 million in proceeds and tax benefits in fiscal 2000 as compared to $87.4 million in fiscal 1999. The proceeds from stock issuances increased by $16.4 million in fiscal 2000 due to increases in the number of options exercised and the average exercise price. The tax benefit from stock option transactions increased by $51.6 million in fiscal 2000 due to increases in the number of options exercised and the taxable gains on exercises resulting from higher market prices for the Company's stock. Generally, the Company receives a tax deduction for the gain the employee recognizes on the exercise of a nonqualified stock option and records this tax benefit as an increase in common stock and a reduction in current income taxes payable.

The Company's capital expenditures in fiscal 2000 totaled $80.3 million covering land and buildings in the United States, buildings in Asia and machinery and equipment for the Company's fabrication, test and assembly facilities.


Cash dividends of $0.09 per share totaling $27.9 million were paid by the Company in fiscal 2000 as compared to $0.0725 per share totaling $22.1 million in fiscal 1999. In April 2000, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.03 per share from $0.02 per share. Future dividends will be based on quarterly financial performance.

The Company's cash equivalents and short-term investments are subject to market risk, primarily interest-rate and credit risk. The Company's investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted average duration of the Company's investments at July 2, 2000, a hypothetical 100 basis point increase in short-term interest rates would result in an unrealized loss in market value of the Company's investments totaling approximately $8.4 million. However, because the Company's debt securities are classified as available-for-sale, no gains or losses are recognized by the Company due to changes in interest rates unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at amortized cost, which approximates fair market value.

At the end of fiscal 2000, working capital was $1,141.4 million and the Company had no long-term debt. For the past several years the Company has generally satisfied its liquidity needs through cash generated from operations and its existing cash and investment balances. Given its strong financial condition and performance, the Company plans to continue to finance its capital needs through these internal sources for the foreseeable future.



                          LINEAR TECHNOLOGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share amounts
---------------------------------------------- --------------- ---------------- -----------------

THREE YEARS ENDED JULY 2, 2000                      2000            1999              1998
---------------------------------------------- --------------- ---------------- -----------------
Net sales                                         $705,917        $506,669         $484,799
Cost of sales                                      178,949         139,821          137,779
---------------------------------------------- --------------- ---------------- -----------------
   Gross profit                                    526,968         366,848          347,020
---------------------------------------------- --------------- ---------------- -----------------
Expenses:
   Research and development                         78,299          54,662           46,198
   Selling, general and administrative              74,273          54,260           53,275
---------------------------------------------- --------------- ---------------- -----------------
                                                   152,572         108,922           99,473
---------------------------------------------- --------------- ---------------- -----------------
   Operating income                                374,396         257,926          247,547
---------------------------------------------- --------------- ---------------- -----------------
Interest income                                     42,858          27,801           23,710
---------------------------------------------- --------------- ---------------- -----------------
Income before income taxes                         417,254         285,727          271,257
---------------------------------------------- --------------- ---------------- -----------------
Provision for income taxes                         129,348          91,434           90,355
---------------------------------------------- --------------- ---------------- -----------------
Net income                                        $287,906        $194,293         $180,902
---------------------------------------------- --------------- ---------------- -----------------

---------------------------------------------- --------------- ---------------- -----------------
Earnings per share:
---------------------------------------------- --------------- ---------------- -----------------
    Basic                                            $0.93           $0.64            $0.59
---------------------------------------------- --------------- ---------------- -----------------
    Diluted                                          $0.88           $0.61            $0.58
---------------------------------------------- --------------- ---------------- -----------------
Weighted average shares outstanding:
    Basic                                          310,953         304,040          305,272
    Diluted                                        328,002         317,888          319,878

Cash dividends per share                             $0.09         $0.0725            $0.06
---------------------------------------------- --------------- ---------------- -----------------


See accompanying notes.



                          LINEAR TECHNOLOGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS

------------------------------------------------ ----------------------- -----------------------
In thousands
------------------------------------------------ ----------------------- -----------------------

JULY 2, 2000 AND JUNE 27, 1999                                     2000                    1999
Assets
Current assets:
   Cash and cash equivalents                                      $   230,455        $   154,220
   Short-term investments                                             945,103            632,487
   Accounts receivable, net of allowance for
        doubtful accounts of $803 ($803 in 1999)                       69,326             62,188
   Inventories
        Raw materials                                                   5,201              2,705
        Work-in-process                                                 8,880              8,178
        Finished goods                                                  7,831              4,641
                                                                  -----------        -----------
        Total inventories                                              21,912             15,524
   Deferred tax assets                                                 32,246             28,116
   Prepaid expenses and other current assets                           11,061             12,577
                                                                  -----------        -----------
        Total current assets                                        1,310,103            905,112
                                                                  -----------        -----------

Property, plant and equipment, at cost:
   Land, buildings and improvements                                    91,670             78,555
   Manufacturing and test equipment                                   234,042            166,863
   Office furniture and equipment                                       3,249              3,234
                                                                  -----------        -----------
                                                                      328,961            248,652
   Accumulated depreciation and amortization                         (131,808)          (106,850)
                                                                  -----------        -----------
        Net property, plant and equipment                             197,153            141,802
                                                                  -----------        -----------
        Total assets                                              $ 1,507,256        $ 1,046,914
                                                                  ===========        ===========

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                               $    16,829        $     7,873
   Accrued payroll and related benefits                                57,710             33,653
   Deferred income on shipments to distributors                        34,488             35,464
   Income taxes payable                                                31,916             27,404
   Other accrued liabilities                                           27,734             20,881
                                                                  -----------        -----------
        Total current liabilities                                     168,677            125,275
                                                                  -----------        -----------
Deferred tax liabilities                                               16,382             14,845
Commitments
Shareholders' equity:
   Preferred stock, no par value, 2,000 shares
        authorized, none issued or outstanding                           --                 --
   Common stock, no par value, 480,000 shares
        authorized; 315,167 shares issued and
        outstanding (307,462 shares in 1999)                          467,474            312,027
   Retained earnings                                                  854,723            594,767
                                                                  -----------        -----------
       Total shareholders' equity                                   1,322,197            906,794
                                                                  -----------        -----------
       Total liabilities and shareholders' equity                 $ 1,507,256        $ 1,046,914
                                                                  ===========        ===========
------------------------------------------------ ----------------------- -----------------------

See accompanying notes.




                                                        LINEAR TECHNOLOGY CORPORATION
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    INCREASE IN CASH AND CASH EQUIVALENTS

In thousands

THREE YEARS ENDED JULY 2, 2000                                            2000                1999            1998

Cash flow from operating activities:
     Net income                                                          $ 287,906       $ 194,293       $ 180,902
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Depreciation and amortization                                        24,958          21,972          20,122
       Changes in operating assets and liabilities:
            Decrease (increase) in accounts receivable                      (7,137)          6,351          (3,703)
            Decrease (increase) in inventories                              (6,388)            596          (3,935)
            Decrease (increase) in deferred tax assets                      (4,130)          7,701          (5,119)
            Decrease (increase) in prepaid expenses
              and other current assets                                       1,515          (2,770)         (1,679)
            Increase (decrease) in accounts payable, accrued
              payroll and other accrued liabilities                         39,866           5,507          14,024
            Increase (decrease) in deferred income
              on shipments to distributors                                    (976)          2,087           3,391
            Tax benefit from stock option transactions                     100,664          49,077          34,125
            Increase (decrease) in income taxes payable                      4,512          (5,345)         16,625
            Increase (decrease) in deferred tax liabilities                  1,537             962          12,287
                                                                         ---------       ---------       ---------

     Cash provided by operating activities                                 442,327         280,431         267,040
                                                                         ---------       ---------       ---------

Cash flow from investing activities:
     Purchase of  short-term investments                                  (793,631)       (529,740)       (444,051)
     Proceeds from sales and maturities of short-term
       investments                                                         481,015         406,413         328,216
     Purchase of property, plant and equipment                             (80,309)        (39,128)        (24,421)
                                                                         ---------       ---------       ---------

       Cash used in investing activities                                  (392,925)       (162,455)       (140,256)
                                                                         ---------       ---------       ---------

Cash flow from financing activities:
     Issuance of common shares under employee stock plans                   54,783          38,332          26,596
     Purchase of common stock                                                 --          (108,736)        (56,445)
     Payment of cash dividends                                             (27,950)        (22,085)        (18,316)
                                                                         ---------       ---------       ---------

       Cash provided by (used in) financing activities                      26,833         (92,489)        (48,165)
                                                                         ---------       ---------       ---------
Increase in cash and cash equivalents                                       76,235          25,487          78,619
Cash and cash equivalents, beginning of period                             154,220         128,733          50,114
                                                                         ---------       ---------       ---------

Cash and cash equivalents, end of period                                 $ 230,455       $ 154,220       $ 128,733
                                                                         =========       =========       =========

Supplemental disclosures of cash flow information:
     Cash paid during the fiscal year for income taxes                   $  26,486       $  36,856       $  31,742
                                                                         ---------       ---------       ---------



See accompanying notes.



                                                        LINEAR TECHNOLOGY CORPORATION
                                               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

In thousands

THREE YEARS ENDED JULY 2, 2000
                                                                                                   Total
                                                          Common Stock            Retained         Shareholders'
                                                     Shares       Amount          Earnings         Equity

Balance at June 29, 1997                               303,824    $   172,403    $   416,648    $   589,051

Issuance of common stock for cash under employee
   stock option and stock purchase plans                 7,476         26,596           --           26,596
Tax benefit from stock option transactions                --           34,125           --           34,125
Purchase and retirement of common stock                 (4,008)        (2,469)       (53,976)       (56,445)
Net income                                                --             --          180,902        180,902
Cash dividends - $0.06 per share                          --             --          (18,316)       (18,316)
                                                   -----------    -----------    -----------    -----------

Balance at June 28, 1998                               307,292        230,655        525,258        755,913

Issuance of common stock for cash under employee
   stock option and stock purchase plans                 8,200         38,332           --           38,332
Tax benefit from stock option transactions                --           49,077           --           49,077
Purchase and retirement of common stock                 (8,030)        (6,037)      (102,699)      (108,736)
Net income                                                --             --          194,293        194,293
Cash dividends - $0.0725 per share                        --             --          (22,085)       (22,085)
                                                   -----------    -----------    -----------    -----------

Balance at June 27, 1999                               307,462        312,027        594,767        906,794

Issuance of common stock for cash under employee
   stock option and stock purchase plans                 7,705         54,783           --           54,783
Tax benefit from stock option transactions                --          100,664           --          100,664
Purchase and retirement of common stock                   --             --             --             --
Net income                                                --             --          287,906        287,906
Cash dividends - $0.09 per share                          --             --          (27,950)       (27,950)
                                                   -----------    -----------    -----------    -----------

Balance at July 2, 2000                                315,167    $   467,474    $   854,723    $ 1,322,197
                                                   ===========    ===========    ===========    ===========




See accompanying notes.

                          LINEAR TECHNOLOGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. Description of business and significant accounting policies

Description of business and export sales

Linear Technology Corporation ("the Company") designs, manufactures and markets high performance linear integrated circuits. Applications for the Company's products include: telecommunications, cellular telephones, networking products and satellite systems, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, automotive electronics, factory automation, process control and military and space systems.

Export sales by geographic area were as follows:

    In thousands
                                           2000         1999         1998
    Europe                              $143,204      $120,793     $126,726
    Japan                                 80,637        58,656       57,400
    Rest of the World                    158,520        93,738       67,299
                                        ---------    ---------    ---------
    Total export sales                  $382,361      $273,187     $251,425
                                        ========     =========    =========


Basis of presentation

The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 2000 was a 53 week period, while fiscal years 1999 and 1998 were 52 week periods. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant inter-company accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock split

In February 2000, the Company had a two-for-one stock split. All share and per share information has been adjusted for the effect of this stock split.

Cash equivalents and short-term investments

Cash equivalents are highly liquid investments with original maturities of three months or less. Investments with maturities over three months at the time of purchase are classified as short-term investments.

At July 2, 2000 and June 27, 1999, all of the Company's investments in debt securities were classified as available-for-sale, which means that, although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities are carried at amortized cost, which approximates fair market value, determined using quoted market prices for these securities. Realized and unrealized gains and losses from short-term investments were not material at any time during fiscal 2000, 1999 and 1998. At July 2, 2000 and June 27, 1999, the Company held no equity securities.

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

The Company's two largest domestic distributors together accounted for 25%, 24% and 25% of net sales for fiscal 2000, 1999 and 1998, respectively. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 2000, 1999 and 1998.

The Company's assets, liabilities and cash flows are predominately U.S. dollar denominated, including those of its foreign operations. However, the Company's foreign subsidiaries have certain assets, liabilities and cash flows that are subject to foreign currency risk. The Company considers this risk to be minor and, for the three years ended July 2, 2000, had not utilized derivative instruments to hedge foreign currency risk or for any other purpose. Gains and losses resulting from foreign currency fluctuations are recognized in income currently and were not material for all periods presented.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

Property, plant and equipment

Net property, plant and equipment at July 2, 2000 was geographically distributed as follows: United States - $152,612,000, Malaysia - $28,265,000, Singapore - $16,212,000, and other - $64,000. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the expected term of the lease.

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

Stock Based Compensation

The Company accounts for stock-based awards to employees under the intrinsic value method and discloses in Note 4 the proforma effects of accounting for such awards under the fair value method.

Earnings Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated using the weighted average shares of common stock outstanding, plus the dilutive effect of stock options, calculated using the treasury stock method. The dilutive effect of stock options was 17,049,000, 13,848,000 and 14,606,000 shares for fiscal 2000, 1999 and 1998 respectively.

Comprehensive Income

The Company adopted FAS 130, "Reporting Comprehensive Income", in fiscal 1999. FAS 130 requires certain items, including unrealized gains and losses on the Company's available-for-sale securities, to be included in other comprehensive income. The adoption of FAS 130 had no impact on the Company's financial position or results of operations, and there were no material differences between comprehensive income and net income for fiscal 2000, 1999 and 1998.

Segment Reporting

The Company adopted FAS 131, "Disclosures About Segments of an Enterprise and Related Information", in fiscal 1999. FAS 131 established new reporting requirements for public companies based on the management approach to segment reporting. The Company competes in a single operating segment, and as a result, no segment information has been disclosed. Disclosures about products and services, geographical areas, and major customers are included above in Note 1 to the consolidated financial statements.

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

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB 101.

2. Short-term Investments

Short-term investments as of July 2, 2000 and June 27, 1999 were as follows:

In thousands                             July 2, 2000   June 27, 1999

Municipal bonds                             $631,009       $468,115
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                   239,919        127,612
Corporate debt securities and other           74,175         36,760
                                            --------       --------
                                            $945,103       $632,487

The contractual maturities of short-term investments at July 2, 2000 were as follows: one year or less - $287,707,000, one year to three years - $657,396,000. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

3. Lease commitments

The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

At July 2, 2000, future minimum lease payments under non-cancelable operating leases having an initial term in excess of one year were as follows: fiscal 2001: $1,091,000; fiscal 2002: $912,000; fiscal 2003: $813,000; fiscal 2004:
$786,000; fiscal 2005: $814,000; and thereafter: $6,390,000.

Total rent expense was  $2,045,000,  $2,261,000  and  $2,528,000 in fiscal 2000,
1999 and 1998, respectively.

4. Employee benefit plans

Stock option plans

The Company has stock option plans under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant. At July 2, 2000, the total authorized number of shares under all plans was 154,000,000. Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

Stock option transactions during the three years ended July 2, 2000 are summarized as follows:


                                                     Stock          Weighted-
                                                    Options          Average
                                                  Outstanding     Exercise Price

Outstanding options, June 29, 1997                 39,516,984         $5.09
                                                   ----------

Granted                                            11,502,300         14.04
Forfeited                                            (910,736)         8.42
Exercised                                          (7,210,564)         3.29
                                                   ----------
Outstanding options, June 28, 1998                 42,897,984         $7.73
                                                   ----------

Granted                                             9,952,000         21.13
Forfeited                                            (765,400)        11.46
Exercised                                          (7,914,194)         4.41
                                                   ----------
Outstanding options, June 27, 1999                 44,170,390        $11.28
                                                   ----------

Granted                                             3,812,200         37.62
Forfeited                                            (558,070)        17.57
Exercised                                          (7,535,600)         6.73
                                                   ----------
Outstanding options, July 2, 2000                  39,888,920        $14.70
                                                   ==========


The following table sets forth certain information with respect to employee stock options outstanding and exercisable at July 2, 2000:


                                           Weighted      Weighted                       Weighted
                                Stock      Average       Average             Stock       Average
                               Options     Exercise     Remaining           Options     Exercise
Range of Exercise Prices     Outstanding     Price     Contractual        Exercisable     Price
                                                       Life (Years)
$ 1.44- $  7.22               14,488,750      $5.51         4.9            11,268,630     $5.32
  8.53 -  15.06               14,272,820      13.10         7.4             5,765,640     12.82
 15.92 -  47.25               11,127,350      28.69         8.8             1,917,270     24.21
                              ----------                                  -----------

$ 1.44 - $47.25               39,888,920     $14.70         6.9            18,951,540     $9.51
                             ===========                                  ===========


Stock purchase plan

The Company's stock purchase plan ("ESPP") permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. At July 2, 2000, the shares reserved for issuance under this plan totaled 8,400,000 and 6,990,450 shares had been issued under this plan. During fiscal 2000, 169,876 shares were issued at a weighted-average price of $26.04 per share pursuant to this plan.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

The following table summarizes pro forma net income and pro forma earnings per share, as if the Company had elected to recognize compensation expense for its employee stock plans under the fair value method instead of the intrinsic value method (in thousands, except per share amounts):

                                         2000              1999            1998
                                         ----              ----            ----

    Pro forma net income               $247,009         $166,847        $163,511
    Pro forma earnings per share:
         Basic                           $0.79            $0.55           $0.54
         Diluted                         $0.75            $0.53           $0.52

For purposes of the pro forma information, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions (the fair value of shares issued under the Company's ESPP was not significant for all periods presented):


                                2000       1999       1998
                                ----       ----       ----
   Expected lives               6.5        6.5        6.0
   Expected volatility         59.1%      54.0%      51.0%
   Dividend yields              0.3%       0.3%       0.4%
   Risk free interest           5.9%       5.6%       5.7%
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

Using the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted in fiscal 2000, 1999 and 1998 was $24.26, $12.55 and $7.77 per share, respectively. For the purposes of the pro forma information, the estimated fair values of the employee stock options are amortized to expense using the straight-line method over the vesting period.

Retirement Plan

The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were approximately $9,818,000, $7,577,000 and $6,126,000 in fiscal 2000, 1999 and
1998, respectively.

5.  Income taxes

The components of income before income taxes are as follows:



In thousands                                                            2000             1999              1998
United States operations                                            $361,834         $246,190          $240,072
Foreign operations                                                    55,420           39,537            31,185
                                                                    --------         --------          --------
                                                                    $417,254         $285,727          $271,257
                                                                    ========         ========          ========

The provision for income taxes consists of the following:

In thousands                                                            2000             1999              1998
United States federal:
Current                                                             $118,917          $71,433           $72,363
Deferred                                                              (2,219)           8,442             6,772
                                                                    --------         --------          --------
                                                                     116,698           79,875            79,135
                                                                    --------         --------          --------
State:
Current                                                                8,575            9,119             9,744
Deferred                                                                (374)             222               396
                                                                    --------         --------          --------
                                                                       8,201            9,341            10,140
                                                                    --------         --------          --------

Foreign-Current                                                        4,449            2,218             1,080
                                                                    --------         --------          --------

                                                                    $129,348          $91,434           $90,355
                                                                    ========          =======           =======


Actual current federal and state tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of approximately $100,664,000, $49,077,000 and $34,125,000 for fiscal 2000, 1999 and 1998, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

The provision for income taxes reconciles to the amount computed by applying the statutory U.S. Federal rate at 35% to income before income taxes as follows:



In thousands                                                           2000              1999              1998

Tax at U.S. statutory rate                                         $146,039          $100,005           $94,940
State income taxes, net of federal benefit                            5,331             6,072             6,591
Earnings of foreign subsidiaries subject to lower rates             (10,400)           (8,043)           (6,735)
Tax-exempt interest income                                           (8,934)           (5,922)           (4,857)
Other                                                                (2,688)             (678)              416
                                                                    --------          --------          --------

                                                                   $129,348           $91,434           $90,355
                                                                    ========          ========          ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of July 2, 2000 and June 27, 1999 are as follows:



In thousands                                                                             2000              1999

Deferred tax assets:
  Inventory valuation                                                                 $10,000           $10,764
  Deferred income on shipments to distributors                                         12,828            13,215
  State income taxes                                                                    2,869             2,475
  Non-deductible accrued benefits                                                       2,278             1,830
  Other                                                                                 4,271              (168)
                                                                                     --------          --------
     Total deferred tax assets                                                         32,246            28,116
                                                                                     --------          --------

Deferred tax liabilities:
   Depreciation and amortization                                                        1,898             6,892
   Unremitted earnings of subsidiaries                                                 14,484             7,953
                                                                                     --------          --------
      Total deferred tax liabilities                                                   16,382            14,845
                                                                                     --------          --------

  Net deferred tax assets                                                             $15,864           $13,271
                                                                                     ========          ========

EXHIBIT 13.1-15

The Company's tax holiday in Singapore expired in September 1999. The Company is finalizing a modified tax holiday, which would be effective through September 2004. The Company's Malaysia tax holiday expired in June 2000. The Company is currently applying for an extension of its Malaysia tax holiday and believes that an extension will be granted.

The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $9,320,000 ($0.03 per diluted share) in fiscal 2000, $6,086,000 ($0.04 per diluted share) in fiscal 1999 and $5,135,000 ($0.03 per diluted share) in fiscal 1998. The Company does not provide a residual U.S. tax on a portion of the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest these earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be approximately $128,901,000.

EXHIBIT 13.1-16

Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders of Linear Technology Corporation

We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of July 2, 2000 and June 27, 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended July 2, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at July 2, 2000 and June 27, 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 2000, in conformity with accounting principles generally accepted in the United States.


                                                         /s/ Ernst  & Young LLP


San Jose, California
July 24, 2000