Form 10-K, Exhibit 13
period 2001-07-01
LINEAR TECHNOLOGY CORP /CA/
filed 2001-09-21
CIK 791907

EXHIBIT 13.1 - Certain information included in the Registrant's Annual Report to Stockholders for the fiscal year ended July 1, 2001

                                             LINEAR TECHNOLOGY CORPORATION
                                        QUARTERLY RESULTS AND STOCK MARKET DATA
                                                      (UNAUDITED)

In thousands, except per share amounts
------------------------------------------- ------------------ ------------------ ------------------ -----------------

Fiscal 2001
Quarter Ended                                 July 1, 2001       April 1, 2001      Dec. 31, 2000      Oct. 1, 2000
------------------------------------------- ------------------ ------------------ ------------------ -----------------
Net sales                                       $200,013           $282,021            $258,450           $232,141
Gross profit                                     150,705            216,829             197,318            176,651
Net income                                        84,817            125,703             114,758            102,178
Diluted earnings per share                          0.26               0.38                0.34               0.31
Cash dividends per share                            0.04               0.03                0.03               0.03
Stock price range per share:
   High                                            58.00              65.06               67.44              73.00
   Low                                             33.94              39.63               46.00              50.44
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

Cash dividends of $0.13 per share totaling $41.2 million were paid by the Company in fiscal 2001 as compared to $0.09 per share totaling $27.9 million in fiscal 2000. In April 2001, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.04 per share from $0.03 per share. Future dividends will be based on quarterly financial performance.

The stock activity in the above table is based on the high and low closing prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the NASDAQ National market System under the symbol LLTC.

At July 1, 2001, there were approximately 1,707 stockholders of record.

                                           LINEAR TECHNOLOGY CORPORATION
                                  SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND


In thousands, except per share amounts
------------------------------------------------ ------------ ------------ ------------ ------------ ------------

FIVE FISCAL YEARS ENDED JULY 1, 2001                 2001         2000         1999         1998        1997
------------------------------------------------ ------------ ------------ ------------ ------------ ------------
Income statement information
Net sales                                         $ 972,625    $ 705,917    $ 506,669    $484,799     $379,251
Net income                                          427,456      287,906      194,293     180,902      134,371
Basic earnings per share                               1.35         0.93         0.64        0.59         0.45
Diluted earnings per share                             1.29         0.88         0.61        0.57         0.43
Weighted average shares outstanding - Basic         316,924      310,953      304,040     305,272      299,952
Weighted average shares outstanding - Diluted       332,527      328,002      317,888     319,878      314,180

Balance sheet information
Cash, cash equivalents and short-term
    investments                                  $1,549,002   $1,175,558     $786,707    $637,893     $443,439
Total assets                                      2,017,074    1,507,256    1,046,914     892,822      679,633
Long-term debt                                           --           --           --          --           --

Cash dividends per share                              $0.13        $0.09      $0.0725       $0.06        $0.05
------------------------------------------------ ------------ ------------ ------------ ------------ ------------

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

                                                                                                              Percentage
                                                               Fiscal Year Ended                                Change
                                                  -------------------------------------------           -----------------------
                                                                                                        2001              2000
                                                  July 1,           July 2,          June 27,           Over              Over
                                                    2001              2000             1999             2000              1999
--------------------------------------------- ---------------- ----------------- ---------------- ----------------- ----------------
Net sales                                            100.0%           100.0%            100.0%            38%               39%
Cost of sales                                         23.8             25.4              27.6             29                28
--------------------------------------------- ---------------- ----------------- ----------------
         Gross profit                                 76.2             74.6              72.4             41                44
--------------------------------------------- ---------------- ----------------- ----------------
Expenses:
         Research and development                     10.5             11.1              10.8             31                43
         Selling, general and administrative           9.5             10.5              10.7             25                37
--------------------------------------------- ---------------- ----------------- ----------------
                                                      20.0             21.6              21.5             28                40
--------------------------------------------- ---------------- ----------------- ----------------
         Operating income                             56.2             53.0              50.9             46                45
--------------------------------------------- ---------------- ----------------- ----------------
Interest income                                        6.6              6.1               5.5             50                54
--------------------------------------------- ---------------- ----------------- ----------------
Income before income taxes                            62.8%            59.1%             56.4%            46                46
--------------------------------------------- ---------------- ----------------- ----------------
Effective tax rates                                   30.0%            31.0%             32.0%
--------------------------------------------- ---------------- ----------------- ---------------- ----------------- ----------------


Net sales were a record $972.6 million in fiscal 2001, an increase of 38% over net sales of $705.9 million in fiscal 2000. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products increased slightly during the year. Geographically, international sales represented 54% of net sales, the same percentage as in fiscal 2000. International sales to Europe, Japan and the Rest of the World, primarily Asia, represented 21%, 14% and 19% of net sales, respectively. In absolute dollars, sales increased 38% year over year in the United States, increased by 41% in Europe, increased by 70% in Japan, and increased 19% in the Rest of the World. The Company's major end-markets are communications, computer and industrial. Sales into all major end-markets were strong with communications leading computer and industrial. Within communications the major end-markets are networking and telephone infrastructure, primarily cellular base stations and cellular phone handsets. After three quarters of strong sales growth, sales in the fourth quarter decreased by 29% from the previous quarter. This trend was prevalent in all major end markets, particularly in communications.

Net sales were a record $705.9 million in fiscal 2000, an increase of 39% over net sales of $506.7 million in fiscal 1999. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products declined slightly during the year. Geographically, international sales represented 54% of net sales, the same percentage as in fiscal 1999. International sales to Europe, Japan and the Rest of the World represented 20%, 12% and 22% of net sales, respectively. In absolute dollars, sales increased 39% year over year in the United States, increased by 19% in Europe, increased by 37% in Japan, and increased by 69% in the Rest of the World. The increase in the Rest of the World was due primarily to the overall economic environment in Asia. Sales into all major end-markets were strong with communications leading computer and industrial. As in fiscal 2001, within communications the major end-markets are networking, cellular phone handsets and telephone infrastructure, primarily cellular base stations. Sales in the networking area were fueled by growth in internet infrastructure products.

Gross profit was $741.5 million or 76.2% of net sales in fiscal 2001. The increase in gross profit as a percentage of sales as compared to 74.6% in fiscal 2000 was due primarily to the favorable effect of fixed costs allocated across a higher sales base and improved manufacturing efficiencies and yields achieved at the Company's fabrication, assembly and test facilities, partially offset by costs associated with the start-up of the new wafer fabrication plant in Milpitas.

Gross profit was $526.9 million or 74.6% of net sales in fiscal 2000. The increase in gross profit as a percentage of sales as compared to 72.4% in fiscal 1999 was due primarily to the favorable effect of fixed costs allocated across a higher sales base and better manufacturing efficiencies and yields achieved at the Company's fabrication, assembly and test facilities. These improvements were partially offset by a modest reduction in the average selling price.

In addition to the specific functional spending fluctuations mentioned below, the operating expenses of the Corporation were also impacted by one additional week of expenses included in fiscal 2000 because the Company operates on a 52/53 week year ending on the Sunday nearest June 30. Fiscal 2000 consisted of 53 weeks, while fiscal years 2001 and 1999 each had 52 weeks. The additional week during fiscal 2000 occurred in the Company's second fiscal quarter that year.

Research and development ("R&D") expenses were $102.5 million, $78.3 million and $54.7 million in fiscal 2001, 2000 and 1999, respectively, or 10.5%, 11.1% and 10.8% of net sales, respectively. The increase in R&D expenses in fiscal 2001 as compared to fiscal 2000 was due to increases in staffing levels of engineering personnel, which resulted in higher compensation costs, increased profit sharing costs driven by increases in sales and profitability, and development costs in new product areas. The increase in R&D expenses in fiscal 2000 as compared to 1999 was due primarily to an increase in compensation costs from increased staffing, particularly design and test engineering personnel, and higher profit sharing. In addition, development costs in new product areas, the addition of a new design center and an increase in patent related expenses contributed to the increase in R&D expenses.

Selling, general and administrative ("SG&A") expenses were $92.7 million, $74.3 million, and $54.3 million in fiscal 2001, 2000, and 1999, respectively, or 9.5%, 10.5% and 10.7% of net sales, respectively. The increase in selling, general and administrative expenses in fiscal 2001 as compared to fiscal 2000 was due primarily to an increase in staffing levels to support the increased sales volumes, higher profit sharing and higher commissions resulting from the increase in sales, and higher legal costs related to patent protection and infringement. The increase between fiscal 1999 and fiscal 2000 was caused by similar reasons as well as an increase in external communication charges, primarily advertising.

Interest income increased 50% in fiscal 2001 to $64.4 million and increased 54% in fiscal 2000 to $42.9 million from $27.8 million in fiscal 1999. The year over year increases were due to the significant increases in cash, cash equivalents and short-term investments which grew $373.4 million and $388.9 million in fiscal 2001 and 2000, respectively. These increases were primarily due to the increase in cash generated from operations; secondarily, cash increased as a result of the exercise of stock options and the tax benefit derived therefrom. The average interest rate for the year decreased slightly and was approximately 4.27%.

The Company's effective tax rate was 30.0%, 31.0% and 32.0% in fiscal 2001, 2000 and 1999, respectively. The lower tax rates in fiscal 2001 and 2000 were primarily due to increased business activity in foreign jurisdictions with lower tax rates, an increase in tax-exempt interest income, the R&D credit, and the Company's foreign sales corporation.

Factors Affecting Future Operating Results

Except for historical information contained herein, the matters set forth in this Annual Report, including the statements in the following paragraphs, are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the timing, volume and pricing of new orders received and shipped during the quarter, timely ramp-up of new facilities, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described below.

         As fiscal 2001 progressed, the Company, as with other semiconductor companies, has seen a significant decrease in net bookings. Business was weak in all geographic areas, especially North America and in all major end markets, especially the networking communications area. This has been the most precipitous slowdown the Company has seen as customers have been reacting to larger inventories in several channels, shorter supplier lead times, and diminished end-user demand. Backlog at year-end was approximately $71.5 million as compared with $298.4 million at the end of the previous year. Consequently, the Company estimates that its sales which declined from the third to the fourth quarter will decline again in the first quarter of fiscal 2002. However, the Company expects to be profitable even at such reduced sales levels. Accordingly, it has made some modest reductions in staff and expense levels to bring productivity more in line with anticipated demand. Given the current limited visibility due to short lead times and unclear customer demand, it is difficult to project the level of business beyond the first quarter of fiscal 2002. Nevertheless, although the market is currently undergoing some severe adjustments, the Company believes that the longer term prospects for both the market and the Company are excellent.

         Estimates of future performance are uncertain, and past performance of the Company may not be a good indicator of future performance due to factors affecting the Company, its competitors, the semiconductor industry and the overall economy. The semiconductor industry is characterized by rapid technological change, price erosion, cyclical market patterns, periodic oversupply conditions, occasional shortages of materials, capacity constraints, variations in manufacturing efficiencies and significant expenditures for capital equipment and product development. Furthermore, new product introductions and patent protection of existing products are critical factors for future sales growth and sustained profitability. The Company's headquarters and a portion of its manufacturing facilities and research and development and certain other critical business operations are located near major earthquake fault lines in California. Consequently the Company could be adversely affected in the event of a major earthquake. In addition, California is currently experiencing the threat of interruption in the availability of electricity. To date the impact on the Company has been negligible. However, electricity is a critical resource to the Company without which its products could not be manufactured.

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

Liquidity and Capital Resources

At July 1, 2001, cash, cash equivalents and short-term investments totaled $1.5 billion, an increase of $373.4 million or 32% over cash, cash equivalents and short-term investments of $1.2 billion at the end of fiscal 2000.

The issuance of common stock under stock option and employee stock purchase plans provided $143.3 million in proceeds and tax benefits in fiscal 2001 as compared to $155.4 million in fiscal 2000. The proceeds from stock issuances decreased by $2.0 million in fiscal 2001 due to decreases in the number of options exercised partially offset by an increase in the average option price. The tax benefit from stock option transactions decreased by $10.1 million in fiscal 2001 mainly due to decreases in the number of options exercised and slightly higher option prices partially offset by an increase in the average sales price for options exercised. generally, the Company receives a tax deduction for the gain the employee recognizes on the exercise of a nonqualified stock option and records this tax benefit as an increase in common stock and a reduction in current income taxes payable.

During fiscal year 2001 the Company purchased back 1,550,000 shares or $69.8 million of its common stock.

The Company's capital expenditures in fiscal 2001 totaled $127.9 million covering land in the United States and machinery and equipment for the Company's fabrication, test and assembly facilities. $55.9 million of these expenditures were spent on the Company's new wafer fabrication plant in Milpitas, California.

Cash dividends of $0.13 per share totaling $41.2 million were paid by the Company in fiscal 2001 as compared to $0.09 per share totaling $27.9 million in fiscal 2000. In April 2001, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.04 per share from $0.03 per share. Future dividends will be based on quarterly financial performance.

The Company's cash equivalents and short-term investments are subject to market risk, primarily interest-rate and credit risk. The Company's investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted average duration of the Company's investments at July 1, 2001, a hypothetical 100 basis point increase in short-term interest rates would result in an unrealized loss in market value of the Company's investments totaling approximately $10.4 million. However, because the Company's debt securities are classified as available-for-sale, no gains or losses are recognized by the Company due to changes in interest rates unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at amortized cost, which approximates fair market value.

At the end of fiscal 2001, working capital was $1.5 billion and the Company had no long-term debt. For the past several years the Company has generally satisfied its liquidity needs through cash generated from operations and its existing cash and investment balances. Given its strong financial condition and performance, the Company plans to continue to finance its capital needs through these internal sources for the foreseeable future.

                                  LINEAR TECHNOLOGY CORPORATION
                                CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share amounts
--------------------------------------------------------------------------------------------

THREE YEARS ENDED JULY 1, 2001                      2001            2000             1999
--------------------------------------------------------------------------------------------
Net sales                                         $972,625        $705,917         $506,669
Cost of sales                                      231,122         178,949          139,821
--------------------------------------------------------------------------------------------
   Gross profit                                    741,503         526,968          366,848
--------------------------------------------------------------------------------------------
Expenses:
   Research and development                        102,487          78,299           54,662
   Selling, general and administrative              92,731          74,273           54,260
--------------------------------------------------------------------------------------------
                                                   195,218         152,572          108,922
--------------------------------------------------------------------------------------------
   Operating income                                546,285         374,396          257,926
--------------------------------------------------------------------------------------------
Interest income                                     64,366          42,858           27,801
--------------------------------------------------------------------------------------------
Income before income taxes                         610,651         417,254          285,727
--------------------------------------------------------------------------------------------
Provision for income taxes                         183,195         129,348           91,434
--------------------------------------------------------------------------------------------
Net income                                        $427,456        $287,906         $194,293
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Earnings per share:
--------------------------------------------------------------------------------------------
    Basic                                            $1.35           $0.93            $0.64
--------------------------------------------------------------------------------------------
    Diluted                                          $1.29           $0.88            $0.61
--------------------------------------------------------------------------------------------
Weighted average shares outstanding:
    Basic                                          316,924         310,953          304,040
    Diluted                                        332,527         328,002          317,888

Cash dividends per share                             $0.13           $0.09          $0.0725
--------------------------------------------------------------------------------------------


See accompanying notes.

                                  LINEAR TECHNOLOGY CORPORATION
                                   CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------
In thousands
----------------------------------------------------------------------------------------------

JULY 1, 2001 AND JULY 2, 2000                                      2001               2000
Assets
Current assets:
   Cash and cash equivalents                                   $321,106           $230,455
   Short-term investments                                     1,227,896            945,103
   Accounts receivable, net of allowance for
        doubtful accounts of $803 ($803 in 2000)                 89,836             69,326
   Inventories
        Raw materials                                             6,990              5,201
        Work-in-process                                          14,090              8,880
        Finished goods                                            4,512              7,831
                                                                  -----              -----
        Total inventories                                        25,592             21,912
   Deferred tax assets                                           43,482             32,246
   Prepaid expenses and other current assets                     19,936             11,061
                                                                 ------             ------
        Total current assets                                  1,727,848          1,310,103
                                                              ---------          ---------
Property, plant and equipment, at cost:
   Land, buildings and improvements                             136,978             91,670
   Manufacturing and test equipment                             316,501            234,042
   Office furniture and equipment                                 3,343              3,249
                                                                  -----              -----
                                                                456,822            328,961
   Accumulated depreciation and amortization                   (167,596)          (131,808)
                                                               ---------          ---------
        Net property, plant and equipment                       289,226            197,153
                                                                -------            -------
        Total assets                                         $2,017,074         $1,507,256
                                                             ==========         ==========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                            $ 10,615           $ 16,829
   Accrued payroll and related benefits                          65,930             57,710
   Deferred income on shipments to distributors                  44,481             34,488
   Income taxes payable                                          51,335             31,916
   Other accrued liabilities                                     29,863             27,734
                                                                 ------             ------
        Total current liabilities                               202,224            168,677
                                                                -------            -------
Deferred tax liabilities                                         32,893             16,382
Commitments
Stockholders' equity:
Preferred stock, $0.001 par value (no par
value in 2000), 2,000 shares authorized, none                        --                 --
issued or outstanding
Common stock, $0.001 par value (no par value
in 2000), 2,000,000 shares authorized (480,000
shares in 2000); 318,908 shares issued and
outstanding (315,167 shares in 2000)                                319            467,474
Additional Paid-In Capital                                      607,883                 --
   Retained earnings                                          1,173,755            854,723
                                                              ---------            -------
     Total stockholders' equity                               1,781,957          1,322,197
                                                              ---------          ---------
       Total liabilities and stockholders' equity            $2,017,074         $1,507,256
                                                             ==========         ==========
------------------------------------------------ ----------------------- -----------------------


See accompanying notes.

                                                        LINEAR TECHNOLOGY CORPORATION
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    INCREASE IN CASH AND CASH EQUIVALENTS

In thousands

THREE YEARS ENDED JULY 1, 2001                                            2001                2000               1999
Cash flow from operating activities:
     Net income                                                       $427,456            $287,906           $194,293
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Depreciation and amortization                                    35,788              24,958             21,972
       Changes in operating assets and liabilities:
            Decrease (increase) in accounts receivable                 (20,511)             (7,137)             6,351
            Decrease (increase) in inventories                          (3,680)             (6,388)               596
            Decrease (increase) in deferred tax assets                 (11,236)             (4,130)             7,701
            Decrease (increase) in prepaid expenses
              and other current assets                                  (8,874)              1,515             (2,770)
            Increase (decrease) in accounts payable,
            accrued                                                      4,135              39,866              5,507
              payroll and other accrued liabilities
            Increase (decrease) in deferred income
              on shipments to distributors                               9,993                (976)             2,087
            Tax benefit from stock option transactions                  90,563             100,664             49,077
            Increase (decrease) in income taxes payable                 19,419               4,512            (5,345)
            Increase (decrease) in deferred tax liabilities             16,511               1,537                962
                                                                        ------               -----                ---

     Cash provided by operating activities                             559,564             442,327            280,431
                                                                       -------             -------            -------

Cash flow from investing activities:

     Purchase of  short-term investments                            (1,722,358)           (793,631)          (529,740)
     Proceeds from sales and maturities of short-term
       investments                                                   1,439,565             481,015            406,413
     Purchase of property, plant and equipment                        (127,861)            (80,309)           (39,128)
                                                                      ---------            --------           --------

       Cash used in investing activities                              (410,654)           (392,925)          (162,455)
                                                                     ---------           ---------          ---------

Cash flow from financing activities:

     Issuance of common shares under employee stock plans               52,704              54,783             38,332
     Purchase of common stock                                          (69,799)              -----           (108,736)
     Payment of cash dividends                                         (41,164)            (27,950)           (22,085)
                                                                      --------            --------           --------

       Cash (used in) provided by financing activities                 (58,259)             26,833            (92,489)
                                                                      --------              ------           --------
Increase in cash and cash equivalents                                   90,651              76,235             25,487
Cash and cash equivalents, beginning of period                         230,455             154,220            128,733
                                                                      -------             -------            -------

Cash and cash equivalents, end of period                              $321,106            $230,455           $154,220
                                                                      ========            ========           ========
Supplemental disclosures of cash flow information:
     Cash paid during the fiscal year for income taxes                $ 67,656             $26,486            $36,856
                                                                      --------             -------            -------



See accompanying notes.

                                                        LINEAR TECHNOLOGY CORPORATION
                                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

In thousands

THREE YEARS ENDED JULY 1, 2001
                                                                            Additional                     Total
                                                      Common Stock          Paid-In         Retained       Stockholders'
                                                   Shares     Amount        Capital         Earnings       Equity

Balance at June 28, 1998                           307,292    $230,655          ---       $  525,258       $  755,913
Issuance of common stock for cash under employee
   stock option and stock purchase plans             8,200      38,332          ---              ---           38,332
Tax benefit from stock option transactions             ---      49,077          ---              ---           49,077
Purchase and retirement of common stock             (8,030)     (6,037)         ---         (102,699)        (108,736)
Net income                                             ---         ---          ---          194,293          194,293
Cash dividends - $0.0725 per share                     ---         ---          ---          (22,085)         (22,085)
                                                  ---------  ---------     ---------       ---------        ---------

Balance at June 27, 1999                           307,462     312,027          ---          594,767          906,794
Issuance of common stock for cash under employee
   stock option and stock purchase plans             7,705      54,783          ---              ---           54,783
Tax benefit from stock option transactions             ---     100,664          ---              ---          100,664
Purchase and retirement of common stock                ---         ---          ---              ---              ---
Net income                                             ---         ---          ---          287,906          287,906
Cash dividends - $0.09 per share                       ---         ---          ---          (27,950)         (27,950)
                                                  ---------  ---------     ---------       ---------        ---------

Balance at July 2, 2000                            315,167     467,474          ---          854,723        1,322,197
Issuance of common stock for cash under employee
   stock option and stock purchase plans             5,291      52,704          ---              ---           52,704
Tax benefit from stock option transactions             ---      90,563          ---              ---           90,563
Purchase and retirement of common stock             (1,550)     (2,539)         ---          (67,260)         (69,799)
Reincorporation in Delaware                            ---    (607,883)     607,883              ---              ---
Net income                                             ---         ---          ---          427,456          427,456
Cash dividends - $0.13 per share                       ---         ---          ---          (41,164)         (41,164)
                                                  ---------  ---------     ---------       ---------        ---------

Balance at July 1, 2001                            318,908        $319      607,883       $1,173,755       $1,781,957
                                                  =========  =========     =========       =========        =========


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

Export sales by geographic area were as follows:

    In thousands

                                            2001         2000          1999
                                            ----         ----          ----
    Europe                              $202,193     $143,204      $120,793
    Japan                                137,352       80,637        58,656
    Rest of the World                    188,129      158,520        93,738
                                        --------     --------      --------
    Total export sales                  $527,674     $382,361      $273,187
                                        ========     ========      ========


Basis of presentation

The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 2001 was a 52 week period, fiscal year 2000 was a 53 week period, and fiscal year 1999 was a 52 week period. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant inter-company accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency.

In fiscal 2001 the Company changed its state of incorporation from California to Delaware. As a consequence of this change stockholders' equity has been expanded to include both common stock and additional paid-in capital in conformance with Delaware reporting requirements.

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

At July 1, 2001 and July 2, 2000, all of the Company's investments in debt securities were classified as available-for-sale, which means that, although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities are carried at amortized cost, which approximates fair market value, determined using quoted market prices for these securities. Realized and unrealized gains and losses from short-term investments were not material at any time during fiscal 2001, 2000 and 1999. At July 1, 2001 and July 2, 2000, the Company held no equity securities.

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

No single end customer has accounted for 10% or more of the Company's net sales. However, in given years, one or more distributors may account for 10% or more of the Company's net sales. One domestic distributor accounted for 12% of net sales during fiscal 2001, two distributors accounted for approximately 14% and 11% of net sales in fiscal 2000, and two distributors accounted for approximately 14% and 10% of net sales during fiscal 1999. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 2001, 2000 and 1999.

The Company's assets, liabilities and cash flows are predominately U.S. dollar denominated, including those of its foreign operations. However, the Company's foreign subsidiaries have certain assets, liabilities and cash flows that are subject to foreign currency risk. The Company considers this risk to be minor and, for the three years ended July 1, 2001, had not utilized derivative instruments to hedge foreign currency risk or for any other purpose. Gains and losses resulting from foreign currency fluctuations are recognized in income currently and were not material for all periods presented.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.

Property, plant and equipment

Net property, plant and equipment at July 1, 2001 was geographically distributed as follows: United States - $228,503,000 Malaysia - $35,640,000 Singapore - $25,043,000 and other - $40,000. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the expected term of the lease.

Revenue Recognition

The Company generally recognizes net revenues upon the transfer of title. However, certain of the Company's sales are made to distributors under agreements allowing price protection and/or right of return on merchandise unsold by the distributors. The Company defers recognition of revenues on shipments to domestic distributors until the distributors sell the merchandise. The Company estimates international distributor returns and defers a portion of international distributor sales and profits based on these estimated returns. Management believes that the Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101).

Stock Based Compensation

The Company accounts for stock-based awards to employees under the intrinsic value method and discloses in Note 4 the proforma effects of accounting for such awards under the fair value method.

Earnings Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated using the weighted average shares of common stock outstanding, plus the dilutive effect of stock options, calculated using the treasury stock method. The dilutive effect of stock options was 15,603,000, 17,049,000 and 13,848,000 shares for fiscal 2001, 2000 and 1999 respectively.

Comprehensive Income

The Company adopted FAS 130, "Reporting Comprehensive Income", in fiscal 1999. FAS 130 requires certain items, including unrealized gains and losses on the Company's available-for-sale securities, to be included in other comprehensive income. The adoption of FAS 130 had no impact on the Company's financial position or results of operations, and there were no material differences between comprehensive income and net income for fiscal 2001, 2000 and 1999.

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

Recent Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued FAS 133, "Accounting for Derivative Investments and Hedging Activities." This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In July 1999, the FASB issued FAS 137, which defers the effective date of FAS 133 for one year. Accordingly, the Company adopted FAS 133 during fiscal 2001. The adoption of FAS 133 did not have a material impact on the Company's financial position or results of operations.

In July 2001, the FASB issued FAS 141 "Business Combination" and FAS 142 "Goodwill and Other Intangible Assets". FAS 141 eliminates the pooling-of-interest method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after). Under FAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company will adopt FAS 141 on July 1, 2001. The adoption is not expected to have any material adverse impact on the Company's financial position or results of its operations. The Company will adopt FAS 142 in fiscal year 2002. The Company has not yet determined what impact the adoption will have on the Company's financial position or results of operations.

2. Short-term Investments

Short-term investments as of July 1, 2001 and July 2, 2000 were as follows:

In thousands                             July 1, 2001   July 2, 2000
                                         ------------   ------------


Municipal bonds                             $690,288       $631,009
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                   396,861        239,919
Corporate debt securities and other          140,747         74,175
                                          ----------       --------
                                          $1,227,896       $945,103
                                          ==========       ========

The contractual maturities of short-term investments at July 1, 2001 were as follows: one year or less - $521,322,000, one year to three years - $706,574,000. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

3. Lease commitments

The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

At July 1, 2001, future minimum lease payments under non-cancelable operating leases having an initial term in excess of one year were as follows: fiscal 2002: $1,634,000; fiscal 2003: $1,482,000; fiscal 2004: $1,382,000; fiscal 2005:
$1,235,000; fiscal 2006: $1,119,000; and thereafter: $1,322,000.

Total rent expense was  $2,252,064,  $2,045,000,  and $2,261,000 in fiscal 2001,
2000 and 1999, respectively.

4. Employee benefit plans

Stock option plans

The Company has stock option plans under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant. At July 1, 2001, the total authorized number of shares under all plans was 169,000,000. Options become exercisable over a five-year period (generally 10% every six months). All options expire ten years after the date of the grant.

Stock option transactions during the three years ended July 1, 2001 are summarized as follows:

                                                    Stock           Weighted-
                                                   Options           Average
                                                 Outstanding     Exercise Price

Outstanding options, June 28, 1998               42,897,984         $7.73
                                                 ----------

Granted                                           9,952,000         21.13
Forfeited                                          (765,400)        11.46
Exercised                                        (7,914,194)         4.41
                                                 ----------
Outstanding options, June 27, 1999               44,170,390        $11.28
                                                 ----------

Granted                                           3,812,200         37.62
Forfeited                                          (558,070)        17.57
Exercised                                        (7,535,600)         6.73
                                                 ----------
Outstanding options, July 2, 2000                39,888,920        $14.70
                                                 ==========

Granted                                           7,835,650         46.61
Forfeited                                          (764,780)        22.55
Exercised                                        (5,164,470)         9.14
                                                 ----------
Outstanding options, July 1, 2001                41,795,320        $21.21
                                                 ==========

The following table sets forth certain information with respect to employee stock options outstanding and exercisable at July 1, 2001:

                                           Weighted      Weighted                       Weighted
                                Stock      Average       Average             Stock       Average
                               Options     Exercise     Remaining           Options     Exercise
Range of Exercise Prices     Outstanding     Price     Contractual        Exercisable     Price
                                                       Life (Years)
$ 1.73 - $ 7.22              11,195,170     $ 5.72         4.09            10,168,730    $ 5.67
  8.53 -  15.06              12,582,960      13.09         6.41             7,403,040     12.89
 15.92 -  38.25              11,782,240      29.05         8.17             3,425,800     25.09
 45.66 -  55.88               6,234,950      50.62         9.09               723,865     49.49
                             -----------                                   ----------

$ 1.73 - $55.88               41,795,320    $21.21         6.68            21,721,435    $12.65
                             ===========                                   ==========


Stock purchase plan

The Company's stock purchase plan ("ESPP") permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. At July 1, 2001, the shares reserved for issuance under this plan totaled 8,400,000 and 7,117,546 shares had been issued under this plan. During fiscal 2001, 127,096 shares were issued at a weighted-average price of $43.06 per share pursuant to this plan.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

The following table summarizes pro forma net income and pro forma earnings per share, as if the Company had elected to recognize compensation expense for its employee stock plans under the fair value method instead of the intrinsic value method (in thousands, except per share amounts):

                                         2001              2000            1999
                                         ----              ----            ----
    Pro forma net income               $366,063         $247,009        $166,847
    Pro forma earnings per share:
         Basic                          $1.16            $0.79            $0.55
         Diluted                        $1.10            $0.75            $0.53

For purposes of the pro forma information, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions (the fair value of shares issued under the Company's ESPP was not significant for all periods presented):

                                2001       2000       1999
                                ----       ----       ----
   Expected lives               6.5        6.5        6.5
   Expected volatility         65.8%      59.1%      54.0%
   Dividend yields              0.2%       0.3%       0.3%
   Risk free interest           5.0%       5.9%       5.6%
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

Using the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted in fiscal 2001, 2000 and 1999 was $31.64, $24.26 and $12.55 per share, respectively. For the purposes of the pro forma information, the estimated fair values of the employee stock options are amortized to expense using the straight-line method over the vesting period.

Retirement Plan

The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were approximately $11,857,000, $9,818,000 and $7,577,000 in fiscal 2001, 2000 and
1999, respectively.

5.  Income taxes

The components of income before income taxes are as follows:

In thousands                                                            2001             2000              1999
                                                                        ----             ----              ----
United States operations                                            $541,112         $361,834          $246,190
Foreign operations                                                    69,539           55,420            39,537
                                                                    --------         --------          --------
                                                                    $610,651         $417,254          $285,727
                                                                    ========         ========          ========

The provision for income taxes consists of the following:

In thousands                                                            2001             2000              1999
                                                                        ----             ----              ----
United States federal:
Current                                                             $155,390         $118,917           $71,433
Deferred                                                               4,747           (2,219)            8,442
                                                                    --------         --------          --------
                                                                     160,137          116,698            79,875
                                                                    --------         --------          --------
State:
Current                                                               14,229            8,575             9,119
Deferred                                                                 528             (374)              222
                                                                    --------         --------          --------
                                                                      14,757            8,201             9,341
                                                                    --------         --------          --------

Foreign-Current                                                        8,301            4,449             2,218
                                                                    --------         --------          --------

                                                                    $183,195         $129,348           $91,434
                                                                    ========         ========           =======

Actual current federal and state tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of approximately $90,563,000, $100,664,000, and $49,077,000 for fiscal 2001, 2000 and 1999, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in common stock.

The provision for income taxes reconciles to the amount computed by applying the statutory U.S. Federal rate at 35% to income before income taxes as follows:

In thousands                                                           2001             2000              1999
                                                                       ----             ----              ----
Tax at U.S. statutory rate                                         $213,728         $146,039          $100,005
State income taxes, net of federal benefit                            9,592            5,331             6,072
Earnings of foreign subsidiaries subject to lower rates             (10,230)         (10,400)           (8,043)
Tax-exempt interest income                                          (11,908)          (8,934)           (5,922)
FSC benefits                                                        (13,224)          (4,042)           (4,560)
Other                                                                (4,763)           1,354             3,882
                                                                  ----------       ----------        ----------

                                                                   $183,195         $129,348           $91,434
                                                                  ==========       ==========        ==========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of July 1, 2001 and July 2, 2000 are as follows:

In thousands                                                           2001              2000
                                                                       ----              ----
Deferred tax assets:
  Inventory valuation                                               $12,410          $10,000
  Deferred income on shipments to distributors                       16,606           12,828
  State income taxes                                                  5,165            2,869
  Non-deductible accrued benefits                                     2,523            2,278
  Other                                                               6,778            4,271
                                                                    --------         --------
     Total deferred tax assets                                       43,482           32,246
                                                                    --------         --------

Deferred tax liabilities:
   Depreciation and amortization                                     10,234            1,898




   Unremitted earnings of subsidiaries                               22,659           14,484
                                                                    --------         --------
      Total deferred tax liabilities                                 32,893           16,382
                                                                    --------         --------
  Net deferred tax assets                                           $10,589          $15,864
                                                                    ========         ========

The Company has finalized a modified tax holiday in Singapore which is effective through September 2004. The Company's Malaysia tax holiday expired in June 2000. The Company has applied for an extension of its Malaysia tax holiday and believes that an extension will be granted.

The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $11,669,000 ($0.04 per diluted share) in fiscal 2001, $9,320,000 ($0.03 per diluted share) in fiscal 2000 and $6,086,000 ($0.04 per diluted share) in fiscal 1999. The Company does not provide a residual U.S. tax on a portion of the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest these earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be approximately $185,021,000.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders of Linear Technology Corporation

We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of July 1, 2001 and July 2, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended July 1, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at July 1, 2001 and July 2, 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 1, 2001, in conformity with accounting principles generally accepted in the United States.


                                                       /s/ Ernst & Young LLP

San Jose, California
July 20, 2001

COMPANY PROFILE
Linear Technology Corporation
designs,  manufactures and markets
a broad line of standard high
performance linear integrated circuits utilizing bipolar and silicon gate
CMOS and BiCMOS process technologies.

BOARD OF DIRECTORS
Thomas S. Volpe
Founder and Chief Executive Officer
Volpe Investments LLC

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

Paul Chantalat
Vice President, Quality and Reliability

Paul Coghlan
Vice President, Finance and Chief Financial Officer

Timothy D. Cox
Vice President, North American Sales

Robert C. Dobkin
Vice President, Engineering and Chief Technical Officer

Lothar Maier
Vice President and Chief Operating Officer

David A. Quarles
Vice President, International Sales

Arthur F. Schneiderman
Secretary
Attorney, Wilson, Sonsini, Goodrich & Rosati,
Professional Corporation
Legal Counsel

TRANSFER AGENT AND REGISTRAR
EquiServe Trust Company
Boston, Massachusetts

INDEPENDENT AUDITORS
Ernst & Young LLP
San Jose, California

CORPORATE AND INVESTOR INFORMATION
Please direct inquiries to:
Paul Coghlan
Vice President, Finance and CFO,
Linear Technology Corporation
1630 McCarthy Blvd.
Milpitas, California, 95035-7417

SEC FORM 10-K
If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended July 1, 2001, as filed with the Securities and Exchange Commission, you may obtain it without charge. Direct your request to:
Paul Coghlan,
Vice President,  Finance and CFO
Linear  Technology  Corporation,
1630 McCarthy Blvd.
Milpitas, California, 95035-7417