Form 10-K, Exhibit 13
period 2002-06-30
LINEAR TECHNOLOGY CORP /CA/
filed 2002-09-18
CIK 791907

EXHIBIT 13.1 - Certain information included in the Registrant's Annual Report to
               Stockholders for the fiscal year ended June 30, 2002

                          LINEAR TECHNOLOGY CORPORATION
                     QUARTERLY RESULTS AND STOCK MARKET DATA
                                   (UNAUDITED)

In thousands, except per share amounts
----------------------------------------------------------------------------------------------------------------------
Fiscal 2002
Quarter Ended                                 June 30, 2002     March 31, 2002      Dec. 30, 2001     Sept. 31, 2001
----------------------------------------------------------------------------------------------------------------------

Net sales                                       $140,757           $130,155            $121,266           $120,104
Gross profit                                     103,936             95,637              85,133             82,857
Net income                                        55,034             51,480              45,965             45,150
Diluted earnings per share                          0.17               0.16                0.14               0.14
Cash dividends per share                            0.05               0.04                0.04               0.04
Stock price range per share:
   High                                            45.87              46.72               44.52              48.08
   Low                                             28.58              36.24               30.00              31.29
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

Fiscal 2001
Quarter Ended                                 July 1, 2001       April 1, 2001      Dec. 31, 2000      Oct. 1, 2000
----------------------------------------------------------------------------------------------------------------------

Net sales                                       $200,013           $282,021            $258,450           $232,141
Gross profit                                     150,705            216,829             197,318            176,651
Net income                                        84,817            125,703             114,758            102,178
Diluted earnings per share                          0.26               0.38                0.34               0.31
Cash dividends per share                            0.04               0.03                0.03               0.03
Stock price range per share:
   High                                            58.00              65.06               67.44              73.00
   Low                                             33.94              39.63               46.00              50.44
----------------------------------------------------------------------------------------------------------------------

Diluted earnings per share amounts are based on the weighted average common shares and dilutive stock options outstanding during the quarter and may not add to diluted earnings per share for the year.

Cash dividends of $0.17 per share totaling $54.0 million were paid by the Company in fiscal 2002 as compared to $0.13 per share totaling $41.2 million in fiscal 2001. In April 2002, the Company's Board of Directors announced that the quarterly cash dividend was increased to $0.05 per share from $0.04 per share. Future dividends will be based on quarterly financial performance.

The stock activity in the above table is based on the high and low closing prices. These prices represent quotations between dealers without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. The Company's common stock is traded on the NASDAQ National market System under the symbol LLTC.

At June 30, 2002, there were approximately 1,838 stockholders of record.

EXHIBIT 13.1-2

                          LINEAR TECHNOLOGY CORPORATION
                 SELECTED FINANCIAL INFORMATION/FIVE-YEAR TREND


In thousands, except per share amounts
-----------------------------------------------------------------------------------------------------------------

FIVE FISCAL YEARS ENDED JUNE 30, 2002                2002         2001         2000         1999         1998
----------------------------------------------------------------------------------------------------------------
Income statement information
Net sales                                         $ 512,282    $ 972,625    $ 705,917    $ 506,669    $484,799
Net income                                          197,629      427,456      287,906      194,293     180,902
Basic earnings per share                               0.62         1.35         0.93         0.64        0.59
Diluted earnings per share                             0.60         1.29         0.88         0.61        0.57
Weighted average shares outstanding - Basic         317,215      316,924      310,953      304,040     305,272
Weighted average shares outstanding - Diluted       328,538      332,527      328,002      317,888     319,878

Balance sheet information
Cash, cash equivalents and short-term
    investments                                  $1,552,030   $1,549,002   $1,175,558     $786,707    $637,893
Total assets                                      1,988,433    2,017,074    1,507,256    1,046,914     892,822
Long-term debt                                           --           --           --           --          --

Cash dividends per share                              $0.17        $0.13        $0.09      $0.0725       $0.06
-----------------------------------------------------------------------------------------------------------------

All share and per share amounts reflect the Company's two-for-one stock split effective in February 2000.

                                                                  EXHIBIT 13.1-3

                          LINEAR TECHNOLOGY CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Critical Accounting Policies

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and judgments that significantly affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The Company regularly evaluates these estimates, including those related to inventory valuation and revenue recognition. These estimates are based on historical experience and on assumptions that are believed by management to be reasonable under the circumstances. Actual results may differ from these estimates, which may impact the carrying values of assets and liabilities.

We  believe  the  following  critical   accounting   policies  affect  our  more
significant judgments and estimates used in the preparation of consolidated financial statements.

Inventory Valuation

We value our inventories at the lower of cost or market. We record charges to write down inventories for unsalable, excess or obsolete raw materials, work-in-process and finished goods. Newly introduced parts are generally not valued until success in the market place has been determined by a consistent pattern of sales and backlog among other factors. In addition to writedowns based on newly introduced parts, statistical and judgmental assessments are calculated for the remaining inventory based on salability and obsolescence.

Revenue Recognition

Revenue from product sales made directly to customers is recognized upon the transfer of title. Revenue from the Company's sales to domestic distributors is recognized under agreements which provide for certain sales price rebates and limited product return privileges. As a result, the Company defers recognition of such sales until the domestic distributors sell the merchandise. The Company relieves inventory and records a receivable on the initial sale to the distributor as title has passed to the distributor and payment is collected on the receivable within normal trade terms. The income to be derived from distributor sales is recorded under current liabilities on the balance sheet as "Deferred income on shipments to distributors" until such time as the distributor confirms a final sale to its end customer.

The Company's sales to international distributors are made under agreements which permit limited stock return privileges but not sales price rebates. Revenue on these sales is recognized upon shipment at which time title passes. The Company estimates international distributor returns based on historical data and current business expectations and defers a portion of international distributor sales and profits based on these estimated returns. Such amounts are classified in "Deferred income on shipments to distributors" on the accompanying balance sheet.

Results of Operations

The table below states the income statement items as a percentage of net sales and provides the percentage change of such items compared to the prior fiscal year amount.

                                            Fiscal Year Ended                       Percentage Change
                                 -----------------------------------------    ------------------------------

                                  June 30,       July 1,      July 2,          2002 Over         2001 Over
                                    2002          2001         2000               2001             2000
                                 -----------     --------     ------------    -------------     ------------
Net sales                           100.0%      100.0%       100.0%                (47%)              38%
Cost of sales                        28.2        23.8         25.4                 (37)               29
                                     ----        ----         ----                 ----             ----
    Gross profit                     71.8        76.2         74.6                 (50)               41
                                     ----        ----         ----                 ----             ----

Expenses:
     Research & development          15.6        10.5         11.1                 (22)               31
     Selling, general &
     administrative                  12.2         9.5         10.5                 (32)               25
                                     ----        ----         ----                 ----             ----
                                     27.8        20.0         21.6                 (27)               28
                                     ----        ----         ----                 ----             ----
Operating income                     44.0        56.2         53.0                 (59)               46
Interest income                      10.3         6.6          6.1                 (17)               50
                                     ----        ----         ----                 ----             ----
Income before income taxes           54.3%       62.8%        59.1%                (54)               46
                                     ====        ====         ====                 ====             ====

Effective tax rates                  29.0%       30.0%        31.0%
                                     ====        ====         ====

Net sales for the year ended June 30, 2002 were $512.3 million, a decrease of $460.3 million or 47% from net sales of $972.6 million in fiscal 2001. The decrease in net sales was primarily due to a decrease in unit shipments, and marginally due to a decrease in the average selling price. Geographically, international sales represented 64% of net sales, 10% higher than fiscal 2001. International sales to Europe, Japan and the Rest of the World (primarily Asia excluding Japan,) represented 20%, 12% and 32% of net sales, respectively. In absolute dollars, sales decreased 58% year over year in the United States, decreased by 49% in Europe, decreased by 56% in Japan, and decreased 13% in the Rest of the World. The Company's major end-markets are communications, computer, industrial, auto and military. Sales fell in all major end-markets except military. Leading the decline in sales was communications; in absolute dollars sales in the communication end-market fell approximately 60% from fiscal 2001.

Net sales were a record $972.6 million in fiscal 2001, an increase of 38% over net sales of $705.9 million in fiscal 2000. The increase in net sales was primarily due to an increase in unit shipments, while the average selling price for the Company's products increased slightly during the year. Geographically, international sales represented 54% of net sales, the same percentage as in fiscal 2000. International sales to Europe, Japan and the Rest of the World (primarily Asia excluding Japan), represented 21%, 14% and 19% of net sales, respectively. In absolute dollars, sales increased 38% year over year in the United States, increased by 41% in Europe, increased by 70% in Japan, and increased 19% in the Rest of the World. The Company's major end-markets are communications, computer, industrial, auto and military. Sales into all major end-markets were strong with communications leading computer, industrial, auto and military. Within communications the major end-markets were networking and telephone infrastructure, primarily cellular base stations and cellular phone handsets. After three quarters of strong sales growth, sales in the fourth quarter decreased by 29% from the previous quarter. This trend was prevalent in all major end markets, particularly in communications.

To partially offset the impact of reduced sales on net profits during fiscal 2002 the Company reduced its variable expenses primarily in the area of compensation. This was achieved by lower profit sharing, plant shutdowns of approximately one week per month for the first three-quarters of fiscal 2002, and limited shutdowns in Q4 2002. The related savings in compensation were approximately $74.0 million, of which $60.0 million is related to profit sharing, for the fiscal year ended June 30, 2002. Additionally, in January 2002 the Company discontinued production in its oldest 4-inch wafer fabrication plant. The related ongoing labor savings from the closure of the 4-inch plant were approximately $3.0 million per quarter. The associated severance costs and equipment and inventory write-downs had been previously provided for in past financial statements and, therefore, no special one-time charges were required.


Gross profit for the year ended June 30, 2002 was $367.6 million, a decrease of $373.9 million or 50.4% from gross profit of $741.5 million in the corresponding period in fiscal 2001. Gross profit was 71.8% of net sales in fiscal 2002 as compared to 76.2% in fiscal 2001. The decrease in gross profit as a percentage of sales was due primarily to the unfavorable effect of fixed costs allocated across a lower sales base. This effect was partially offset by the reduction in compensation costs referenced above and secondarily to the closure of the Company's 4-inch wafer fabrication plant.

Gross profit was $741.5 million or 76.2% of net sales in fiscal 2001. The increase in gross profit as a percentage of sales compared to 74.6% in fiscal 2000 was due primarily to the favorable effect of fixed costs allocated across a higher sales base and improved manufacturing efficiencies and yields achieved at the Company's fabrication, assembly and test facilities, partially offset by costs associated with the start-up of the new wafer fabrication plant in Milpitas.

Research and development ("R&D") expenses were $79.8 million, $102.5 million, and $78.3 million in fiscal 2002, 2001, and 2000, respectively, or 15.6%, 10.5%, and 11.1% of net sales, respectively. The dollar decrease in R&D expenses in fiscal 2002 as compared to fiscal 2001 was due to a decrease in compensation costs caused by lower profit sharing and by plant shutdowns of one week per month for the first three-quarters in fiscal 2002. The impact of lower compensation costs as explained above was offset by increases in staffing levels of design engineering personnel. The increase in R&D expenses in fiscal 2001 as compared to 2000 was due to increases in staffing levels of engineering personnel, which resulted in higher compensation costs, increased profit sharing costs driven by increases in sales and profitability, and development costs in new products.

Selling, general and administrative ("SG&A") expenses were $62.6 million, $92.7 million, and $74.3 million in fiscal 2002, 2001, and 2000, respectively, or 12.2%, 9.5%, and 10.5% of net sales, respectively. The dollar decrease in SG&A expenses from fiscal 2002 to fiscal 2001 was due to a decrease in compensation costs caused by lower profit sharing and by plant shutdowns of one week per month for the first three-quarters in fiscal 2002. Additionally the Company had lower legal expenses and lower commissions caused by the decrease in sales levels. The increase in SG&A expenses in fiscal 2001 as compared to fiscal 2000 was due to an increase in staffing levels to support the increased sales volumes, higher profit sharing, higher commissions resulting from the increase in sales, and higher legal costs related to patent protection and infringement.

Interest income decreased 17.3% in fiscal 2002 to $53.3 million and increased 50% in fiscal 2001 to $64.4 million from $42.9 million in fiscal 2000. The Company's cash, cash equivalent and short-term investment balance increased $3.0 million during fiscal 2002 after spending $221.6 million on repurchasing 6.4 million shares of the Company's common stock. However, the declining average interest rates earned on the Company's cash equivalent and short-term investment balance caused interest income to fall 17.3%. The year over year increases in fiscal 2001 and 2000 were due to the significant increases in cash, cash equivalents and short-term investments that grew $373.4 million and $388.9 million respectively.

The Company's effective tax rate was 29.0%, 30.0%, and 31.0% in fiscal 2002, 2001, and 2000, respectively. The lower tax rates in fiscal 2002 and 2001 were primarily due to increased business activity in foreign jurisdictions with lower tax rates and an increase in tax-exempt interest income as a percentage of total interest income.

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

Although we have seen improvements across end-markets in the last two quarters, our backlog of $46.1 million as compared to $71.5 million at the end of the previous fiscal year, while improving within fiscal 2002, is still low. General business conditions continue to be tenuous and visibility remains low as customers order only to supply immediate demand. Therefore, confidently and accurately forecasting future financial results remains difficult. We are well positioned in some new programs with customers, which could ramp up late in the September quarter and in the following quarter. The summer, or September quarter, is historically our slowest and in the current business environment, we expect that to be true this year also. Consequently, we estimate that sales and profits in the September quarter will remain similar to the June quarter with growth resuming in the December quarter.

Estimates of future performance are uncertain, and past performance of the Company may not be a good indicator of future performance due to factors affecting the Company, its competitors, the semiconductor industry and the overall economy. The semiconductor industry is characterized by rapid technological change, price erosion, cyclical market patterns, periodic oversupply conditions, occasional shortages of materials, capacity constraints, variations in manufacturing efficiencies and significant expenditures for capital equipment and product development. Furthermore, new product introductions and patent protection of existing products, as well as exposure related to patent infringement suits brought against the Company are critical factors influencing future sales growth and sustained profitability. The
Company's headquarters and a portion of its manufacturing facilities and research and development activities and certain other critical business operations are located near major earthquake fault lines in California. Consequently, the Company could be adversely affected in the event of a major earthquake.

Although the Company believes that it has the product lines, manufacturing facilities and technical and financial resources for its current operations, sales and profitability could be significantly affected by the above and other factors. Additionally, the Company's common stock could be subject to significant price volatility should sales and/or earnings fail to meet expectations of the investment community. Furthermore, stocks of high technology companies are subject to extreme price and volume fluctuations that are often unrelated or disproportionate to the operating performance of these companies.

Liquidity and Capital Resources

At June 30, 2002, cash, cash equivalents and short-term investments totaled $1.6 billion, and working capital was $1.6 billion. During fiscal 2002 the Company generated additional cash and short-term investments of $224.6 million before the repurchase of common stock. The Company repurchased 6,439,100 shares of its common stock for $221.6 million during fiscal 2002.

During fiscal 2002, the Company generated $257.1 million of cash from operating activities. Additionally, the Company generated $39.3 million in proceeds from common stock issued under employee stock option and stock purchase plans.

During fiscal 2002, significant cash expenditures included net purchases of short-term investments of $112.4 million and $17.9 million for the purchase of capital assets, primarily manufacturing equipment for the Company's fabrication, assembly and test facilities. The Company also paid $221.6 million to repurchase
6.4 million shares of its common stock. The Company paid $54.0 million for cash dividends to stockholders representing $0.17 per share per year compared to $0.13 per share in fiscal 2001. In April 2002, the Company's Board of Directors declared an increase in the quarterly cash dividend to $0.05 per share. The payment of future dividends will be based on quarterly financial performance.

The Company's cash equivalents and short-term investments are subject to market risk, primarily interest rate and credit risk. The Company's investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted average duration of the Company's investments at June 30, 2002, a hypothetical 100 basis point increase in short-term interest rates would result in an unrealized loss in market value of the Company's investments totaling approximately $19.4 million. However, because the Company's debt securities are classified as available-for-sale, no gains or losses are recognized by the Company due to changes in interest rates unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at amortized cost, which approximates fair market value.

The Company has no debt and has historically satisfied its liquidity needs through cash generated from operations and the placement of equity securities. Given its strong financial condition and performance, the Company believes that current capital resources and cash generated from operating activities will be sufficient to meet its liquidity and capital expenditures requirements for the foreseeable future.

As of June 30, 2002, the Company had no off-balance sheet financing arrangements or activities other than minimal levels of operating leases for facilities and equipment.

EXHIBIT 13.1-7

                          LINEAR TECHNOLOGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share amounts
-------------------------------------------------------------------------------------------

THREE YEARS ENDED JUNE 30, 2002                     2002            2001             2000
-------------------------------------------------------------------------------------------
Net sales                                         $512,282        $972,625         $705,917
Cost of sales                                      144,719         231,122          178,949
-------------------------------------------------------------------------------------------
     Gross profit                                  367,563         741,503          526,968
-------------------------------------------------------------------------------------------
Expenses:
   Research and development                         79,839         102,487           78,299
   Selling, general and administrative              62,625          92,731           74,273
-------------------------------------------------------------------------------------------
                                                   142,464         195,218          152,572
-------------------------------------------------------------------------------------------
     Operating income                              225,099         546,285          374,396
-------------------------------------------------------------------------------------------
Interest income                                     53,251          64,366           42,858
-------------------------------------------------------------------------------------------
     Income before income taxes                    278,350         610,651          417,254
-------------------------------------------------------------------------------------------
Provision for income taxes                          80,721         183,195          129,348
-------------------------------------------------------------------------------------------
     Net income                                   $197,629        $427,456         $287,906
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
Earnings per share:
-------------------------------------------------------------------------------------------
     Basic                                           $0.62           $1.35            $0.93
-------------------------------------------------------------------------------------------
     Diluted                                         $0.60           $1.29            $0.88
-------------------------------------------------------------------------------------------
Weighted average shares outstanding:
     Basic                                         317,215         316,924          310,953
     Diluted                                       328,538         332,527          328,002

Cash dividends per share                             $0.17           $0.13            $0.09
-------------------------------------------------------------------------------------------

See accompanying notes.

EXHIBIT 13.1-8

                          LINEAR TECHNOLOGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------
In thousands
-----------------------------------------------------------------------------------------------
JUNE 30, 2002 AND JULY 1, 2001                                     2002                    2001
Assets
Current assets:
   Cash and cash equivalents                                   $211,706                $321,106
   Short-term investments                                     1,340,324               1,227,896
   Accounts receivable, net of allowance for
        doubtful accounts of $1,302 ($803 in                     81,447                  89,836
        2001)
   Inventories:
        Raw materials                                             2,997                   6,990
        Work-in-process                                          22,941                  14,090
        Finished goods                                            3,004                   4,512
                                                                  -----                   -----
        Total inventories                                        28,942                  25,592
   Deferred tax assets                                           43,754                  43,482
   Prepaid expenses and other current assets                     21,408                  19,936
                                                                 ------                  ------
        Total current assets                                  1,727,581               1,727,848
                                                              ---------               ---------
Property, plant and equipment, at cost:
   Land, buildings and improvements                             140,468                 136,978
   Manufacturing and test equipment                             326,388                 316,501
   Office furniture and equipment                                 3,384                   3,343
                                                                  -----                   -----
                                                                470,240                 456,822
   Accumulated depreciation and amortization                   (209,388)               (167,596)
                                                              ---------               ---------
        Net property, plant and equipment                       260,852                 289,226
                                                                -------                 -------
        Total assets                                         $1,988,433              $2,017,074
                                                             ==========              ==========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                             $ 5,098                $ 10,615
   Accrued payroll and related benefits                          36,517                  65,930
   Deferred income on shipments to distributors                  46,168                  44,481
   Income taxes payable                                          63,354                  51,335
   Other accrued liabilities                                     17,860                  29,863
                                                                 ------                  ------
        Total current liabilities                               168,997                 202,224
                                                                -------                 -------
Deferred tax liabilities                                         37,982                  32,893
Commitments and Contingencies
Stockholders' equity:
   Preferred stock, $0.001 par value, 2,000 shares                   --                      --
   authorized, none issued or outstanding
   Common stock, $0.001 par value, 2,000,000
   shares authorized; 316,150 shares issued
   and outstanding at June 30, 2002 (318,908
   shares at July 1, 2001)                                          316                     319
   Additional paid-in capital                                   672,600                 607,883
   Retained earnings                                          1,108,538               1,173,755
                                                              ---------               ---------
     Total stockholders' equity                               1,781,454               1,781,957
                                                              ---------               ---------
     Total liabilities and stockholders' equity              $1,988,433              $2,017,074
                                                             ==========              ==========

-----------------------------------------------------------------------------------------------

See accompanying notes.
                                       32

EXHIBIT 13.1-9

                                               LINEAR TECHNOLOGY CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           INCREASE IN CASH AND CASH EQUIVALENTS

In thousands

THREE YEARS ENDED JUNE 30, 2002                                                    2002                2001                2000
                                                                                -----------         -----------         -----------
Cash flow from operating activities:
    Net income                                                                  $   197,629         $   427,456         $   287,906
    Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation and amortization                                                    46,261              35,788              24,958
    Changes in operating assets and liabilities:
            Decrease (increase) in accounts receivable                                8,389             (20,511)             (7,137)
            Decrease (increase) in inventories                                       (3,350)             (3,680)             (6,388)
            Decrease (increase) in deferred tax assets                                 (272)            (11,236)             (4,130)
            Decrease (increase) in prepaid expenses
              and other current assets                                               (1,472)             (8,874)              1,515
            Increase (decrease) in accounts payable,
              accrued payroll and other accrued liabilities                         (46,933)              4,135              39,866
            Increase (decrease) in deferred income
              on shipments to distributors                                            1,687               9,993                (976)
            Tax benefit from stock option transactions                               38,091              90,563             100,664
            Increase (decrease) in income taxes payable                              12,019              19,419               4,512
            Increase (decrease) in deferred tax liabilities                           5,089              16,511               1,537
                                                                                -----------         -----------         -----------

    Cash provided by operating activities                                           257,138             559,564             442,327
                                                                                -----------         -----------         -----------

Cash flow from investing activities:
   Purchase of  short-term investments                                             (961,041)         (1,722,358)           (793,631)
   Proceeds from sales and maturities of short-term
   investments                                                                      848,613           1,439,565             481,015
   Purchase of property, plant and equipment                                        (17,887)           (127,861)            (80,309)
                                                                                -----------         -----------         -----------

    Cash used in investing activities                                              (130,315)           (410,654)           (392,925)
                                                                                -----------         -----------         -----------

Cash flow from financing activities:
   Issuance of common shares under employee stock plans                              39,333              52,704              54,783
   Purchase of common stock                                                        (221,551)            (69,799)               --
   Payment of cash dividends                                                        (54,005)            (41,164)            (27,950)
                                                                                -----------         -----------         -----------

    Cash (used in) provided by financing activities                                (236,223)            (58,259)             26,833
                                                                                -----------         -----------         -----------
Increase (decrease) in cash and cash equivalents                                   (109,400)             90,651              76,235
Cash and cash equivalents, beginning of period                                      321,106             230,455             154,220
                                                                                -----------         -----------         -----------

Cash and cash equivalents, end of period                                        $   211,706         $   321,106         $   230,455
                                                                                ===========         ===========         ===========

Supplemental disclosures of cash flow information:
    Cash paid during the fiscal year for income taxes                           $    25,483         $    67,656         $    26,486
                                                                                -----------         -----------         -----------


See accompanying notes.

EXHIBIT 13.1-10

                                          LINEAR TECHNOLOGY CORPORATION
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
In thousands

THREE YEARS ENDED JUNE 30, 2002

                                                                                     Additional                         Total
                                                              Common Stock            Paid-In         Retained       Stockholders'
                                                            Shares      Amount        Capital         Earnings          Equity
                                                            -------   --------      --------          --------         --------
Balance at June 27, 1999                                    307,462   $312,027           ---          $594,767         $906,794
Issuance of common stock for cash under employee
   stock option and stock purchase plans                      7,705     54,783           ---               ---           54,783
Tax benefit from stock option transactions                      ---    100,664           ---               ---          100,664
Purchase and retirement of common stock                         ---        ---           ---               ---              ---
Net income                                                      ---        ---           ---           287,906          287,906
Cash dividends - $0.09 per share                                ---        ---           ---          (27,950)         (27,950)
                                                            -------   --------      --------          --------         --------

Balance at July 2, 2000                                     315,167    467,474           ---           854,723        1,322,197
                                                            -------   --------      --------          --------         --------
Issuance of common stock for cash under employee
   stock option and stock purchase plans                      5,291     52,704           ---               ---           52,704
Tax benefit from stock option transactions                      ---     90,563           ---               ---           90,563
Purchase and retirement of common stock                     (1,550)    (2,539)           ---          (67,260)         (69,799)
Reincorporation in Delaware                                     ---   (607,883)      607,883               ---
Net income                                                      ---        ---           ---           427,456          427,456
Cash dividends - $0.13 per share                                ---        ---           ---          (41,164)         (41,164)
                                                            -------   --------      --------          --------         --------

Balance at July 1, 2001                                     318,908        319       607,883         1,173,755        1,781,957
                                                            -------   --------      --------          --------         --------
Issuance of common stock for cash under employee
   stock option and stock purchase plans                      3,681          3        39,330               ---           39,333
Tax benefit from stock option transactions                      ---        ---        38,091               ---           38,091
Purchase and retirement of common stock                     (6,439)        (6)      (12,704)         (208,841)        (221,551)
Net income                                                      ---        ---           ---           197,629          197,629
Cash dividends - $0.17 per share                                ---        ---           ---          (54,005)         (54,005)
                                                            -------   --------      --------          --------         --------

Balance at June 30, 2002                                    316,150       $316      $672,600        $1,108,538      $1,781,454
                                                            =======   ========      ========        ==========      ===========

See accompanying notes.

EXHIBIT 13.1-11

                          LINEAR TECHNOLOGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. Description of business and significant accounting policies

Description of business and export sales

Linear Technology Corporation ("the Company") designs, manufactures and markets high performance linear integrated circuits. Applications for the Company's products include: telecommunications, cellular telephones, consumer, networking products, satellite systems, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, automotive electronics, factory automation, process control and military space systems.

Export sales by geographic area were as follows:

    In thousands
                                            2002          2001         2000
                                            ----          ----         ----
    Europe                               $102,413     $202,193     $143,204
    Japan                                  60,759      137,352       80,637
    Rest of the World                     163,019      188,129      158,520
                                         --------     --------     --------
    Total export sales                   $326,191     $527,674     $382,361
                                         ========     ========     ========


Basis of presentation

The Company's fiscal year ends on the Sunday nearest June 30. Fiscal 2002 was a 52 week period, fiscal year 2001 was a 52 week period, and fiscal year 2000 was a 53 week period. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant inter-company accounts and transactions. Accounts denominated in foreign currencies have been translated using the U.S. dollar as the functional currency.

In fiscal 2001 the Company changed its state of incorporation from California to Delaware. As a consequence of this change stockholders' equity has been expanded to include both common stock and additional paid-in capital in conformance with Delaware reporting requirements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Cash equivalents and short-Term investments

Cash equivalents are highly liquid investments with original maturities of three months or less. Investments with maturities over three months at the time of purchase are classified as short-term investments.

At June 30, 2002 and July 1, 2001, all of the Company's investments in debt securities were classified as available-for-sale, which means that, although the Company principally holds securities until maturity, they may be sold under certain circumstances. The debt securities are carried at amortized cost, which approximates fair market value, determined using quoted market prices for these securities. Realized and unrealized gains and losses from short-term investments were not material at any time during fiscal 2002, 2001 and 2000. At June 30, 2002 and July 1, 2001, the Company held no equity securities.


Concentrations of Credit Risk, Off Balance Sheet Risk and Contingencies

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

No single end customer has accounted for 10% or more of the Company's net sales. However, in given years, one or more distributors may account for 10% or more of the Company's net sales. One domestic distributor accounted for 16% of net sales and 17% of accounts receivable during fiscal 2002, one domestic distributor accounted for 12% of net sales and 13% of accounts recievable during fiscal 2001, and two distributors accounted for approximately 14% and 11% of net sales during fiscal 2000. Distributors are not end customers, but rather serve as a channel of sale to many end users of the Company's products. No other distributor or customer accounted for 10% or more of net sales for fiscal 2002, 2001 and 2000.

The Company's assets, liabilities and cash flows are predominately U.S. dollar denominated, including those of its foreign operations. However, the Company's foreign subsidiaries have certain assets, liabilities and cash flows that are subject to foreign currency risk. The Company considers this risk to be minor and, for the three years ended June 30, 2002, had not utilized derivative instruments to hedge foreign currency risk or for any other purpose. Gains and losses resulting from foreign currency fluctuations are recognized in income currently and were not material for all periods presented.

The Company is subject to contingencies, including legal proceedings arising out of a wide range of matters, including, among, others patent suits and employment claims. While it is impossible to ascertain the ultimate legal and financial liability with respect to these lawsuits, the Company believes that the aggregate amount of such liabilities, if any, will not have a material adverse effect on the consolidated financial position or results of operation of the Company.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market. Write-downs to reduce the carrying value of obsolete, slow moving and non-usable inventory to net realizable value are charged to cost of sales.

Property, plant and equipment

Net property, plant and equipment at June 30, 2002 was geographically distributed as follows: United States - $210,925,000 Malaysia - $28,149,000 Singapore - $21,752,000 and other - $26,000. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (3-7 years for equipment and 10-30 years for buildings and building improvements). Leasehold improvements are amortized over the shorter of the asset's useful life or the expected term of the lease.

Revenue Recognition

Revenue from product sales made directly to customers is recognized upon the transfer of title. Revenue from the Company's sales to domestic distributors is recognized under agreements which provide for certain sales price rebates and limited product return privileges. As a result, the Company defers recognition of such sales until the domestic distributors sell the merchandise. The Company relieves inventory and records a receivable on the initial sale to the distributor as title has passed to the distributor and payment is collected on the receivable within normal trade terms. The income to be derived from distributor sales is recorded under current liabilities on the balance sheet as "Deferred income on shipments to distributors" until such time as the distributor confirms a final sale to its end customer.

The Company's sales to international distributors are made under agreements which permit limited stock return privileges but not sales price rebates. Revenue on these sales is recognized upon shipment at which time title passes. The Company estimates international distributor returns based on historical data and current business expectations and defers a portion of international distributor sales and profits based on these estimated returns. Such amounts are classified in "Deferred income on shipments to distributors" on the accompanying balance sheet.

The Company's warranty policy provides for replacement of defective parts. Warranty expense historically has been negligible.

Stock Based Compensation

The Company accounts for stock-based awards to employees under the intrinsic value method and discloses in Note 4 the pro-forma effects of accounting for such awards under the fair value method.

Earnings Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated using the weighted average shares of common stock outstanding, plus the dilutive effect of stock options, calculated using the treasury stock method. The dilutive effect of stock options was 11,323,000, 15,603,000, and 17,049,000 shares for fiscal 2002, 2001, and 2000 respectively. The weighted average diluted common shares outstanding for fiscal 2002, 2001, and 2000 excludes the dilutive effect of approximately 16,433,000, 19,842,000, and 23,817,000 options, respectively, since such options have an exercise price in excess of the average market value of the Company's common stock during the fiscal year.

Comprehensive Income

Comprehensive income approximated net income for fiscal 2002, 2001, and 2000.


Segment Reporting

The Company competes in a single operating segment, and as a result, no segment information has been disclosed. Disclosures about products and services, geographical areas, and major customers are included above in Note 1 to the consolidated financial statements.

Recent Pronouncements

In June 2001, the FASB issued SFAS 141 "Business Combination" and SFAS 142 "Goodwill and Other Intangible Assets." SFAS 141 eliminates the pooling-of-interest method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after.) Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The
Company will adopt SFAS 142 for its fiscal year beginning July 1, 2002. The Company does not expect the adoption of SFAS 142 to have a significant effect on its financial positions or results of operations.

In October 2001, the FASB issued SFAS No. 143 "Accounting  for Asset  Retirement
Obligations." SFAS No. 143 requires that the fair value of retirement obligations be recognized as a liability when they are incurred and that the associated retirement costs be capitalized as a long-term asset and expensed over its useful life. The provisions of SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002. The Company does not expect that the adoption of SFAS No. 143 will have a significant effect on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144 "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," addressing financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for the fiscal year beginning July 1, 2002. The Company does not expect that the adoption of the Statement will have a significant impact on the Company's financial position and results of operations. The shutdown of the Company's 4-inch wafer fabrication facility in January 2002 did not result in any impairment charges as the charges had been previously anticipated and provided for in the financial statements.

2. Short-term Investments

Short-term investments as of June 30, 2002 and July 1, 2001 were as follows:

In thousands                                    2002           2001
                                                ----           ----
Municipal bonds                             $727,884       $690,288
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                   409,116        396,861
Corporate debt securities and other          203,324        140,747
                                           ---------      ---------
                                          $1,340,324     $1,227,896

The contractual maturities of short-term investments at June 30, 2002 were as follows: one year or less - $290,017, one year to three years - $1,050,307. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

3. Lease commitments

The Company leases certain of its facilities under operating leases, some of which have options to extend the lease period. In addition, the Company has entered into long-term land leases for the sites of its Singapore and Malaysia manufacturing facilities.

At June 30, 2002, future minimum lease payments under non-cancelable operating leases having an initial term in excess of one year were as follows: fiscal 2003: $2,911,000; fiscal 2004: $2,595,000; fiscal 2005: $2,344,000; fiscal 2006:
$2,065,000; fiscal 2007: $1,436,000; and thereafter: $3,139,000.

Total rent expense was  $3,418,000,  $2,252,064,  and $2,045,000 in fiscal 2002,
2001 and 2000, respectively.

4. Employee benefit plans

Stock Option Plans

The Company has stock option plans under which options to purchase shares of the Company's common stock may be granted to employees and directors at a price no less than the fair market value on the date of the grant. At June 30, 2002, the total authorized number of shares under all plans was 169,000,000. Options become exercisable over a five-year period (generally 10% every six months.) All options expire ten years after the date of the grant.

Stock option transactions during the three years ended June 30, 2002 are summarized as follows:

                                                   Stock           Weighted-
                                                  Options           Average
                                                Outstanding     Exercise Price

Outstanding options, June 27, 1999              44,170,390        $11.28
                                                ----------

Granted                                          3,812,200         37.62
Forfeited                                         (558,070)        17.57
Exercised                                       (7,535,600)         6.73
                                                ----------
Outstanding options, July 2, 2000               39,888,920        $14.70
                                                ----------

Granted                                          7,835,650         46.61
Forfeited                                         (764,780)        22.55
Exercised                                       (5,164,470)         9.14
                                                ----------
Outstanding options, July 1, 2001               41,795,320        $21.21
                                                ----------

Granted                                          1,838,000         38.96
Forfeited                                       (1,220,650)        33.19
Exercised                                       (3,519,710)         9.69
                                                ----------
Outstanding options, June 30, 2002              38,892,960        $22.72
                                                ==========

The following table sets forth certain information with respect to employee stock options outstanding and exercisable at June 30, 2002:

                                                                Weighted
                                                                Average
                                                  Weighted     Remaining                       Weighted
                               Stock Options      Average     Contractual         Stock        Average
 Range of Exercise Prices       Outstanding       Exercise       Life            Options       Exercise
                                                   Price       (Years)         Exercisable      Price
$ 2.80   -  $  8.53              9,305,880         $5.94        3.22             9,305,880       $5.94
$ 8.54   -  $ 17.00             12,445,440         13.51        5.46            10,033,380       13.43
$ 17.01  -  $ 40.90             11,350,290         32.35        7.76             4,403,640       29.49
$ 40.91  -  $ 55.88              5,791,350         50.56        8.09             1,904,775       50.13
                                ----------                                      ----------
$ 2.80   - $55.88               38,892,960        $22.72        5.99            25,647,675      $16.19
                                ==========                                      ==========

Stock purchase plan

The Company's stock purchase plan ("ESPP") permits eligible employees to purchase common stock through payroll deductions at the lower of 85% of the fair market value of common stock at the beginning or end of each six month offering period. The offering periods commence on approximately May 1 and November 1 of each year. At June 30, 2002, the shares reserved for issuance under this plan totaled 8,400,000 and 7,278,676 shares had been issued under this plan. During fiscal 2002, 161,130 shares were issued at a weighted-average price of $33.09 per share pursuant to this plan.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

The following table summarizes pro forma net income and pro forma earnings per share, as if the Company had elected to recognize compensation expense for its employee stock plans under the fair value method instead of the intrinsic value method (in thousands, except per share amounts):

                                      2002              2001             2000
                                      ----              ----             ----
    Pro forma net income            $131,936          $366,063         $247,009
    Pro forma earnings per
    share:
         Basic                         $0.42             $1.16            $0.79
         Diluted                       $0.40             $1.10            $0.75

For purposes of the pro forma information, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions (the fair value of shares issued under the Company's ESPP was not significant for all periods presented):

                                2002        2001        2000
                                ----        ----        ----
   Expected lives                6.1         6.5         6.5
   Expected volatility          69.0%       65.8%       59.1%
   Dividend yields               0.5%        0.2%        0.3%
   Risk free interest
   rates                         4.4%        5.0%        5.9%

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

Using the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted in fiscal 2002, 2001 and 2000 was $25.59, $31.64 and $24.26 per share, respectively. For the purposes of the pro forma information, the estimated fair values of the employee stock options are amortized to expense using the straight-line method over the vesting period.

Retirement Plan

The Company has established a 401(k) retirement plan for its qualified U.S. employees. Profit sharing contributions made by the Company to this plan were approximately $8,873,000, $11,857,000 and $9,818,000 in fiscal 2002, 2001 and
2000, respectively.

5.  Income taxes

The components of income before income taxes are as follows:

In thousands                                                            2002             2001              2000
United States operations                                            $245,830         $541,112          $361,834
Foreign operations                                                    32,520           69,539            55,420
                                                                    --------         --------          --------
                                                                    $278,350         $610,651          $417,254
                                                                    ========         ========          ========

The provision for income taxes consists of the following:

In thousands                                                            2002             2001              2000
United States federal:
Current                                                              $66,465         $155,390          $118,917
Deferred                                                               4,751            4,747           (2,219)
                                                                     -------         --------          --------
                                                                      71,216          160,137           116,698
                                                                     -------         --------          --------
State:
Current                                                                5,923           14,229            8,575
Deferred                                                                  66              528             (374)
                                                                     -------         --------          --------
                                                                       5,989           14,757             8,201
                                                                     -------         --------          --------

Foreign-Current                                                        3,516            8,301             4,449
                                                                     -------         --------          --------

                                                                     $80,721         $183,195          $129,348
                                                                     =======         ========          ========

Actual current federal and state tax liabilities are lower than the amounts reflected above by the tax benefit from stock option activity of approximately $38,091,000, $90,563,000, and $100,664,000, for fiscal 2002, 2001, and 2000, respectively. The tax benefit from stock option activity is recorded as a reduction in current income taxes payable and an increase in additional paid-in capital.

The provision for income taxes reconciles to the amount computed by applying the statutory U.S. Federal rate of 35% to income before income taxes as follows:

In thousands                                                            2002             2001              2000

Tax at U.S. statutory rate                                           $97,423         $213,728          $146,039
State income taxes, net of federal benefit                             3,894            9,592             5,331
Earnings of foreign subsidiaries subject to lower rates              (5,069)         (10,230)          (10,400)
Tax-exempt interest income                                          (10,850)         (11,908)           (8,934)
FSC benefits                                                              -          (13,224)           (4,042)
Other                                                                (4,677)          (4,763)             1,354
                                                                     -------   --------------      ------------

                                                                    $80,721         $183,195          $129,348
                                                                   =========       ==========        =========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities recorded in the balance sheet as of June 30, 2002 and July 1, 2001 are as follows:

In thousands                                             2002             2001

Deferred tax assets:
  Inventory valuation                                 $17,680          $12,410
  Deferred income on shipments to distributors         17,236           16,606
  State income taxes                                    2,098            5,165
  Non-deductible accrued benefits                       1,954            2,523
  Other                                                 4,786            6,778
                                                      -------          -------
     Total deferred tax assets                         43,754           43,482
                                                      -------          -------

Deferred tax liabilities:
   Depreciation and amortization                       11,642           10,234
   Unremitted earnings of subsidiaries                 26,340           22,659
                                                      -------          -------
      Total deferred tax liabilities                   37,982           32,893
                                                      -------          -------

  Net deferred tax assets                              $5,772          $10,589
                                                      =======          =======

The Company has a tax holiday in Singapore which is effective through September 2004. The Company's Malaysia tax holiday is effective through July 2005.

The impact of the Singapore and Malaysia tax holidays was to increase net income by approximately $4,328,000 ($0.01 per diluted share) in fiscal 2002, $11,669,000 ($0.04 per diluted share) in fiscal 2001, and $9,320,000 ($0.03 per diluted share) in fiscal 2000. The Company does not provide a residual U.S. tax on a portion of the undistributed earnings of its Singapore and Malaysia subsidiaries, as it is the Company's intention to permanently invest these earnings overseas. Should these earnings be remitted to the U.S. parent, additional U.S. taxable income would be approximately $191,814,000.

The Company is currently under audit by the Internal Revenue Service for periods beginning July 1, 1996 and June 30, 1997. Management believes that an adequate amount of taxes and related interest and penalty, if any, have been provided for any adjustment that may result from these years.

EXHIBIT 13.1-19

Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders of Linear Technology Corporation

We have audited the accompanying consolidated balance sheets of Linear Technology Corporation as of June 30, 2002 and July 1, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linear Technology Corporation at June 30, 2002 and July 1, 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States.



                                                           /s/ Ernst & Young LLP


San Jose, California
July 19, 2002