Form 10-K, Exhibit 13
period 2003-06-29
LINEAR TECHNOLOGY CORP /CA/
filed 2003-09-12
CIK 791907

Exhibit 13.2

                                  CERTIFICATION

I, Paul Coghlan, certify that:

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


Date: September 12, 2003

                                          /s/ Paul Coghlan
                                          -------------------------------
                                          Paul Coghlan
                                          Vice President of Finance and Chief
                                          Financial Officer (Principal Financial
                                          Officer and Principal
                                          Accounting Officer)

                                       39